As filed with the Securities and Exchange Commission on September 7, 1995
                                                     Registration No. 33-62001

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          -----------------------------

                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          -----------------------------

                            SPECIALTY RETAILERS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                               5311                           04-3034294
(STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)       IDENTIFICATION NUMBER)

                                10201 MAIN STREET
                              HOUSTON, TEXAS 77025
                            TELEPHONE: (713) 667-5601
                        (ADDRESS, INCLUDING ZIP CODE, AND
                    TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                          -----------------------------

                                 MR. CARL TOOKER
                                10201 MAIN STREET
                              HOUSTON, TEXAS 77025
                            TELEPHONE: (713) 667-5601
                       (NAME, ADDRESS, INCLUDING ZIP CODE,
                        AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)

                                    COPY TO:
                                  LANCE C. BALK
                                KIRKLAND & ELLIS
                              153 EAST 53RD STREET
                          NEW YORK, NEW YORK 10022-4675
                            TELEPHONE: (212) 446-4800

                          -----------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after this Registration Statement becomes effective.

               If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

               The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                              CROSS REFERENCE SHEET

                    PURSUANT TO ITEM 501(B) OF REGULATION S-K
                  SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                     REQUIRED BY ITEMS OF PART I OF FORM S-4

              REGISTRATION STATEMENT
              ITEM NUMBER AND CAPTION                              CAPTION OR LOCATION IN PROSPECTUS
              -----------------------                              ---------------------------------
1.  FOREPART OF REGISTRATION STATEMENT AND OUTSIDE
    FRONT COVER PAGE OF PROSPECTUS..........................  OUTSIDE FRONT COVER PAGE

2.  INSIDE FRONT AND OUTSIDE BACK COVER PAGES OF
    PROSPECTUS..............................................  INSIDE FRONT COVER PAGE; OUTSIDE BACK COVER
                                                              PAGE
3.  RISK FACTORS, RATIO OF EARNINGS TO FIXED CHARGES
    AND OTHER  INFORMATION..................................  PROSPECTUS SUMMARY; THE COMPANY; RISK
                                                              FACTORS; SELECTED HISTORICAL AND PRO FORMA
                                                              FINANCIAL DATA

4.  TERMS OF THE TRANSACTION................................  OUTSIDE FRONT COVER PAGE; PROSPECTUS SUMMARY;
                                                              THE EXCHANGE OFFER; DESCRIPTION OF NEW
                                                              SECURITIES; CERTAIN FEDERAL INCOME TAX
                                                              CONSEQUENCES

5.  PRO FORMA FINANCIAL INFORMATION.........................  SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

6.  MATERIAL CONTRACTS WITH THE COMPANY BEING
    ACQUIRED................................................  INAPPLICABLE

7.  ADDITIONAL INFORMATION REQUIRED.........................  INAPPLICABLE

8.  INTERESTS OF NAMED EXPERTS AND COUNSEL..................  LEGAL MATTERS; EXPERTS

9.  DISCLOSURE OF COMMISSION POSITION ON
    INDEMNIFICATION FOR SECURITIES ACT LIABILITIES..........  INAPPLICABLE

10. INFORMATION WITH RESPECT TO S-3 REGISTRANTS.............  INAPPLICABLE

11. INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.......  INAPPLICABLE

12. INFORMATION WITH RESPECT TO S-3 OR S-2 REGISTRANTS......  INAPPLICABLE

13. INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.......  INAPPLICABLE

14. INFORMATION WITH RESPECT TO REGISTRANTS OTHER THAN
    S-3 OR S-2 REGISTRANTS..................................  OUTSIDE FRONT COVER PAGE; PROSPECTUS SUMMARY;
                                                              RISK FACTORS; USE OF PROCEEDS; CAPITALIZATION;
                                                              SELECTED HISTORICAL AND PRO FORMA FINANCIAL
                                                              DATA; MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                                              FINANCIAL CONDITION AND RESULTS OF OPERATIONS;
                                                              BUSINESS; MANAGEMENT; PRINCIPAL STOCKHOLDERS;
                                                              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                                       i

15. INFORMATION WITH RESPECT TO S-3 COMPANIES...............  INAPPLICABLE

16. INFORMATION WITH RESPECT TO S-3 OR S-2 COMPANIES........  INAPPLICABLE

17. INFORMATION WITH RESPECT TO COMPANIES OTHER THAN
    S-3 OR S-2 COMPANIES....................................  INAPPLICABLE

18. INFORMATION IF PROXIES, CONSENTS OR AUTHORIZATIONS
    ARE TO BE SOLICITED.....................................  INAPPLICABLE



19. INFORMATION IF PROXIES, CONSENTS OR AUTHORIZATIONS
    ARE NOT TO BE SOLICITED OR IN AN EXCHANGE OFFER.........  OUTSIDE FRONT COVER PAGE OF PROSPECTUS;
                                                              SUMMARY; PRINCIPLE STOCKHOLDERS; CERTAIN
                                                              RELATIONSHIPS AND RELATED TRANSACTIONS; THE
                                                              EXCHANGE OFFER

******************************************************************************
*    Information contained herein is subject to completion or amendment. A   *
*    registration statement relating to these securities has been filed      *
*    with the Securities and Exchange Commission. These securities may not   *
*    be sold nor may offers to buy be accepted prior to the time the         *
*    registration statement becomes effective. This prospectus shall not     *
*    constitute an offer to sell or the solicitation of an offer to buy nor  *
*    shall there be any sale of these securities in any State in which such  *
*    offer, solicitation or sale would be unlawful prior to registration or  *
*    qualification under the securities laws of any such State.              *
******************************************************************************
                  SUBJECT TO COMPLETION, DATED AUGUST 22, 1995
PROSPECTUS
                         SPECIALTY RETAILERS, INC.

                           OFFER TO EXCHANGE ITS
              11% SERIES D SENIOR SUBORDINATED NOTES DUE 2003
                     FOR ANY AND ALL OF ITS OUTSTANDING
              11% SERIES C SENIOR SUBORDINATED NOTES DUE 2003

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER __,
                             1995, UNLESS EXTENDED.

               Specialty Retailers, Inc., a Delaware corporation (" SRI" or the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 11% Series D Senior Subordinated Notes due 2003 (the "New Securities"), which will have been registered under the Securities Act of 1933, as amended (the "Securities Act") pursuant to a Registration Statement (as defined herein) of which this Prospectus is a part, for each $1,000 principal amount of its outstanding 11% Series C Senior Subordinated Notes due 2003 (the "Old Securities"). The form and terms of the New Securities are the same as the form and terms of the Old Securities (which they replace) except that the New Securities will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer. The New Securities will evidence the same debt as the Old Securities (which they replace) and will be issued under and be entitled to the benefits of the indenture governing the Old Securities dated July 27, 1995 (the "Indenture"). See "The Exchange Offer" and "Description of New Securities."

               The Company will accept for exchange any and all Old Securities validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on October __, 1995, unless extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Old Securities may be withdrawn at any time prior to 5:00 p.m. on the Expiration Date. The Exchange Offer is subject to certain customary conditions. The Old Securities were sold by the Company on July 27, 1995 to the Initial Purchaser (as defined herein) in transactions not registered under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act. The Initial Purchaser subsequently placed the Old Securities with qualified institutional buyers in reliance upon Rule 144A under the Securities Act. Accordingly, the Old Securities may not be reoffered, resold or otherwise transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. The New Securities are being offered hereunder in order to satisfy the obligations of the Company under the Registration Rights Agreement (as defined herein). See "The Exchange Offer."

               Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Company believes the New Securities issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Securities are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such New Securities. See "The Exchange Offer - Purpose and Effect of the Exchange Offer" and "-Resale of the New Securities." Each broker-dealer that receives New Securities for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a Prospectus in connection with any resale of such New Securities. The Letter of Transmittal states that by so acknowledging and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Securities received in exchange for Old Securities where such Old Securities were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

               Holders of Old Securities not tendered and accepted in the Exchange Offer will continue to hold such Old Securities and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Indenture and with respect to transfer under the Securities Act. The Company will pay all the expenses incurred by it incident to the Exchange Offer. See "The Exchange Offer."

               There has not previously been any public market for the Old Securities or the New Securities. The Company does not intend to list the New Securities on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the New Securities will develop. See "Risk Factors - Lack of a Public Market." Moreover, to the extent that Old Securities are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Securities could be adversely affected.

               SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR A DESCRIPTION OF CERTAIN RISKS TO BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD SECURITIES IN THE EXCHANGE OFFER.
                          -----------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS ________, 1995.

               The New Securities will be available initially only in book-entry form. The Company expects that the New Securities issued pursuant to this Exchange Offer will be issued in the form of Global Securities (as defined herein), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Securities representing the New Securities will be shown on, and transfers there to qualified institutional buyers will be effected through, records maintained by the Depositary and its participants. After the initial issuance of the Global Securities, New Securities in certificated form will be issued in exchange for the Global Securities on the terms set forth in the Indenture. See "Description of New Securities - Book-Entry, Delivery and Form."

                          -----------------------------

               NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE NEW SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE NEW SECURITIES TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HERETO.

               Until December __, 1995, (90 days after commencement of the Exchange Offer), all dealers effecting transactions in the New Securities, whether or not participating in the Exchange Offer, may be required to deliver a Prospectus.

                                TABLE OF CONTENTS

                                         PAGE                                                                    PAGE
                                         ----                                                                    ----
Available Information...................    2                    Beneficial Ownership ...........................  42
Prospectus Summary......................    4                    Certain Relationships and Related Transactions..  44
The Company.............................   15                    Description of Certain Indebtedness.............  45
Risk Factors............................   16                    Description of New Securities...................  47
Use of Proceeds.........................   18                    The Exchange Offer..............................  65
Capitalization..........................   19                    Certain Federal Income Tax
Selected Historical and Pro Forma                                  Consequences..................................  72
  Financial Data........................   20                    Plan of Distribution............................  73
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.........................   23                    Legal Matters...................................  74
Business of the Company.................   29                    Experts.........................................  74
Management..............................   34                    Index to Consolidated Financial  Statements..... F-1

                             AVAILABLE INFORMATION

               The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act, for the registration of the New Securities offered hereby (the "Registration Statement"). This Prospectus, which constitutes a part of the Registration Statement, contains a description of all material matters related to the Exchange Offer but does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the New Securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and financial statements and notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                                        2

               The Company is subject to the information requirements of the Securities and Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Such reports and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its public reference facilities in New York, New York and Chicago, Illinois at prescribed rates.

               In the event that the Company ceases to be subject to the information requirements of the Exchange Act, the Company has agreed that, so long as the Old Securities or the New Securities remain outstanding, it will file with the Commission and distribute to the holders of the Old Securities or the New Securities, as applicable, copies of the financial information that would have been contained in such annual reports and quarterly reports, including management's discussion and analysis of financial condition and results of operations, that the Company would have been required to file with the Commission pursuant to the Exchange Act. Such financial information shall include annual reports containing consolidated financial statements and notes thereto, together with an opinion thereon expressed by an independent public accounting firm, as well as quarterly reports containing unaudited consolidated condensed financial statements for the first three quarters of each fiscal year. The Company will also make such reports available to prospective purchasers of the New Securities or the Old Securities, as applicable, securities analysts and broker-dealers upon their request. In addition, the Company has agreed that for so long as any of the Old Securities remain outstanding it will make available to any prospective purchaser of the Old Securities or beneficial owner of the Old Securities in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act, until such time as the Company has either exchanged the Old Securities for the New Securities or until such time as the holders thereof have disposed of such Old Securities pursuant to an effective registration statement filed by the Company.

                                        3

                               PROSPECTUS SUMMARY

               THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THE COMPANY'S FISCAL YEAR ENDS ON THE SATURDAY NEAREST TO JANUARY 31 IN THE FOLLOWING CALENDAR YEAR. REFERENCES TO YEARS MEAN THE COMPANY'S FISCAL YEAR. FOR EXAMPLE, REFERENCES TO "1994" MEAN THE FISCAL YEAR ENDED JANUARY 28, 1995.

                                   THE COMPANY

               Specialty Retailers, Inc. ("SRI" or the "Company") operates family apparel stores primarily under the names "Bealls", "Palais Royal" , "Stage" and "Fashion Bar" offering branded fashion apparel and accessories for women, men and children. During 1993, at the direction of the shareholders of SRI, SRI became a wholly-owned subsidiary of Apparel Retailers, Inc. ("ARI"). ARI has no operations of its own and its primary asset is the common stock of SRI.

               The Company currently operates 248 stores in thirteen states primarily throughout the central United States. The Company's stores are typically between eighteen and thirty thousand square feet in size which is smaller than typical department stores yet larger than most specialty stores. The store format allows the Company to operate in either small towns and communities with as few as fifteen thousand people or large metropolitan and suburban areas. The Company's store format is large enough to offer apparel and accessories for all members of the family yet small enough to allow for strategic location in rural markets or in numerous, convenient locations in metropolitan and suburban areas.

               The Company believes that its store format, merchandising strategy and management systems have enabled it to develop a strong franchise in all of its trading areas. The Company believes that its ability to operate stores profitably in markets with as few as fifteen thousand people is an important competitive advantage over department stores, which are generally unable to operate profitably in small communities. In addition, the Company's stores have an advantage over locally operated retailers due to the Company's ability to offer a broader and better assortment of continuously replenished, branded merchandise at everyday fair prices. In larger communities, the Company's retailing concept differentiates it from both department and specialty stores. As compared to department stores, the Company offers multiple convenient locations and better customer service. As compared to specialty stores, the Company's stores offer more leading brand names and a greater assortment of merchandise. All of the Company's stores have several distinctive features such as store size, layout and location, merchandise strategy and personalized customer service, which are designed to provide a convenient shopping experience and to build strong customer loyalty.

RETAIL CONCEPT

               The Company has successfully implemented its retail concept with an emphasis on management systems and technology, centralized decision making and tight control of operating expenses. The Company believes that its distinctive retail concept and strong operating systems have positioned the Company for future growth with only incremental increases in overhead expenses. The following features distinguish the Company from other apparel retailers:

               ABILITY TO OPERATE PROFITABLY IN SMALLER MARKETS. The Company's store format and locations are designed to offer a convenient and efficient shopping experience for customers. The stores are typically between eighteen thousand and thirty thousand square feet in size, which is smaller than typical department stores yet larger than most specialty stores. The Company's store format is large enough to offer branded apparel and accessories for all members of the family and small enough to allow for profitable strategic location either in rural markets where the Company faces lower levels of competition, or in numerous, convenient locations in metropolitan/suburban areas. The Company's smaller market stores generally experience higher profit margins due to lower levels of competition.

               EFFECTIVE MERCHANDISING STRATEGY. The Company's merchandising strategy focuses on the traditionally higher margin merchandise categories of women's, men's and children's apparel and accessories offered at an everyday fair price. Sales associates are encouraged to adopt a "can do" attitude in order to "exceed a customer's expectations". The Company offers a selected assortment of branded first-quality, moderately priced merchandise which is divided into distinct departments including, misses, men's, boy's, shoes, intimate apparel, juniors, children's, accessories, cosmetics and gifts. Merchandise mix may vary significantly from store to store to accommodate differing demographic factors. The Company offers leading national brand names such as Liz Claiborne,
                                        4

Haggar, Guess, Hanes, Nike and Reebok and other moderately priced, high quality brands. The Company's buyers are constantly evaluating new vendors and the market for unique merchandise. Each buyer is responsible for specific merchandise categories in order to enhance his or her knowledge of the related vendors and the merchandise generally available. The Company may augment its merchandise presentation with private label product based on opportunities to maximize mix. This focused buying approach, combined with the Company's in-depth understanding of each of its individual markets and its highly automated merchandise allocation system, enables the Company to keep each of its stores stocked with a broad, frequently replenished assortment of high quality merchandise that has been finely tuned to meet the fashion needs of its customers. The Company's management believes that the combination of the size and experience base of its buyer group, its strong merchandising systems and its participation in the Associated Merchandising Corporation ("AMC") buying cooperative allows the Company to compete effectively with department and specialty stores.

               EMPHASIS ON CUSTOMER SERVICE. Providing excellent customer service through stores staffed with highly trained and motivated sales associates is a primary corporate objective. The Company has implemented its "Team One" operating format in many of its smaller stores which focuses employees on selling and customer service during peak hours while handling non-customer oriented tasks such as shipping/receiving and security tagging during off-peak hours. The Company monitors the quality of its customer service and actively solicits feedback by conducting over 1,700 telephone surveys with customers each month. The Company believes that its strong customer service is a significant competitive advantage over department stores which generally offer lower levels of customer service. The Company's private label credit card program includes over 1.5 million active accounts and comprised approximately 55% of net sales during the first six months of 1995. The Company communicates with its private label credit cardholders through targeted mailings.

               STRONG OPERATING SYSTEMS AND TECHNOLOGY. The Company supports its retail concept with highly automated, integrated systems in such areas as merchandising, sales promotion, credit, personnel management, store design, accounting and distribution. The Company believes that its automated systems provide it with a significant competitive advantage over competitors that lack similar capabilities. For example, the Company has developed and has begun to utilize an automated store personnel scheduling system which analyzes historical hourly sales trends to schedule sales personnel accordingly. This system optimizes labor costs while producing a higher level of customer service. The Company believes that these systems increase sales per square foot, reduce markdowns and overhead and create important efficiencies and cost savings in the most labor intensive areas of the business. The Company's merchandising systems assist merchandise planners in allocating inventory to each store based on its specific attributes and recent sales trends. Additional systems allow the Company to efficiently transfer slow moving merchandise to stores selling such items more rapidly, identify merchandise requiring mark downs and maintain in-stock positions in basic items such as hosiery and jeans. These systems have enabled the Company to better manage its inventory while reducing costs.

GROWTH STRATEGY

               The following are the primary elements of the Company's growth strategy:

               CONTINUED MARGIN IMPROVEMENTS THROUGH AUTOMATED MERCHANDISE ALLOCATION. The Company believes it can increase sales and profitability through automated inventory planning, allocation and transfer systems. During the past four years, the Company has devoted significant computer programming resources to the design and development of its automated, algorithm-based merchandise allocation and transfer systems. These systems allow specific merchandise to be allocated and, if necessary, transferred to stores where it is being more rapidly sold. By continuing to maximize in-stock positions by merchandise classification, the Company believes that the use of this proprietary system should continue to increase sales and reduce markdowns, thereby improving margins.

               NEW STORE OPENINGS IN SMALLER MARKETS. The Company has identified locations in both its existing and new markets which are potential sites for new stores. Such sites are primarily located in smaller communities, where the Company experiences its highest margins and where the Company believes it has a competitive advantage over local retailers and where it is also difficult for larger department stores to profitably operate. In addition, expansion into existing markets may be accomplished at a lower cost, as the Company can utilize its existing systems such as merchandising, credit, distribution and store personnel scheduling in these markets, thereby minimizing the incremental cost of opening new stores.
                                       5

               MAKING SELECTED STRATEGIC ACQUISITIONS. The Company believes that it can continue to benefit from selected strategic acquisitions by (i) consolidating overhead functions, (ii) introducing its superior management systems and (iii) applying its merchandising, sales and customer service methods to acquired retail concerns. The Company believes that such acquisitions will allow it to improve overall profitability by amortizing its fixed cost structure over a larger revenue base and by improving sales per square foot and profitability of acquired small town stores. The Company believes that retail chains operating in small towns offer attractive acquisition opportunities, as such markets typically have only limited competition from locally owned retailers and little or no competition from regional department stores. During 1994, this strategy resulted in the acquisition of forty-five store leases from the Beall-Ladymon Corporation ("Beall-Ladymon"), located primarily in Louisiana, Arkansas and Mississippi. See Note 1 to the Consolidated Financial Statements.

                                        6

                           THE OLD SECURITIES OFFERING

Series C Notes......................   The Old Securities were sold by the
                                       Company on July 27, 1995 (the "Offering") to Donaldson, Lufkin & Jenrette
                                       Securities Corporation (the "Initial
                                       Purchaser"), pursuant to a Purchase
                                       Agreement dated July 20, 1995 (the
                                       "Purchase Agreement"). The Initial
                                       Purchaser subsequently resold the Old
                                       Securities to qualified institutional
                                       buyers pursuant to Rule 144A under the
                                       Securities Act.

Registration Rights
Agreement...........................   Pursuant to the Purchase Agreement, the
                                       Company and the Initial Purchaser entered into a Registration Right Agreement dated
                                       July 27, 1995 (the "Registration Rights
                                       Agreement"), which grants the holders of the Old Securities certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange rights which terminate upon the consummation of the Exchange Offer.

                               THE EXCHANGE OFFER

Securities Offered..................   $18,250,000 in aggregate principal amount
                                       of 11% Series D Senior Subordinated Notes
                                       due 2003.
The Exchange
Offer...............................   $1,000 principal amount of the New
                                       Securities in exchange for each $1,000
                                       principal amount of Old Securities. As of the date hereof, $18,250,000 in aggregate principal amount of Old Securities are outstanding. The Company will issue the New Securities to holders on or promptly after the Expiration Date.

                                       Based on an interpretation by the staff
                                       of the Commission set forth in no-action letters issued to third parties, the Company believes that the New Securities issued pursuant to the Exchange Offer in exchange for Old Securities may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
                                       Act) without compliance with the
                                       registration and prospectus delivery
                                       provisions of the Securities Act,
                                       provided that such New Securities are
                                       acquired in the ordinary course of such
                                       holder's business and that such holder
                                       does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such New Securities.

                                       Each broker-dealer that receives New
                                       Securities for its own account pursuant
                                       to the Exchange Offer must acknowledge
                                       that it will deliver a Prospectus in
                                       connection with any resale of such New
                                       Securities. The Letter of Transmittal
                                       states that by so acknowledging and by
                                       delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Securities received in exchange for Old Securities where such Old Securities were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

                                        7

                                       Any holder who tenders in the Exchange
                                       Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Securities could not rely on the position of the staff of the Commission enunciated in EXXON CAPITAL HOLDINGS CORPORATION (available April 13, 1989) or similar no-action letters and, in the absence of any exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.

Expiration Date.....................   5:00 p.m., New York City time, on
                                       October __ , 1995 unless the Exchange
                                       Offer is extended, in which case the term
                                       "Expiration Date" means the latest date
                                       and time to which the Exchange Offer is
                                       extended.

Accrued Interest
on the New
Securities and Old
Securities..........................   Each New Security will bear interest from
                                       its issuance date. Holders of Old
                                       Securities that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the issuance date of the New Securities. Such interest will be paid with the first interest payment on the New Securities.
                                       Interest on the Old Securities accepted
                                       for exchange will cease to accrue upon
                                       issuance of the New Securities.

Conditions to the
Exchange Offer......................   The Exchange Offer is subject to certain
                                       customary conditions, which may be waived by the Company. See "The Exchange
                                       Offer--Conditions."

Procedures for
Tendering Old
Securities..........................   Each holder of Old Securities wishing to
                                       accept the Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of
                                       Transmittal, or such facsimile, together with the Old Securities and any other required documentation to the Exchange
                                       Agent (as defined herein) at the address set forth herein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the New Securities acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New
                                       Securities, whether or not such person is the holder, that neither the holder nor any such person has any arrangement or understanding with any person to participate in the distribution of such New Securities and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act. See "The Exchange
                                       Offer--Purpose and Effect of the Exchange
                                       Offer" and "--Procedures for Tendering."

Untendered Old
Securities.........................    Following the consummation of the
                                       Exchange Offer, holders of Old Securities eligible to participate but who do not tender their Old Securities will not have any further registration rights and such Old Securities will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Securities could be adversely affected.

                                        8
Consequences of
Failure to
Exchange............................   The Old Securities that are not exchanged
                                       pursuant to the Exchange Offer will
                                       remain restricted securities.
                                       Accordingly, such Old Securities may be
                                       resold only (i) to the Company, (ii)
                                       pursuant to Rule 144A under the
                                       Securities Act or pursuant to some other exemption under the Securities Act, (iii) outside the United States to a foreign person pursuant to the requirements of Rule 904 under the Securities Act or (iv) pursuant to an effective registration statement under the Securities Act. See
                                       "The Exchange Offer-Consequences of
                                       Failure to Exchange."

Shelf Registration
Statement...........................   If any holder of the Old Securities
                                       (other than any such holder which is an
                                       "affiliate" of the Company within the
                                       meaning of Rule 405 under the Securities
                                       Act) is not eligible under applicable
                                       securities laws to participate in the
                                       Exchange Offer and such holder has
                                       satisfied certain conditions relating to
                                       the provision of information to the
                                       Company for use therein, the Company has
                                       agreed to register the Old Securities on
                                       a shelf registration statement (the
                                       "Shelf Registration Statement") and use
                                       its best efforts to cause it to be
                                       declared effective by the Commission as
                                       promptly as practical on or after the
                                       consummation of the Exchange Offer. The
                                       Company has agreed to maintain the
                                       effectiveness of the Shelf Registration
                                       Statement for, under certain
                                       circumstances, a maximum of three years,
                                       to cover resales of the Old Securities
                                       held by any such holders.
Special Procedures
for Beneficial
Owners..............................   Any beneficial owner whose Old Securities
                                       are registered in the name of a broker-
                                       dealer, commercial bank, trust company or
                                       other nominee and who wishes to tender
                                       should contact such registered holder
                                       promptly and instruct such registered
                                       holder to tender on such beneficial
                                       owner's behalf. If such beneficial owner
                                       wishes to tender on such owner's own
                                       behalf, such owner must, prior to
                                       completing and executing the Letter of
                                       Transmittal and delivering its Old
                                       Securities, either make appropriate
                                       arrangements to register ownership of the
                                       Old Securities in such owner's name or
                                       obtain a properly completed bond power
                                       from the registered holder. The transfer
                                       of registered ownership may take
                                       considerable time.
Guaranteed
Delivery
Procedures..........................   Holders of Old Securities who wish to
                                       tender their Old Securities and whose Old
                                       Securities are not immediately available or who cannot deliver their Old
                                       Securities, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange
                                       Agent (or comply with the procedures for book-entry transfer) prior to the
                                       Expiration Date must tender their Old
                                       Securities according to the guaranteed
                                       delivery procedures set forth in "The
                                       Exchange Offer--Guaranteed Delivery
                                       Procedures."

Withdrawal Rights...................   Tenders may be withdrawn at any time
                                       prior to 5:00 p.m., New York City time,
                                       on the Expiration Date.

                                        9
Acceptance of Old
Securities and
Delivery
of New Securities...................   The Company will accept for exchange any
                                       and all Old Securities which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Securities issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange
                                       Offer--Terms of the Exchange Offer."

Federal Income
Tax Consequences....................   The exchange pursuant to the Exchange
                                       Offer should not be a taxable event for
                                       Federal Income Tax purposes.  See
                                       "Certain Federal Income Tax
                                       Consequences."

Use of Proceeds.....................   There will be no cash proceeds to the
                                       Company from the exchange pursuant to the Exchange Offer.

Exchange Agent......................   The First National Bank of Boston.

                       SUMMARY OF TERMS OF NEW SECURITIES

               The form and terms of the New Securities are the same as the form and terms of the Old Securities (which they replace) except that (i) the New Securities have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (ii) the holders of New Securities will not be entitled to certain rights under the Registration Rights Agreement, which rights will terminate when the Exchange Offer is consummated. The New Securities will evidence the same debt as the Old Securities and will be entitled to the benefits of the Indenture. See "Description of New Securities." The Old Securities and the New Securities are referred to herein collectively as the "Securities."

NEW SECURITIES:

       Maturity Date.................  August 15, 2003.

       Interest Rate.................  The New Securities bear interest at the rate of 11% per annum payable semi-
                                       annually on February 15 and August 15,
                                       commencing February 15, 1996.

       Ranking.......................  The New Securities will be general unsecured obligations of the Company,
                                       will rank junior to all existing and
                                       future Senior Debt (as defined herein),
                                       pari passu with the existing $100.0
                                       million in aggregate principal amount of 11% senior subordinated notes due 2003 (the "11% Notes") and senior to all existing and future subordinated Indebtedness of the Company, including the 7% FB Holdings Subordinated Notes (as defined herein), the 9% Bealls Holdings Subordinated Debentures (as defined herein) and the 7% Bealls Holdings Junior Subordinated Debentures (as defined herein). The existing 11% Notes, however, are guaranteed on a senior subordinated basis by the Company's wholly-owned subsidiary, Palais Royal, Inc. ("Palais Royal").

                                       10

       Optional Redemption...........  The New Securities may not be redeemed by the Company at any time prior to August
                                       15, 1998. Thereafter, the New Securities may be redeemed at the option of the Company at a premium declining ratably to par in 2002. In the event of an IPO at any time prior to August 15, 1996, the New Securities will be callable at 110% of par; provided that at least $11,929,000 in aggregate principal amount of Securities remain outstanding following the redemption.

       Mandatory Redemption..........  The Company will be required to redeem
                                       40% in aggregate principal amount of the Securities on September 15, 2002 to the extent not already repurchased.

       Covenants.....................  The Indenture contains restrictions relating to, among other things, the
                                       repurchase of stock and subordinated debt and the making of certain other payments, the incurrence of additional
                                       Indebtedness, the creation of certain
                                       Liens, certain Asset Sales and
                                       transactions with subsidiaries and other
                                       Affiliates (each of such terms as defined herein). See "Description of New Securities."

     The following table presents summary historical consolidated financial data derived from the Company's financial statements and summary pro forma financial information derived from unaudited pro forma financial data. The summary pro forma financial data for the year ended January 28, 1995 and the three months ended April 29, 1995 give effect to the issuance of the Old Securities. The summary pro forma financial data does not purport to represent what the Company's results of operations actually would have been if the issuance of the Old Securities had occurred as of the beginning of or will be for any future periods. The information in the table should be read in conjunction with "Selected Historical and Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company, included elsewhere in this Prospectus.

                                                       FISCAL YEAR ENDED                                  THREE MONTHS ENDED
                                 ---------------------------------------------------------------   --------------------------------
                                                                                          PRO                                PRO
                                                                                         FORMA                              FORMA
                                  FEB. 2,    FEB. 1,   JAN. 30,   JAN. 29,   JAN. 28,   JAN. 28,   APRIL 30,  APRIL 29,    APRIL 29,
                                   1991       1992     1993(1)      1994       1995     1995(10)     1994       1995       1995(10)
                                 --------   --------   --------   --------   --------   --------   --------   ---------    --------
                                                          (dollars in thousands, except store data)
STATEMENT OF OPERATIONS
  DATA:(2)
  Net sales ...................  $426,158   $447,142   $504,401   $557,422   $581,463   $581,463   $128,073   $ 142,353    $142,353
  Gross profit ................   126,707    135,569    154,265    172,579    182,804    182,804     39,856      46,283      46,283
  Selling, general and
    administrative
    expenses(3) ...............   109,441    116,658    129,313    135,209    140,359    140,359     30,045      34,127      34,127
  Service charge
    income (4) ................    20,197     22,840     29,670     20,003      8,515      8,515      2,133       2,683       2,683
  Operating income ............    37,463     41,751     54,622     57,373     50,960     50,960     11,944      14,839      14,839
  Net interest expense ........    35,874     33,407     31,771     30,925     28,089     30,303      7,132       7,351       7,903
  Extraordinary item (5) ......      --         --         --       16,208        308        308        326        --          --
  Net income ..................     1,274      3,961     12,235        910     14,224     12,851      2,755       4,569       4,227
  Ratio of earnings
    to fixed charges(6) .......      --        1.16x      1.47x      1.63x      1.57x      1.49x      1.49x       1.71x       1.62x

MARGIN DATA:
  Gross profit margin .........      29.7%      30.3%      30.6%      31.0%      31.4%      31.4%      31.1%       32.5%       32.5%
  Operating income
    margin ....................       8.8%       9.3%      10.8%      10.3%       8.8%       8.8%       9.3%       10.4%       10.4%

STORE DATA:
  Comparable store sales
    growth (7) ................       0.4%       3.0%       2.2%       5.9%       3.1%      --          5.4%       (0.7)%      --
  Net sales per square
    foot ......................  $    135   $    142   $    137   $    145   $    149       --         --          --          --
  Number of stores open
    at end of period (8) ......       152        159        229        231        206       --          231         240        --

BALANCE SHEET DATA (AT
 END OF PERIOD):
  Working capital .............  $182,907   $200,050   $214,430   $156,414   $147,595       --     $150,692   $ 140,814    $156,678
  Total assets ................   356,248    365,381    403,824    341,621    362,521       --      332,814     359,820     376,378
  Long-term debt(9) ...........   288,207    298,266    296,587    262,235    253,027       --      252,303     253,084     269,542

                                       12

                         NOTES TO SUMMARY HISTORICAL AND
                            PRO FORMA FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

(1) The selected financial data for 1992 include the operations of Fashion Bar from May 30, 1992, the effective date of its acquisition.

(2) The statement of operations data include reclassifications from amounts reported in previous years. Non- interest credit expenses of $14,894, $17,429 and $18,930 have been reclassified to selling, general and administrative expenses for 1990, 1991 and 1992, respectively. These reclassifications had no impact on operating income or net income for the years presented.

(3) Selling, general and administrative expense for 1994 includes costs of $5,232 associated with the Store Closure Plan (as defined herein). See Note 2 to the Consolidated Financial Statements.

(4) Service charge income decreased during 1993 and 1994 due to the sale of accounts receivable to a trust pursuant to the Accounts Receivable Program (as defined herein). See Note 4 to the Consolidated Financial Statements.

(5) The extraordinary item represents the loss on the early extinguishment of certain debt of the Company.

(6) Earnings used in computing the ratio of earnings to fixed charges consist of income before income taxes and minority interest, plus fixed charges charged to income. Fixed charges consist of interest on indebtedness, amortization of debt issue costs and one-third of rental expense, which management believes to be a reasonable estimate of the interest factor of rental payments. Earnings were insufficient to cover fixed charges in 1990 by $183.

(7) Comparable stores sales ("Comparable Store Sales") growth includes sales of stores that have been open for the full previous period and the full period for which the calculation is made. Comparable Store Sales growth for 1990, 1991, 1992 and 1993 excludes Fashion Bar stores acquired in June 1992.

(8) Stores open at February 1, 1992, January 30, 1993 and January 29, 1994 included four, five and ten stores, respectively, which were previously excluded under the Bealls store closure program. Such stores are only included in the Company's results of operations subsequent to their removal from the Bealls store closure program. See Note 7 to the Consolidated Financial Statements. Stores open at January 28, 1995 exclude 29 Fashion Bar stores closed during 1994 pursuant to the Store Closure Plan (as defined herein).

(9) Long-term debt at January 29, 1994 and January 28, 1995 includes the impact of the refinancing of certain debt of the Company. See Note 3 to the Consolidated Financial Statements.

                                       13

(10) Pro forma statement of operations data for 1994 and the three months ended April 29, 1995 reflect the following adjustments related to the issuance of the Old Securities:
                                                                THREE MONTHS
                                                 YEAR ENDED         ENDED
                                               JAN. 28, 1995    APRIL 29, 1995
                                               -------------    --------------
          Increase in interest expense ......     $2,214             $552
          Decrease in net income ............      1,373              342

     Pro forma balance sheet data at April 29, 1995 reflect the following adjustments related to the issuance of the Old Securities:

          Net proceeds to the Company .................          $15,964
          Additional debt issue costs .................              594
          Accrual of certain costs related to the
            offering of the Securities ................              100
          Additional debt .............................           16,458

     The above pro forma data does not include any adjustment related to the acquisition of Beall-Ladymon on October 31, 1994. See Note 1 to the Consolidated Financial Statements.

                                       14

                                   THE COMPANY

     The Company operates family apparel stores primarily under the names "Bealls", "Palais Royal", "Stage" and "Fashion Bar" offering branded fashion apparel and accessories for women, men and children. During 1993, the Company became the wholly-owned subsidiary of ARI. ARI has no operations of its own and its primary asset is the common stock of the Company. The Company currently operates 248 stores in thirteen states primarily throughout the central United States.

     The principal executive offices of the Company are located at 10201 Main Street, Houston, Texas 77025, and their telephone number is (713) 667-5601.

                                       15

                                  RISK FACTORS

     Holders of the Old Securities should consider carefully the information set forth below, as well as the other information set forth in this Prospectus, before accepting the Exchange Offer.

LEVERAGE AND DEBT SERVICE

     As of April 29, 1995, on a pro forma basis after giving effect to the issuance of the Old Securities, the Company's total long-term indebtedness would have been $269.5 million (including the New Securities).

     Any material adverse developments affecting the business of the Company could significantly limit its ability to withstand competitive pressures or adverse economic conditions, take advantage of significant business opportunities that may arise, or meet its financial obligations as they become due. The Company's ability to make principal and interest payments on the New Securities and to make payments to ARI to pay interest on ARI's debt obligations (the "ARI Debentures") and to repay the ARI Debentures at maturity will depend on the Company's future operating performance, which is itself dependent on a number of factors many of which are beyond its control. No cash interest payments are required on the ARI Debentures until 1999. Although there can be no assurance that the current level of the Company's operating results will continue or improve, the Company believes that, based upon current operations and anticipated growth, it will be able to meet its obligations as they come due and make sufficient distributions to ARI to enable ARI to meet its obligations as they come due through cash flow from operations and proceeds from the accounts receivable securitization program (the "Accounts Receivable Program").

SUBORDINATION OF SECURITIES

     The New Securities will be general unsecured obligations of the Company, will rank junior to all existing and future Senior Debt (as defined herein), pari passu with the existing 11% Notes and senior to all existing and future subordinated Indebtedness of the Company, including the 7% FB Holdings Subordinated Notes (as defined herein), the 9% Bealls Holdings Subordinated Debentures (as defined herein) and the 7% Bealls Holdings Junior Subordinated Debentures (as defined herein). The existing 11% Notes, however, are guaranteed on a senior subordinated basis by Palais Royal.

GENERAL ECONOMIC CONDITIONS AND SEASONALITY

     Substantially all of the Company's operations are located in the central United States. As a result, the Company's operations are affected by local economic conditions which are beyond the Company's control. Any decline in the economic conditions in this region could have an adverse effect on the Company. For example, continued weak economic conditions in Mexico, which have resulted in the devaluation of the peso, adversely affected sales of six Bealls stores located near the Texas-Mexico border during the first quarter of 1995. Comparable store sales, adjusting for this impact, would have increased 1.7% versus a 0.7% decrease as reported. Although this may be a temporary aberration, its continued duration and resulting impact on these and possibly other stores' sales can not be predicted at this time.

     The Company's business is seasonal and its sales and profits traditionally have been lower during the first three quarters of the year (February through October) and higher during the fourth quarter of the year (November through January). Any substantial decrease in sales for the fourth quarter of the year could have a material adverse effect on the Company's profitability.

COMPETITION

     The retail apparel industry is highly competitive and the Company faces substantial competition, particularly in the Houston market, from national and regional department and specialty stores. Some of the Company's competitors are considerably larger than the Company and have substantially greater financial and other resources. The Company believes its store format, merchandising strategy and customer service, combined with an emphasis

                                       16

on operating systems and technology, enable it to effectively compete with department stores and specialty stores located in the Company's markets. The Company believes that its knowledge of local markets, developed over seventy years of service, has enabled it to establish a strong franchise in most of its markets.

LACK OF PUBLIC MARKET

     The Old Securities are currently owned by a relatively small number of beneficial owners. Prior to the Exchange Offer, there has not been any public market for the Old Securities. The Old Securities have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for New Securities by holders who are entitled to participate in this Exchange Offer. The holders of Old Securities (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who are not eligible to participate in the Exchange Offer are entitled to certain registration rights, and the Company is required to file a Shelf Registration Statement with respect to such Old Securities. The New Securities will constitute new issues of securities with no established trading market. The Company does not intend to list the New Securities on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchaser has advised the Company that it currently intends to make a market in the New Securities, but it is not obligated to do so and may discontinue such market making at any time. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of the Shelf Registration Statement. See "Description of New Securities--Registration Rights; Liquidated Damages." Accordingly, no assurance can be given that an active public or other market will develop for the New Securities or as to the liquidity of the trading market for the New Securities. If a trading market does not develop or is not maintained, holders of the New Securities may experience difficulty in reselling the New Securities or may be unable to sell them at all. If a market for the New Securities develops, any such market may be discontinued at any time.

     If a public trading market develops for the New Securities, future trading prices of such securities will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the New Securities may trade at a discount from the principal amount.

EXCHANGE OFFER PROCEDURES

     Issuance of the New Securities in exchange for the Old Securities pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Old Securities, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Old Securities desiring to tender such Old Securities in exchange for New Securities should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Old Securities for exchange. Old Securities that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer, certain registration rights under the Registration Rights Agreement will terminate. In addition, any holder of Old Securities who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Securities may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Securities for its own account in exchange for Old Securities, where such Old Securities were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a Prospectus in connection with any resale of such New Securities. See "Plan of Distribution." To the extent that Old Securities are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Securities could be adversely affected. See "The Exchange Offer."

                                       17

                                 USE OF PROCEEDS

     This Exchange Offer is intended to satisfy certain of the Company's obligations under the Purchase Agreement and the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the New Securities offered hereby. In consideration for issuing the New Securities contemplated in this Prospectus, the Company will receive in exchange Old Securities in like principal amount, the form and terms of which are the same as the form and terms of the New Securities (which they replace), except as otherwise described herein. The Old Securities surrendered in exchange for New Securities will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Securities will not result in any increase or decrease in the indebtedness of the Company. As such, no effect has been given to the Exchange Offer in the pro forma financial data or capitalization tables.

     The net proceeds from the sale of Old Securities in the Offering were $15,964,187 in the aggregate after deduction of discounts and commissions. Substantially all of such net proceeds will be used for new store openings and other general corporate purposes.
                                       18

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as of April 29, 1995 and as adjusted to give effect to the issuance of the Old Securities. This presentation should be read in conjunction with the Consolidated Financial Statements of the Company and the related notes thereto and other information appearing elsewhere in this Prospectus.

                                                          HISTORICAL  PRO FORMA
                                                           APRIL 29,  APRIL 29,
                                                             1995       1995
                                                           --------   --------
                                                             (in thousands)
Short-term debt and current maturities of long-term debt   $    276   $    276
                                                           ========   ========
Long-term debt:
   Senior Notes ........................................   $130,000   $130,000
   11% Notes ...........................................    100,000    100,000
   Revolving credit agreement with a bank ..............       --         --
   Old Securities, net of discount of $1,792 ...........       --       16,458
   9% Bealls Holding Subordinated Debentures,
      net of discount of $4,148 ........................     10,835     10,835
   7% FB Holdings Subordinated Notes, net of
      discount of $286 .................................      3,949      3,949
   7% Bealls Holding Junior Subordinated Debentures,
      net of discount of $8,191 ........................      6,122      6,122
   Other long-term debt ................................      2,178      2,178
                                                           --------   --------
Total long-term debt ...................................    253,084    269,542
                                                           --------   --------
Stockholder's equity ...................................      9,395      9,395
                                                           --------   --------
Total capitalization ...................................   $262,479   $278,937
                                                           ========   ========
                                       19

                             SELECTED HISTORICAL AND
                            PRO FORMA FINANCIAL DATA
                    (DOLLARS IN THOUSANDS, EXCEPT STORE DATA)

                                                     FISCAL YEAR ENDED                                  THREE MONTHS ENDED
                             ------------------------------------------------------------------   ----------------------------------
                                                                                        PRO                                 PRO
                                                                                       FORMA                               FORMA
                              FEB. 2,   FEB. 1,    JAN. 30,   JAN. 29,    JAN. 28,    JAN. 28,    APRIL 30,   APRIL 29,   APRIL 29,
                               1991      1992       1993(1)     1994        1995      1995(10)      1994        1995       1995(10)
                            ---------  ---------   ---------  ---------   ---------   ---------   ---------   ---------   ---------
STATEMENT OF OPERATIONS
 DATA:(2)
 Net sales ................ $ 426,158  $ 447,142   $ 504,401  $ 557,422   $ 581,463   $ 581,463   $ 128,073   $ 142,353   $ 142,353
 Cost of sales and related
  buying, occupancy and
  distribution expenses ...  (299,451)  (311,573)   (350,136)  (384,843)   (398,659)   (398,659)    (88,217)    (96,070)    (96,070)
                            ---------  ---------   ---------  ---------   ---------   ---------   ---------   ---------   ---------
 Gross profit .............   126,707    135,569     154,265    172,579     182,804     182,804      39,856      46,283      46,283
 Selling, general and
  administrative,
  expenses(3) .............  (109,441)  (116,658)   (129,313)  (135,209)   (140,359)   (140,359)    (30,045)    (34,127)    (34,127)
 Service charge
  income(4) ...............    20,197     22,840      29,670     20,003       8,515       8,515       2,133       2,683       2,683
                            ---------  ---------   ---------  ---------   ---------   ---------   ---------   ---------   ---------
 Operating income .........    37,463     41,751      54,622     57,373      50,960      50,960      11,944      14,839      14,839
 Net interest expense .....   (35,874)   (33,407)    (31,771)   (30,925)    (28,089)    (30,303)     (7,132)     (7,351)     (7,903)
 Other non-operating
  income (expense) ........       426        359      (2,276)      --          --          --          --          --          --
                            ---------  ---------   ---------  ---------   ---------   ---------   ---------   ---------   ---------
 Income before income tax,
  minority interest and
  extraordinary item ......     2,015      8,703      20,575     26,448      22,871      20,657       4,812       7,488       6,936
 Income tax expense .......      --       (3,993)     (8,340)    (9,330)     (8,339)     (7,498)     (1,731)     (2,919)     (2,709)
 Minority interest
  expense .................      (741)      (749)       --         --          --          --          --          --          --
                            ---------  ---------   ---------  ---------   ---------   ---------   ---------   ---------   ---------
 Income before
  extraordinary item ......     1,274      3,961      12,235     17,118      14,532      13,159       3,081       4,569       4,227
 Extraordinary item -
  Early extinguishment
  of debt (5) .............      --         --          --      (16,208)       (308)       (308)       (326)       --          --
                            ---------  ---------   ---------  ---------   ---------   ---------   ---------   ---------   ---------
 Net income ............... $   1,274  $   3,961   $  12,235  $     910   $  14,224   $  12,851   $   2,755   $   4,569   $   4,227
                            =========  =========   =========  =========   =========   =========   =========   =========   =========
 Ratio of earnings to fixed
  charges (6) .............      --        1.16x       1.47x      1.63x       1.57x       1.49x       1.49x       1.71x       1.62x

MARGIN AND OTHER DATA:
 Gross profit margin ......      29.7%      30.3%       30.6%      31.0%       31.4%       31.4%       31.1%       32.5%       32.5%
 Operating income margin ..       8.8%       9.3%       10.8%      10.3%        8.8%        8.8%        9.3%       10.4%       10.4%

STORE DATA:
 Comparable store sales
  growth (7) ..............       0.4%       3.0%        2.2%       5.9%        3.1%       --           5.4%       (0.7)%      --
 Net sales per square foot  $     135  $     142   $     137  $     145   $     149        --          --          --          --
 Number of stores open at
  end of period (8) .......       152        159         229        231         206        --           231         240        --

BALANCE SHEET DATA (AT END
OF PERIOD):
 Working capital .......... $ 182,907  $ 200,050   $ 214,430  $ 156,414   $ 147,595        --     $ 150,692   $ 140,814   $ 156,678
 Total assets .............   356,248    365,381     403,824    341,621     362,521        --       332,814     359,820     376,378
 Long-term debt(9) ........   288,207    298,266     296,587    262,235     253,027        --       252,303     253,084     269,542
 Redeemable preferred
  stock ...................    12,407     15,200      17,500       --          --          --          --          --          --
 Stockholder's equity
  (deficit) ...............   (20,744)   (19,500)     (9,605)    (9,263)      4,826        --        (6,508)      9,395       9,395

                                       20

                        NOTES TO SELECTED HISTORICAL AND
                            PRO FORMA FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

(1) The selected financial data for 1992 include the operations of Fashion Bar from May 30, 1992, the effective date of its acquisition.

(2) The statement of operations data include reclassification from amounts reported in previous years. Non-interest credit expenses of $14,894, $17,429 and $18,930 have been reclassified to selling, general and administrative expenses for 1990, 1991 and 1992, respectively. These reclassifications had no impact on operating income or net income for the years presented.

(3) Selling, general and administrative expense for 1994 includes costs of $5,232 associated with the Store Closure Plan (as defined herein). See Note 2 to the Consolidated Financial Statements.

(4) Service charge income decreased during 1993 and 1994 due to the sale of accounts receivable to a trust pursuant to the Accounts Receivable Program. See Note 4 to the Consolidated Financial Statements.

(5) The extraordinary item represents the loss on the early extinguishment of certain debt of the Company.

(6) Earnings used in computing the ratio of earnings to fixed charges consist of income before income taxes and minority interest, plus fixed charges charged to income. Fixed charges consist of interest on indebtedness, amortization of debt issue costs and one-third of rental expense, which management believes to be a reasonable estimate of the interest factor of rental payments. Earnings were insufficient to cover fixed charges in 1990 by $183.

(7) Comparable Stores Sales growth includes sales of stores that have been open for the full previous period and the full period for which the calculation is made. Comparable Store Sales growth for 1990, 1991, 1992 and 1993 excludes Fashion Bar stores acquired in June 1992.

(8) Stores open at February 1, 1992, January 30, 1993 and January 29, 1994 included four, five and ten stores, respectively, which were previously excluded under the Bealls store closure program. Such stores are only included in the Company's results of operations subsequent to their removal from the Bealls store closure program. See Note 7 to the Consolidated Financial Statements. Stores open at January 28, 1995 exclude 29 Fashion Bar stores closed during 1994 pursuant to the Store Closure Plan (as defined herein).

(9) Long-term debt at January 29, 1994 and January 28, 1995 includes the impact of the refinancing of certain debt of the Company. See Note 3 to the Consolidated Financial Statements.

                                       21

(10) Pro forma statement of operations data for 1994 and the three months ended April 29, 1995 reflect the following adjustments related to the issuance of the Old Securities:
                                                                 THREE MONTHS
                                                   YEAR ENDED       ENDED
                                                 JAN. 28, 1995  APRIL 29, 1995
                                                 -------------  --------------
         Increase in interest expense........       $2,214           $552
         Decrease in net income..............        1,373            342

     Pro forma balance sheet data at April 29, 1995 reflects the following adjustments related to the issuance of the Old Securities:

         Net proceeds to the Company ..................    $15,964
         Additional debt issue costs ..................        594
         Accrual of certain costs related to the
           offering of the Securities .................        100
         Additional debt ..............................     16,458

     The above pro forma data does not include any adjustment related to the acquisition of Beall-Ladymon on October 31, 1994. See Note 1 to the Consolidated Financial Statements.

                                       22

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

GENERAL

     The Company operates family apparel stores primarily under the names "Bealls", "Palais Royal", "Stage" and "Fashion Bar" offering branded fashion apparel and accessories for women, men and children. During 1993, The Company became the wholly-owned subsidiary of ARI. ARI has no operations of its own and its primary asset is the common stock of SRI.

     The Company currently operates 248 stores in thirteen states primarily throughout the central United States. The Company's stores are typically between eighteen and thirty thousand square feet in size which is smaller than typical department stores yet larger than most specialty stores. The store format allows the Company to operate in either small towns and communities with as few as fifteen thousand people or large metropolitan and suburban areas. The Company's store format is large enough to offer apparel and accessories for all members of the family and small enough to allow for strategic location in rural markets or in numerous, convenient locations in metropolitan and suburban areas.

     During 1993, management formalized its growth strategy for expanding the Company's business. The strategy provides for (i) the opening and profitable operation of new stores in small market areas where the Company can become a dominant retailer in the local community by providing quality and value priced merchandise for the whole family and (ii) the acquisition of selected apparel retail concerns in markets compatible with the Company's growth strategy. During 1994, this growth strategy resulted in the opening of ten new stores in Texas, Oklahoma and Missouri and the acquisition of forty-five store leases from Beall-Ladymon located primarily in Louisiana, Arkansas and Mississippi. The former Beall-Ladymon stores reopened in the first quarter of 1995 under the name of Stage, the banner the Company has registered nationally and intends to promote in all new markets where its traditional names are unrecognized. These new stores are similar in size, appearance and merchandise content to the Company's other stores. Management continues to actively search for other potential locations that meet its site selection criteria including market size, economic demographics, customer profile and competitive environment and, as a result, expects to open sixteen additional new stores during the remainder of 1995. Many of these stores will be opened as Stage stores in new markets including Missouri, Illinois, Kansas and Iowa.

     In order to finance the new planned store openings and possible future acquisitions, the Company initiated an overall refinancing plan during 1993 which included the implementation of the Accounts Receivable Program and the issuance of new long-term debt instruments which replaced certain existing debt and preferred stock (the "Refinancing"). See Note 3 to the Consolidated Financial Statements and "Liquidity and Capital Resources" below.

     The Company approved a store closure plan (the "Store Closure Plan") during the fourth quarter of 1994, pursuant to which it would close forty Fashion Bar stores, primarily located in major regional malls within the Denver area. To date, the Company has closed all but one of such stores. Management determined that the return on the investment needed to upgrade these stores and the promotional efforts required to make these stores more competitive were neither justified nor compatible with the Company's overall merchandising philosophies. Upon completion of the Store Closure Plan during 1995, twelve Fashion Bar stores will remain open. Management anticipates that two of the twelve remaining stores will close once lease termination agreements are reached with the respective landlords or upon the expiration of their leases between August 1996 and January 1998. These two stores are not included in the Store Closure Plan as management is unsure of the cost and timing of the store closures. Management is optimistic that merchandising and pricing strategies consistent with its other stores can be successfully applied to the ten Fashion Bar stores which will remain open. Management plans to gradually remodel the majority of these stores in order to update their look and provide its customers with a fashionable, pleasant shopping environment. Nine of the remaining ten Fashion Bar stores will be converted to Stage stores during 1995. The downtown Denver location will continue to be a Fashion Bar store. See Note 2 to the Consolidated Financial Statements.
                                       23

     During the first quarter of 1995, continued weak economic conditions in Mexico, which have resulted in the devaluation of the peso, adversely affected sales of six Bealls stores located near the Texas-Mexico border. Comparable store sales, adjusting for this impact, would have increased 1.7% versus a 0.7% decrease as reported. Although this may be a temporary aberration, its continued duration and resulting impact on these and possibly other stores' sales can not be predicted at this time.

RESULTS OF OPERATIONS

     FIRST QUARTER 1994 COMPARED TO FIRST QUARTER 1995. Sales for the first quarter of 1994 and 1995 were $128.1 million and $142.4 million, respectively, representing an increase of 11.2%. The increase was due to a 16.6% increase in sales generated from stores opened during 1994 and 1995, partially offset by a 4.7% decrease in sales as a result of the closure of stores in the Store Closure Plan combined with a 0.7% decrease in comparable store sales. The decrease in comparable store sales was primarily due to the weak economic conditions in Mexico. Excluding the six Bealls stores located near the Texas-Mexico border, comparable store sales would have increased 1.7%.

     Gross profit as a percent of sales for the first quarter of 1994 and 1995 was 31.1% and 32.5%, respectively. This increase was due to favorable profit margins associated with sales at the Company's newly opened stores combined with the application of fixed costs related to buying, occupancy and distribution expenses to a greater volume of sales.

     Selling, general and administrative expenses as a percent of sales for the first quarter of 1994 and 1995 were 23.5% and 24.0%, respectively. This increase resulted from an increase in costs associated with the Accounts Receivable Program partially offset by the reversal of a $0.8 million reserve as a result of a favorable court ruling in a litigation matter.

     Service charge income for the first quarter of 1994 and 1995 was $2.1 million and $2.7 million, respectively, an increase of $0.6 million. Service charge income increased due to increased accounts receivable balances resulting from higher sales volume and the purchase of accounts receivable from Beall-Ladymon. This increase was partially offset by an increase in accounts receivable sold to the trust under the Company's Accounts Receivable Program.

     Interest income decreased from $0.4 million for the first quarter of 1994 to $0.2 million for the first quarter 1995 due to the Company's lower cash balances. The decrease in the Company's cash balances is primarily attributable to inventory purchases and capital expenditures associated with new store openings.

     Interest expense for the first quarter of 1994 and 1995 was $7.5 million. Interest savings which resulted from the retirement of $10.0 million of the Senior Notes (as defined herein) during the first quarter of 1994 was offset by increased interest rates on certain debt combined with increased borrowings and associated fees under the Credit Agreement (as defined herein).

     The extraordinary charge of $0.3 million in the first quarter of 1994 was comprised of acquisition premiums and the write-off of debt issue costs associated with the retirement of $10.0 million of Senior Notes (as defined herein), net of applicable income taxes.

     As a result of the foregoing, the Company's net income increased from $2.8 million for first quarter of 1994 to $4.6 million for first quarter of 1995.

     1993 COMPARED TO 1994. Sales for 1993 and 1994 were $557.4 million and $581.5 million, respectively, representing an increase of $24.1 million or 4.3%. Comparable store sales were $525.2 and $541.7 million for 1993 and 1994, respectively, representing an increase of $16.5 million or 3.1%. The overall increase in sales was a result of an increase in Comparable Store Sales combined with a net increase in sales from store openings and closings during 1994. The increase in Comparable Store Sales was a result of (i) the greater visual impact derived from the Company's continued remodeling program, (ii) automated scheduling which enables the Company to properly match sales associates to peak traffic hours, (iii) the favorable reaction to the relocation of four store locations, (iv) more professional and dramatic presentations in print and television advertising, (v) increased sales in the Company's private label apparel,
                                       24

(vi) the acceptance of third party charge cards in Palais Royal stores beginning in early 1994 and (vii) a higher level of consumer confidence due to slightly improved general economic conditions.

     Gross profit as a percentage of sales was 31.0% and 31.4% of sales for 1993 and 1994, respectively. The increase in the gross profit percentage was primarily due to increased sales in the Company's private label apparel which generally has higher margins than brand name apparel.

     Selling, general and administrative expenses were $135.2 million and $135.1 million for 1993 and 1994, respectively. Selling, general and administrative expenses as a percentage of sales were 24.3% and 23.2% for 1993 and 1994, respectively. The decrease as a percentage of sales is due primarily to the sale of accounts receivable to a trust pursuant to the Accounts Receivable Program which began during August 1993 and the Company's ability to effectively manage variable selling, general and administrative expenses.

     Service charge income decreased from $20.0 million for 1993 to $8.5 million for 1994 due primarily to the sale of receivables pursuant to the Accounts Receivable Program. See Note 4 to the Consolidated Financial Statements.

     Operating income as a percentage of sales declined from 10.3% for 1993 to 8.8% for 1994 due primarily to costs associated with the Store Closure Plan in 1994 of $5.2 million combined with the implementation of the Accounts Receivable Program in 1993 which resulted in an initial gain of $2.7 million. See Note 2 to the Consolidated Financial Statements.

     Net interest expense decreased $2.8 million from $30.9 million for 1993 to $28.1 million for 1994. The decrease in net interest expense is due to the purchase and retirement of $20.0 million of the Company's Senior Notes (as defined herein), $10.0 million of which were purchased during the latter portion of 1993.

     As a result of the foregoing, the Company's net income increased from $0.9 million for 1993 (which includes an extraordinary charge related to the Refinancing of $16.2 million) to $14.2 million for 1994.

     1992 COMPARED TO 1993. Sales for 1993 were $557.4 million compared to sales of $504.4 million for 1992, an increase of $53.0 million or 10.5%. This increase was due to (i) an increase in Comparable Store Sales of $26.6 million or 5.3%,
(ii) the acquisition of Fashion Bar effective May 30, 1992 which added $39.4 million of sales in 1992 compared to $55.2 million in 1993, an increase of $15.8 million or 3.1%, (iii) the addition of sales from five Bealls stores which were removed from the store closure program during 1993 of $5.5 million or 1.1% and
(iv) an increase in sales from stores opened during 1993 net of sales from stores closed during the year, of $5.1 million or 1.0%. The Company achieved these sales increases despite continued sales weaknesses in the Colorado markets. Increased advertising efforts which included (i) a higher visibility in television, (ii) over eighteen million units of 101 different catalogs, flyers, letters, brochures and postcards sent to targeted customers, primarily the Company's private label credit card holders and (iii) the purchase of advertising space and spots in 174 newspapers and on 252 radio and television stations had a positive impact on the Company's Comparable Store Sales in 1993.

     Gross profit as a percentage of sales increased from 30.6% in 1992 to 31.0% in 1993 due to the 10.5% growth in sales discussed above coupled with continued efficiencies gained from the consolidation of the Fashion Bar buying operations into the Company and the consolidation of the former Fashion Bar and Palais Royal distribution centers into the Jacksonville distribution center.

     Selling, general and administrative expenses increased from $129.3 million for 1992 to $135.2 million for 1993. This increase is primarily due to the increased sales during 1993. Selling, general and administrative expenses as a percentage of sales were 25.6% and 24.3% for 1992 and 1993, respectively. This decrease is due to the gain on sale of receivables discussed below, coupled with continued benefits derived from the consolidation of the Company's operations.

                                       25

     Service charge income decreased from $29.7 million for 1992 to $20.0 million for 1993 due to the sale of receivables to a trust which resulted in a gain of $3.3 million. This gain has been reflected as a reduction in selling, general, and administrative expenses. See Note 4 to the Consolidated Financial Statements.

     Operating income as a percentage of sales declined slightly from 10.8% for 1992 to 10.3% for 1993 due primarily to the implementation of the Accounts Receivable Program. See Note 4 to the Consolidated Financial Statements.

     Net interest expense decreased $0.9 million from $31.8 million for 1992 to $30.9 million for 1993. The decrease in net interest expense is due to more favorable interest rates resulting from the Refinancing.

     In connection with the Refinancing, the Company recorded an extraordinary charge of $16.2 million, net of applicable income taxes of $8.8 million, representing (i) the write-off of the debt issue costs associated with the replaced debt and the existing accounts receivable facility, (ii) the write-off of an interest rate cap agreement associated with the existing accounts receivable facility, (iii) the write-off of unamortized debt discounts associated with the senior subordinated notes and subordinated debentures, (iv) the repurchase premiums associated with the subordinated debentures and the 14 5/8% senior subordinated notes repurchased through a tender offer and (v) the costs of defeasing the remaining 14 5/8% senior subordinated notes. See Note 3 to the Consolidated Financial Statements.

     As a result of the foregoing, the Company's net income decreased from $12.2 million to $0.9 million for 1992 and 1993, respectively.

SEASONALITY AND INFLATION

     The Company's business is seasonal and sales and profits traditionally have been lower during the first three quarters of the year (February through October) and higher during the fourth quarter of the year (November through January). Working capital requirements fluctuate during the year and generally reach their highest levels during the third and fourth quarters.

     The following table shows certain unaudited financial information for the Company by quarter (in thousands):

                                                                                1994                                          1995
                                                    --------------------------------------------------------------          --------
                                                       Q1                Q2                Q3                Q4                Q1
                                                    --------          --------          --------          --------          --------
Net sales .................................         $128,073          $132,060          $134,939          $186,391          $142,353
Gross profit ..............................           39,856            39,163            41,110            62,675            46,283
Operating income ..........................           11,944            10,574            10,030            18,412            14,839
Quarter's operating income as a
     percent of annual ....................               23%               21%               20%               36%             --
Income before extraordinary item ..........         $  3,081          $  2,286          $  1,963          $  7,202          $  4,569
Net income ................................            2,755             2,286             2,001             7,182             4,569

     The Company does not believe that inflation had a material effect on its results of operations during the past two years. However, there can be no assurance that the Company's business will not be affected by inflation in the future.

LIQUIDITY AND CAPITAL RESOURCES

     At April 29, 1995, the Company's consolidated long-term debt included $130.0 million in aggregate principal amount of 10% senior notes due 2000, (the "Senior Notes"), $100.0 million of 11% Notes, $2.1 million of indebtedness under industrial development revenue bonds and certain other debt of its subsidiaries. See Note 8 to the Consolidated Financial Statements.

                                       26

     Working capital decreased $6.8 million during the first quarter of 1995 primarily due to capital expenditures. Significant changes within working capital components included cash, accounts receivable and merchandise inventories. The Company's cash balances decreased from $27.8 million at January 28, 1995 to $8.7 million at April 29, 1995. This decrease was due primarily to capital expenditures related to the new store openings and seasonal purchases of inventory. Accounts receivable decreased $21.8 million during the first quarter of 1995 as a result of collections generated from seasonal fourth quarter 1994 sales combined with an increase in accounts receivable sold to the trust. Merchandise inventories increased $27.6 million during the first quarter of 1995 as a result of seasonal purchases of merchandise and merchandise purchased for newly opened stores.

     During 1993, the Company implemented the Accounts Receivable Program which provides a source of funds from the sale of accounts receivable to a master trust (the "Trust"). Pursuant to the Accounts Receivable Program, the Company sells all of the accounts receivable generated by the holders of the Company's private label credit card accounts to its wholly-owned subsidiary SRI Receivables Purchase Co., Inc. ("SRPC"), on a daily basis. SRPC is a separate limited-purpose subsidiary that is operated in a fashion intended to ensure that its assets and liabilities are distinct from those of the Company and its other affiliates as SRPC's creditors have a claim on its assets prior to becoming available to any creditor of the Company. SRPC sells, on a daily basis, the accounts receivable purchased from the Company to the Trust in exchange for cash or a certificate representing an undivided interest in the Trust. At its inception, the Trust issued $140.0 million of term certificates and a $40.0 million revolving certificate representing undivided interest in the Trust. On August 15, 1995, the Trust issued an additional $25.0 million of term certificates representing an undivided interest in the Trust. The Trust did not receive any cash immediately from the issuance of the revolving certificate. Instead, the holder of the revolving certificate agreed to purchase interests in the Trust equal to the amount of accounts receivable in the Trust above the level required to support the term certificates and the transferor's retained interest (currently $200.1 million), up to a maximum of $40.0 million. If receivable balances in the Trust fall below the level required to support the term certificates and revolving certificates, certain principal collections may be retained in the Trust until such time as the receivable balances exceed the certificates then outstanding and the required transferor's interest. The Company owns and undivided interest in the accounts receivable in the trust not represented by the term or revolving certificates and will continue to service all of the accounts receivable in the Trust. The Trust may issue additional series of certificates from time to time. Terms of any future series will be determined at the time of issuance. The outstanding balance of the revolving certificate was $10.3 million at April 29, 1995.

     Total accounts receivable sold to the Trust during 1993 and 1994 were $285.1 million and $278.6 million, respectively. In addition, the Company transferred $10.0 million of accounts receivable purchased from Beall-Ladymon to the Trust on February 1, 1995. The cash flows generated from the accounts receivable in the Trust are dedicated to (i) the purchase of new accounts receivable generated by the Company, (ii) payment of a return on the certificates and (iii) the payment of a servicing fee to SRI. Any remaining cash flows are remitted to the Company. The term certificates entitle the holders to receive a return, based upon the London Interbank Offered Rate ("LIBOR"), plus a specified margin paid on a quarterly basis. Principal payments commence on December 31, 1999 but can be accelerated upon occurrence of certain events. The revolving certificates entitle the holders to receive a return based upon a floating LIBOR rate, plus a specified margin, or prime rate, at the option of the Company paid on a monthly basis. The Company is protected against increases above 10% under an agreement entered into with a bank. The Company is exposed to loss in the event of non-performance by the bank. However, the Company does not anticipate non-performance by the bank. At April 29, 1995, the average rate of return on the term certificates was 7.3%. The purchase commitment for the Revolving certificate has been extended until December 1999, subject to renewal at the option of the parties. The revolving certificate holders are entitled to repayment in the event the accounts receivable decrease below that required to support such certificates.

     The Company entered into a Credit Agreement and a Seasonal Credit Agreement (as defined herein) with a bank on January 28, 1994 and March 31, 1995, respectively. Funds available under the Credit Agreement total $25.0 million of which $15.0 million may be used to collateralize letters of credit. As of April 29, 1995, $11.8 million of the total commitment was used to collateralize letters of credit resulting in available funds of $13.2 million. Funds available under the Seasonal Credit Agreement total $10.0 million from August 15 to January 15 of each fiscal year. Both agreements are available through February 3, 1998.
                                       27

     The Company's primary capital requirements are for working capital, including interest payments and capital expenditures. Management expects interest payments and capital expenditures during the last three quarters of 1995 to be approximately $15.6 million and $12.5 million, respectively. During 1994, capital improvements were made to 37 stores, 23 of which were extensively remodeled and 14 of which received betterments consisting of new carpeting, brighter, more economical lighting and other cosmetic improvements. Management expects to extensively remodel 15 stores during 1995.

     Management believes that funds provided by operations, together with funds available under the Credit Agreement, the Seasonal Credit Agreement, the Accounts Receivable Program and the proceeds from the issuance of the Old Securities will be adequate to meet the Company's anticipated requirements for working capital, interest payments and planned capital expenditures. Estimates as to working capital needs and other expenditures may be materially affected if the foregoing sources are not available or do not otherwise provide sufficient funds to meet the Company's obligations.

                                       28

                             BUSINESS OF THE COMPANY
GENERAL

     The Company operates family apparel stores primarily under the names "Bealls", "Palais Royal", "Stage" and "Fashion Bar" offering branded fashion apparel and accessories for women, men and children. During 1993, The Company became the wholly-owned subsidiary of ARI. ARI has no operations of its own and its primary asset is the common stock of SRI.

     The Company currently operates 248 stores in thirteen states primarily throughout the central United States. The Company's stores are typically between eighteen and thirty thousand square feet in size which is smaller than typical department stores yet larger than most specialty stores. The store format allows the Company to operate in either small towns and communities with as few as fifteen thousand people or large metropolitan and suburban areas. The Company's store format is large enough to offer apparel and accessories for all members of the family and small enough to allow for strategic location in rural markets or in numerous, convenient locations in metropolitan and suburban areas.

     The Company believes that its store format, merchandising strategy and management systems have enabled it to develop a strong franchise in all of its trading areas. Many Company stores are located in small towns and communities with as few as fifteen thousand to thirty thousand people. The Company believes that its ability to operate stores profitably in markets with as few as fifteen thousand people is an important competitive advantage over department stores, which are generally unable to operate profitably in small communities. In addition, the Company's stores have an advantage over locally operated retailers due to the Company's ability to offer a broader and better assortment of continuously replenished, branded merchandise at everyday fair prices. In larger communities, the Company's retailing concept differentiates it from both department and specialty stores. As compared to department stores, the Company offers multiple convenient locations and better customer service. As compared to specialty stores, the Company's stores offer more leading brand names and a greater assortment of merchandise. All of the Company's stores have several distinctive features such as store size, layout and location, merchandise strategy and personalized customer service, which are designed to provide a convenient shopping experience and to build strong customer loyalty.

RETAIL CONCEPT

     The Company has successfully implemented its retail concept through an emphasis on management systems and technology, centralized decision making and tight control of operating expenses. The Company believes that its distinctive retail concept and strong operating systems have positioned the Company for future growth with limited increases in overhead expenses. The following features distinguish the Company from other apparel retailers:

     ABILITY TO OPERATE PROFITABLY IN SMALLER MARKETS. The Company's store format and locations are designed to offer a convenient and efficient shopping experience for customers. The stores are typically between eighteen thousand and thirty thousand square feet in size, which is smaller than typical department stores yet larger than most specialty stores. The Company's store format is large enough to offer apparel and accessories for all members of the family and small enough to allow for profitable strategic location either in rural markets where the Company faces lower levels of competition, or in numerous, convenient locations in metropolitan/suburban areas. The Company's smaller market stores generally experience higher profit margins due to lower levels of competition.

     EFFECTIVE MERCHANDISING STRATEGY. The Company's merchandising strategy focuses on the traditionally higher margin merchandise categories of women's, men's and children's apparel and accessories, offered at an everyday fair price. Sales associates are encouraged to adopt a "can do" attitude in order to "exceed a customer's expectations". The Company offers a selected assortment of first-quality, moderately priced merchandise which is divided into distinct departments including, misses, men's, boy's, shoes, intimate apparel, juniors, children's, accessories, cosmetics and gifts. Merchandise mix may vary significantly from store to store to accommodate differing demographic factors. The Company offers leading national brand names such as Liz Claiborne, Haggar, Guess, Hanes, Nike and Reebok and other moderately priced, high quality brands. The Company's buyers are constantly evaluating new vendors and the market for unique merchandise. The Company may augment its merchandise presentation with private label product based on
                                       29

opportunities to maximize mix. Each buyer is responsible for specific merchandise categories to enhance his or her knowledge of the related vendors and the merchandise generally available. This focused buying approach, combined with the Company's in-depth understanding of each of its individual markets and its highly automated merchandise allocation system, enables the Company to keep each of its stores stocked with a broad, frequently replenished assortment of high quality merchandise that has been finely tuned to meet the fashion needs of its customers. The Company management believes that the combination of the size and experience base of its buyer group, its strong merchandising systems and its participation in the AMC buying cooperative allows the Company to compete effectively with department and specialty stores.

     EMPHASIS ON CUSTOMER SERVICE. Providing excellent customer service through stores staffed with highly trained and motivated sales associates is a primary corporate objective. The Company has implemented its "Team One" operating format in many of its smaller stores which focuses employees on selling and customer service during peak hours while handling non-customer oriented tasks such as shipping/receiving and security tagging during off-peak hours. The Company monitors the quality of its customer service and actively solicits feedback by conducting over 1,700 telephone surveys with customers each month. The Company believes that its strong customer service is a significant competitive advantage over department stores which generally offer lower levels of customer service. The Company's private label credit card program includes over 1.5 million active accounts and comprised approximately 55% of net sales during the first six months of 1995. The Company communicates with its private label credit cardholders through targeted mailings.

     STRONG OPERATING SYSTEMS AND TECHNOLOGY. The Company supports its retail concept with highly automated, integrated systems in such areas as merchandising, sales promotion, credit, personnel management, store design, accounting and distribution. The Company believes that its automated systems provide it with a significant competitive advantage over competitors that lack similar capabilities. For example, the Company has developed and is utilizing an automated store personnel scheduling system which analyzes historical hourly sales trends to schedule sales personnel accordingly. This system optimizes labor costs while producing a higher level of customer service. The Company believes that these systems increase sales per square foot, reduce markdowns and overhead and create important efficiencies and cost savings in the most labor intensive areas of the business. The Company's merchandising systems assist merchandise planners in allocating inventory to each store based on its specific attributes and recent sales trends. Additional systems allow the Company to efficiently transfer slow moving merchandise to stores selling such items more rapidly, identify merchandise requiring mark downs and maintain in-stock positions in basic items such as hosiery and jeans. These systems have enabled the Company to better manage its inventory while reducing costs.

GROWTH STRATEGY

     The following are the primary elements of the Company's growth strategy:

     CONTINUED MARGIN IMPROVEMENTS THROUGH AUTOMATED MERCHANDISE ALLOCATION. The Company believes it can increase sales and profitability through automated inventory planning, allocation and transfer systems. During the past four years, the Company has devoted significant computer programming resources to the design and development of its automated, algorithm-based merchandise allocation and transfer systems. These systems allow specific merchandise to be allocated and, if necessary, transferred to stores where it is being more rapidly sold. By continuing to maximize instock positions by merchandise classification, the Company believes that the use of this proprietary system should continue to increase sales and reduce markdowns, thereby improving margins.

     NEW STORE OPENINGS IN SMALLER MARKETS. The Company has identified locations in both its existing and new markets which are potential sites for new stores. Such sites are primarily located in smaller communities, where the Company experiences its highest margins and where the Company believes it has a competitive advantage over local retailers and where it is also difficult for larger department stores to profitably operate. In addition, expansion into existing markets may be accomplished at a lower cost, as the Company can utilize its existing systems such as merchandising, credit, distribution and store personnel scheduling in these markets, thereby minimizing the incremental cost of opening new stores.
                                       30

     MAKING SELECTED STRATEGIC ACQUISITIONS. The Company believes that it can continue to benefit from selected strategic acquisitions by (i) consolidating overhead functions, (ii) introducing its superior management systems and (iii) applying its merchandising, sales and customer service methods to acquired retailers. The Company believes that such acquisitions will allow it to improve overall profitability by amortizing its fixed cost structure over a larger revenue base and by improving sales per square foot and profitability of acquired small town stores. The Company believes that retail chains operating in small towns offer attractive acquisition opportunities, as such markets typically have only limited competition from locally owned retailers and little or no competition from regional department stores. During 1994, this strategy resulted in the acquisition of forty-five store leases from Beall-Ladymon, located primarily in Louisiana, Arkansas and Mississippi. Management continues to actively search for other potential locations that meet its site selection criteria including market size, economic demographics, customer profile and competitive environment and, as a result, expects to open sixteen additional new stores during the remainder of 1995. Many of these stores will be opened as Stage stores in new markets including Missouri, Illinois, Kansas and Iowa.

STORE CLOSURES

     The Company approved the Store Closure Plan during the fourth quarter of 1994, pursuant to which it would close forty Fashion Bar stores, primarily located in major regional malls within the Denver area. To date, the Company has closed all but one of such stores. Management determined that the return on the investment needed to upgrade these stores and the promotional efforts required to make these stores more competitive were neither justified nor compatible with the Company's overall merchandising philosophies. Upon completion of the Store Closure Plan during 1995, twelve Fashion Bar stores will remain open. Management anticipates that two of the twelve remaining stores will close once lease termination agreements are reached with the respective landlords or upon the expiration of their leases between August 1996 and January 1998. These two stores are not included in the Store Closure Plan as management is unsure of the cost and timing of the store closures. Management is optimistic that merchandising and pricing strategies consistent with its other stores can be successfully applied to the ten Fashion Bar stores which will remain open. Management plans to gradually remodel the majority of these stores in order to update their look and provide its customers with a fashionable, pleasant shopping environment. Nine of the remaining ten Fashion Bar stores will be converted to Stage stores during 1995. The downtown Denver location will continue to be a Fashion Bar store. See Note 2 to the Consolidated Financial Statements.

COMPANY OPERATIONS

     The Company's merchandising strategy focuses on the traditionally higher margin categories of women's, men's and children's apparel and accessories offered at an everyday fair price. Sales associates are encouraged to adopt a "can do" attitude in order to "exceed a customer's expectations." The Company offers a selected assortment of first-quality, moderately priced merchandise which is divided into distinct departments including, misses, men's, boy's, shoes, intimate apparel, juniors, children's accessories, cosmetics and gifts. Merchandise mix may vary significantly from store to store to accommodate differing demographic factors.

     The Company purchases merchandise from a vendor base of over two thousand suppliers. The Company's leading vendors for 1994 were Levi Strauss, Liz Claiborne, Haggar, Guess, Hanes, Nike and Reebok. No one supplier accounted for more than 9% of the Company's 1994 purchases. The Company, through its membership in AMC, a cooperative buying service, purchases imported merchandise for its private label program. The membership provides the Company with group purchasing opportunities.
                                       31

     Set forth below is the percentage of sales by major merchandise departments for 1993 and 1994.

    Department                                            1993    1994
    ----------                                            ----    ----
Mens/Young Men .......................................     21%     20%
Juniors ..............................................     15      15
Misses Sportswear ....................................     14      15
Accessories & Gifts ..................................      9      10
Children .............................................      9       9
Shoes ................................................      8       8
Intimate .............................................      6       6
Special Sizes ........................................      5       5
Misses Dresses .......................................      4       4
Cosmetics ............................................      4       4
Boys .................................................      3       3
Furs & Coats .........................................      2       1
                                                          ---     ---
                                                          100%    100%
                                                          ===     ===

     The Company's integrated merchandising systems are designed to provide its buyers with necessary information and analytical support and include, among others, (i) an automated merchandise financial planning and allocation system which recognizes the attributes and current merchandise needs by classification for each store, (ii) a staple stock replenishment system to ensure the Company is in stock on basic items such as hosiery, foundation garments, dress shirts and jeans and (iii) markdown exception analysis and merchandise transfer exception reporting. The Company also maintains an assortment planning system to closely tailor the merchandise assortment in each store based on local demographics and historical trends and to automatically allocate merchandise accordingly. The Company's information systems monitor slow and fast moving merchandise to enable the Company to transfer slower moving merchandise from one store to another store where such merchandise may be selling more rapidly.

     The Company maintains a four hundred fifty thousand square foot distribution center with the capacity to support approximately one billion dollars in aggregate annual sales volume. The automated and centralized distribution center enables the Company to distribute most merchandise within forty-eight hours of receipt.

CREDIT SERVICES

     The Company offers its own private label credit card program which enhances the Company's relationship with core customers by tailoring credit availability to individual customers and facilitating frequent communication of promotional offerings. The private label credit card program includes over 1.5 million active accounts and comprised approximately 55% of sales during the first six months of 1995. The Company's independent dedicated communications system links its corporate headquarters with each store enabling immediate point-of-sale credit approval for the use of private label credit cards.

COMPETITION

     The retail apparel industry is highly competitive and the Company faces substantial competition, particularly in the Houston market, from national and regional department and specialty stores. Some of the Company's competitors are considerably larger than the Company and have substantially greater financial and other resources. The Company believes its store format, merchandising strategy and customer service, combined with an emphasis on operating systems and technology, enable it to effectively compete with department stores and specialty stores located in the Company's

                                       32

markets. The Company believes that its knowledge of local markets, developed over seventy years of service, has enabled it to establish a strong franchise in most of its markets.

EMPLOYEES

     During 1994, the Company employed an average of (i) 273 salaried and 176 hourly employees in its Houston corporate headquarters, (ii) 26 salaried and 429 hourly employees in its Jacksonville, Texas distribution center and credit facility and (iii) 663 salaried and 7,083 hourly employees (including 4,775 part-time workers) at store locations. The Company traditionally hires temporary store employees and increases the hours of part-time store employees during peak seasonal selling periods. There are no collective bargaining agreements in effect with respect to any of the Company's employees and the Company believes that it has excellent relationships with its employees.

PROPERTIES

     The Company's corporate headquarters is located in a one hundred thirty thousand square foot building in Houston, Texas. The Company leases the building and most of the land at its Houston, Texas facility. See "Certain Relationships and Related Transactions - Transactions with Management." The Company owns its four hundred fifty thousand square foot distribution center and its credit department facility, both located in Jacksonville, Texas. The Jacksonville distribution center collateralizes the Company's $25.0 million revolving credit facility entered into during January 1994.

     At April 29, 1995, the Company operated 248 stores located in Texas (157 stores), Louisiana (25 stores), Colorado (13 stores), Oklahoma (12 stores), Arkansas (12 stores), New Mexico (8 stores), Mississippi (6 stores), Illinois (4 stores), Alabama (3 stores), Missouri (3 stores), Kansas (2 stores), Iowa (2 stores) and Wyoming (1 store). Stores range in size from nine thousand to fifty thousand square feet with the majority between twenty thousand and thirty thousand square feet. The majority of the Palais Royal stores are located in metropolitan Houston in both strip shopping centers and enclosed malls. Bealls stores are located in strip shopping centers in small rural markets primarily in Texas. The Fashion Bar stores are principally located in Colorado, the majority of which are operated in enclosed malls. All store locations are leased except for three Bealls stores and two Fashion Bar stores which are owned. All leases provide for a base rent amount plus contingent rentals, generally based upon a percentage of gross sales.

LEGAL PROCEEDINGS

     From time to time the company and its subsidiaries are involved in various litigation matters arising in the ordinary course of the Company's business. None of the matters in which the Company or its subsidiaries are currently involved, either individually or in the aggregate, is material to the Company or its subsidiaries.
                                       33

                                   MANAGEMENT

     The following sets forth certain information with respect to the directors and executive officers of the Company. Pursuant to an equity stock purchase agreement (the "Equity Purchase Agreement"), the Company, Bain Capital, Inc. ("Bain"), certain affiliates of Bain, Citicorp Venture Capital Ltd. ("Citicorp"), Acadia Partners, L.P. ("Acadia") and certain other stockholders have agreed that until certain designated events occur, such parties will vote for Bain's nominees to the Board of Directors, and that so long as Acadia and its affiliates hold at least 5% of the outstanding Common Stock, such parties will vote for one Acadia nominee to the Board of Directors. Certain affiliates of Bain, an affiliate of Citicorp, Acadia and certain of Acadia's affiliates are stockholders. The current Bain nominees serving on the Board of Directors are Joshua Bekenstein and Adam Kirsch. The current Acadia nominee serving on the Board of Directors is Peter Mulvihill.

    NAME               AGE              POSITION
    ----               ---              --------
Bernard Fuchs (1) ....  68  Chairman

Carl Tooker ..........  47  Director, President and Chief Executive Officer

Mark Shulman .........  46  Executive Vice President/Chief Merchandising Officer

James Marcum .........  36  Executive Vice President/Chief Financial Officer

Stephen Lovell .......  40  Executive Vice President/Director of Stores

Vivian Baker .........  53  Senior Vice President/General Merchandising Manager

Jerry Ivie ...........  62  Senior Vice President, Secretary and Treasurer

Myrna Phillips .......  56  Senior Vice President/Marketing Director

Joshua Bekenstein (1)   37  Vice Chairman

Adam Kirsch(2) .......  33  Director, Vice President and Assistant Secretary

Peter Mulvihill(2) ...  36  Director

Lasker Meyer .........  69  Director
- ------------
(1)  Member of Compensation Committee
(2)  Member of Audit Committee

     Mr. Fuchs has been involved in retailing since 1944. He began his career with Grayson shops of California and subsequently served as Executive Vice President and Chief Operating Officer of S. Klein in New York from 1960 through 1967. He came to Palais Royal as Executive Vice President and Chief Operating Officer in 1967 and became President and Chief Executive Officer in 1979. Mr. Fuchs was Chairman and Chief Executive Officer of the Company from December 1988 until July 1994 when Mr. Tooker was appointed Chief Executive Officer. Mr. Fuchs continues to serve as Chairman.

     Mr. Tooker joined the Company as a Director, President and Chief Operating Officer on July 1, 1993 and, effective July 1, 1994, Mr. Tooker was appointed Chief Executive Officer. Mr. Tooker has 24 years of experience in the retail industry, 18 of which were spent in various management positions at the May Company where he most recently served as Chairman and Chief Operating Officer of Filene's of Boston from 1988 to 1990. In 1990, Mr. Tooker joined Rich's, a division of Federated Department Stores, Inc., as President and Chief Operating Officer, and in 1991 Mr. Tooker was promoted to Rich's Chief Executive Officer.

                                       34

     Mr. Shulman joined the Company in January 1994 as Executive Vice President and Chief Merchandising Officer with 24 years of retailing experience. Prior to joining the Company, Mr. Shulman held varying positions with Bloomingdales, Rikes and I. Magnin, all of which are divisions of Federated Department Stores, Inc. Since 1985, Mr. Shulman has served as President of Ann Taylor (Allied Stores), Henri Bendel (The Limited), Bon Jour and most recently, Leslie Fay.

     Mr. Marcum joined the Company in June 1995 as Executive Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Marcum served as Treasurer of the Melville Corporation from 1986 to 1989, Vice President and Controller of Marshalls, Inc., a division of the Melville Corporation, from 1989-1990 and most recently as Senior Vice President and Chief Financial Officer of Marshalls, Inc.

     Mr. Lovell joined the Company in June 1995 as Executive Vice President and Director of Stores. Prior to joining the Company, Mr. Lovell spent 15 years with Hit or Miss, a division of TJX Companies. Mr. Lovell's first position with Hit or Miss was Store Manager. He served as a District Manager, Regional Manager, Territorial Vice President and since January 1987, Senior Vice President and Director of Stores.

     Ms. Baker has served as the Company's Senior Vice President and General Merchandising Manager since December 1988 and was with Bealls since 1983 where she served as General Merchandising Manager. Ms. Baker was with Dillards for three years and Woodward and Lothrop for 15 years prior to joining Bealls.

     Mr. Ivie has served as Senior Vice President, Secretary and Treasurer since December 1988 and was with Palais Royal since 1976. Mr. Ivie previously spent 15 years in the finance department of Burdine's, a division of Federated Department Stores.

     Ms. Phillips joined the Company in October 1990 following three years of consulting work in retail communications. Previously, Ms. Phillips was Senior Vice President of Marketing at Foley's where she worked for 13 years after spending 14 years in the advertising departments at Gimbel's and Abraham & Straus.

     Mr. Bekenstein has been an officer and director since December 1988 and was elected Vice Chairman and Chief Financial Officer in May 1992. Mr. Bekenstein resigned as Chief Financial Officer upon the appointment of Mr. Marcum. Mr. Bekenstein has been a General Partner of Bain since its inception in 1987 and a Managing Director of Bain Capital, Inc. since May, 1993. Mr. Bekenstein also currently serves as a director of The Holson Burnes Group, Inc.

     Mr. Kirsch has been a Managing Director of Bain since May, 1993 and a General Partner of Bain since 1990 and was a Associate and Principal of Bain from 1987 to 1990. Mr. Kirsch also currently serves as a director of Brookstone, Inc., Duane Reade and Dade International Inc.

     Mr. Mulvihill has been a director since December 1988. Mr. Mulvihill has served as a Managing Director to Oak Hill Partners, Inc. (the management company for Acadia) since January 1993. From June 1987 through June 1991, Mr. Mulvihill was a Senior Vice President of Rosecliff, Inc., (the former management company for Acadia) and as a consultant to Acadia from June 1991 through December 1992.

     Mr. Meyer served as Vice-Chairman and Chief Merchandising Officer from May 1989 until he retired in December 1993. Mr. Meyer has been a director since 1988 and continues to serve as a director. Mr. Meyer was in Foley's from 1959 until 1987, when he retired from his position as Chairman and Chief Executive Officer. From 1987 until May 1989, Mr. Meyer was an officer and director of Spoetzel Brewery, Inc.

                                       35
EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

     The following summarizes the principal components of compensation of the Company's Chief Executive Officer and the four highest compensated executive officers.

                                                                                   LONG-TERM
                                                                ANNUAL            COMPENSATION
                                                                                   ----------
                                                             COMPENSATION           AWARDS
                                                    ---------------------------    ----------
                                                                                   SECURITIES
                                                                                   UNDERLYING      ALL OTHER
                                                    FISCAL   SALARY       BONUS      OPTIONS/        COMP.
   NAME AND PRINCIPAL POSITION                       YEAR      ($)         ($)       SARs(#)        ($)(1)
   ---------------------------                      ------   -------      ------    ---------       --------
                                                     1994    450,000     65,265          --         36,885   (2)
Bernard Fuchs,                                       1993    450,000     59,200     197,000          1,260
                Chairman                             1992    150,000    489,000          --          1,260

Carl Tooker,                                         1994    468,750     56,128      50,000         67,774   (3)
                President and                        1993    247,916     75,000     200,000        132,116   (4)
                Chief Executive Officer              1992         --         --          --             --


Mark Schulman,                                       1994    276,614     37,820          --        394,144   (5)
                Executive Vice President and         1993         --         --          --             --
                Chief Merchandising Officer          1992         --         --          --             --

Vivian Baker,
                Senior Vice President and            1994    205,625         --          --          3,020
                General Merchandising                1993    195,000      3,750       1,175          3,020
                Manager                              1992    185,000     10,000          --          3,020

Jerry Ivie,                                          1994    175,008     20,000          --            702
                Senior Vice President,               1993    173,731      5,000       1,762            702
                Secretary and Treasurer              1992    171,600         --          --            450

(1) Unless otherwise indicated, amounts shown represent premiums paid on behalf of the officers for life insurance coverage.

(2) Amount shown reflects a distribution related to options vested of $35,625 and premiums for life insurance coverage of $1,260 paid to Mr. Fuchs during 1994.
                                       36

(3) Amount shown reflects a distribution related to options vested of $38,000, premiums for life insurance coverage of $174 and housing and auto allowances of $29,600 paid to Mr. Tooker during 1994.

(4) Amount shown reflects moving expenses of $114,861 and housing and auto allowances of $17,255 paid to Mr. Tooker during 1993.

(5) Amount shown reflects moving expenses of $385,184, premiums for life insurance coverage of $160 and housing and auto allowances of $8,800 paid to Mr. Shulman during 1994.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following discloses options granted during 1994 for the names executives in the compensation table above.

                                                                                       Potential Realizable Value at Assumed
                                                                                      Annual Rates of Stock Price Appreciation
                                          Individual Grants                                    For Option Term
                  -----------------------------------------------------------------   ---------------------------------------
                    Number of         % of Total
                   Securities           Options/
                   Underlying            SAR's          Excercise
                    Options/           Granted to        or Base                       0% Annual       5% Annual   10% Annual
                     SAR's            Employees in        Price                          Growth         Growth     Growth Rate
   Name            Granted(#) (1)     Fiscal Year (%)      ($)      Expiration Date      Rate ($)       Rate ($)       ($)
Carl Tooker           50,000            51.5%             $2.15        07/01/04           --            $67,500     $172,500

(1) All of such options were granted under the Company's stock option plan. The options granted under such plan are subject to vesting and repurchase provisions upon termination of employment.

                                       37

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

     THE FOLLOWING SUMMARIZES EXERCISES OF STOCK OPTIONS (GRANTED IN PRIOR YEARS) BY THE HIGHEST PAID EXECUTIVE OFFICERS IN THE PAST YEAR, AS WELL AS THE NUMBER AND VALUE OF ALL UNEXERCISED OPTIONS HELD BY THE NAMED OFFICERS AT THE END OF 1994.
                                              Number of
                                             Securities       Value of
                                             Underlying    Unexercised In-
                                             Unexercised      the-Money
                                           Options/SARs at  Options/SARs at
                                              FY-End(#)      FY-End ($)(1)
                   Shares                   -------------    -------------
                Acquired on     Value       Exercisable/     Exercisable/
Name            Excercise(#)  Realized($)   Unexercisable    Unexercisable
- -------------  -------------  -----------   -------------    -------------
Bernard Fuchs        --          --       49,250 / 147,750   $76,875 / $230,625
Carl Tooker          --          --       40,000 / 210,000    82,000 / 328,000
Mark Shulman         --          --          -- / 100,000          -- / --
Vivian Baker         --          --          -- / 1,175           -- / --
Jerry Ivie           --          --          -- / 1,762           -- / --

(1) Value is based upon the stock price as of January 28, 1995 ($2.15) minus the exercise price. Market value is determined in good faith by the Board of Directors and is based upon the historical and projected financial performance of the Company.

COMPENSATION OF DIRECTORS

     During 1994, Dr. Berry and Mr. Meyer received cash compensation of $8,750 and $54,167, respectively, for services rendered as directors. No other directors received compensation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Compensation Committee are Mr. Fuchs and Mr. Bekenstein, who served in such capacities during the last fiscal year. Each member of the Compensation Committee abstains from voting on matters relating directly to such member's compensation as an executive officer. Mr. Bekenstein is a Managing Director of Bain, an affiliate of a principal stockholder. See "Certain Relationships and Related Transactions" for a description of certain transactions between Mr. Fuchs and the Company and Bain and the Company.

                                       38
MANAGEMENT AGREEMENTS

     The Company, Bain and certain of its affiliates, Citicorp and Bernard Fuchs entered into a management agreement (the "Fuchs Management Agreement"), dated as a May 26, 1989 and amended effective February 1, 1993, pursuant to which (i) the Company employed Mr. Fuchs as an executive officer and (ii) Mr. Fuchs purchased from Bain and certain of its affiliates, and an affiliate of Citicorp, in the aggregate, 293,750 shares of the Company's common stock for $0.09 per share and 250 shares of the Company's senior preferred stock for $1,000 per share (subsequently redeemed in connection with a refinancing of the Company in 1993). The Fuchs Management Agreement provides that transfers of common stock by Mr. Fuchs are subject to certain rights to first offer and refusal of the Company and the other parties of the Fuchs Management Agreement.

     Pursuant to the Fuchs Management Agreement, Mr. Fuchs served as Chairman of the Board and Chief Executive Officer until July 1, 1994 when Mr. Tooker was appointed Chief Executive Officer. Mr. Fuchs will continue to serve as Chairman. The Fuchs Management Agreement, as amended, provides for a base salary plus an annual incentive bonus based on an increase in the Company's pretax income (excluding any increase or decrease in pretax income attributable to any financial restructuring) as compared to the fiscal year in which the bonus is being paid. The incentive bonus is applicable to fiscal years 1993 through 1998. Mr. Fuchs may also be awarded discretionary bonuses by the Company's Compensation Committee elected by the Board of Directors. The Fuchs Management Agreement generally restricts Mr. Fuchs from competing with the Company or its subsidiaries for a period of 24 months after his termination, except for termination without cause. Mr. Fuchs' base salary for the next four fiscal years shall be $450,000, $300,000, $200,000 and $100,000, respectively.

     In connection with the February 1993 amendment to the Fuchs Management Agreement, the Company also entered into a stock option agreement with Mr. Fuchs providing the grant of options to acquire up to 150,000 shares of the Company's common stock at a original purchase price of $5.00 per share. Such options are subject to vesting and repurchase restrictions. In connection with the formation of ARI, such options were converted into options to acquire shares of ARI common stock (the "Common Stock") at a price of $0.10 per share and the right to receive payments equaling $0.95 per option share ratably over the vesting schedule.

     On July 1, 1993, the Company and Carl Tooker entered into an employment agreement (the "Tooker Management Agreement") providing for Mr. Tooker's employment as Director, President and Chief Operating Officer. As discussed above, Mr. Tooker was appointed Chief Executive Officer effective July 1, 1994. The Tooker Management Agreement provides for an initial base salary of $425,000 plus and annual incentive bonus based on an increase in the Company' pretax income (excluding any increase or decrease in pretax income attributable to any financial restructuring) as compared to the fiscal year in which the Company recorded its highest pretax income prior to the fiscal year for which the bonus is being paid. The Tooker Management Agreement also provided for an initial grant of options to purchase 200,000 shares of the Company's common stock at $5.00 per share, subsequently converted into options to acquire shares of Common Stock as described above for Mr. Fuchs. Pursuant to Mr. Tooker's appointment to CEO, he was awarded additional options to purchase 50,000 shares of Common Stock with an exercise price of $2.15 per share and his annual salary was adjusted to $500,000. Such options and the related Common Stock are subject to vesting and repurchase restrictions.

     On January 31, 1994, the Company and Mark Shulman entered into an employment agreement (the "Shulman Employment Agreement") providing for Mr. Shulman's employment as Executive Vice President and Chief Merchandising Officer. The Shulman Employment Agreement provides for an initial base salary of $275,000 plus an annual incentive bonus based on an increase in the Company's pretax income (excluding any increase or decrease in pretax income attributable to any financial restructuring) as compared to the fiscal year in which the Company recorded its highest pretax income prior to the fiscal year for which the bonus is being paid. The Shulman Employment Agreement also provided for an initial grant of options to purchase 100,000 shares of Common Stock with an exercise price of $2.15 per share. Such options and the related Common Stock are subject to vesting and repurchase requirements.

     On June 1, 1995, the Company and James Marcum entered into an employment agreement (the "Marcum Employment Agreement") providing for Mr. Marcum's employment as Executive Vice President and Chief Financial

                                       39

Officer. The Marcum Employment Agreement provides for an initial base salary of $275,000 plus an annual incentive bonus based on the Company's actual versus planned pretax income. The Marcum Employment Agreement also provided for an initial grant of options to purchase 100,000 shares of Common Stock with an exercise price of $2.88 per share. Such options and the related Common Stock are subject to vesting and repurchase requirements.

     On June 1, 1995, the Company and Steven Lovell entered into an employment agreement (the "Lovell Employment Agreement") providing for Mr. Lovell's employment as Executive Vice President and Director of Stores. The Lovell Employment Agreement provides for an initial base salary of $275,000 plus an annual incentive bonus based on the Company's actual versus planned pretax income. The Lovell Employment Agreement also provided for an initial grant of options to purchase 75,000 shares of Common Stock with an exercise price of $2.88 per share. Such options and the related Common Stock are subject to vesting and repurchase requirements.

     The Company, Bain and certain of its affiliates and Citicorp also entered into management agreements with Vivian Baker and Jerry Ivie as well as certain other officers, pursuant to which such officers purchased from either Bain and certain of its affiliates, and affiliates of Citicorp or the Company, shares of Common Stock and senior preferred stock of ARI (subsequently redeemed in connection with the Refinancing). The shares of Common Stock acquired pursuant to such management agreements ("Executive Stock") are subject to certain vesting provisions in addition to restrictions on transfer and repurchase options. The management agreements give the Company, or if the Company does not exercise its repurchase right, Bain and certain of its affiliates, Citicorp and Acadia, the right to repurchase all or a portion of such Executive Stock upon termination of the officer's employment. If the officer's termination of employment is for any reason other than cause or voluntary (as defined in the management agreement), the officer has the option to require the Company to repurchase the Executive Stock. The repurchase price upon termination is the lower of the fair market value or the original cost of the officer for unvested Executive Stock and the fair market value for vested Executive Stock. Executive Stock vests 40% two years from the date of issue and in 20% annual increments thereafter.

     If the Board of Directors and the holders of a majority of the Common Stock then outstanding approve the sale of the Company to an independent third party (whether by merger, consolidation, sale of all or substantially all of the outstanding capital stock), the holders of Executive Stock are required to consent and raise no objections against such transaction. Additionally, holders of Executive Stock are required to agree to sell all of their Executive Stock and rights to acquire Common Stock issued pursuant to the stock Option Plan (as defined herein) if the transaction is structured as a sale of stock. The Company has the right to redeem the Executive Stock held by any holder who fails to comply with these provisions.

COMPANY RETIREMENT PLAN

     The Specialty Retailers, Inc. Retirement Plan (the "Company Retirement Plan") is a qualified defined benefit plan. Benefits under the Company Retirement Plan are administered through a trust arrangement providing benefits in the form of monthly payments or a single lump sum payment. The Company Retirement Plan covers substantially all employees who have completed one year of service with 1,000 hours of service. The Company Retirement Plan is administered by the retirement plan committee (the "Committee"), and its three to five members are appointed by the Company. All determinations of the Committee are made in accordance with the provision of the Company Retirement Plan in a uniform and nondiscriminatory manner.

     Generally, a participant is eligible for a benefit on his/her normal retirement date, which is the later of age 65 or the fifth anniversary of the date of hire. A participant may elect an early retirement benefit if he/she is at least 55 years old, has 10 Years of Service (as defined below) and retires from active employment with the Company. Early retirement benefits are reduced according to a formula established in the Company Retirement Plan based upon each full month that the participant's age is less than 65 on the date the payments commence. If a participant who is vested terminates employment, he/she is entitled to deferred benefit payable at his/her normal retirement date or an earlier date, if requested, but not before age 55.

     The amount of a participant's retirement benefit is based on each Year of Credited Service (as defined below) and on his/her earnings for that year. The individual yearly benefits are then totaled to determine the annual benefit at

                                       40

age 65. A participant's accrued benefits in the superseded plan are determined in accordance with the terms of those plans except as modified by the terms of the Company Retirement Plan. The annual amount of the participant's normal retirement benefit is derived, subject to certain limitations, by adding (i) 1% of earning up to $30,600 plus 1 1/2% of the excess of such earnings over $30,600 for each Year of Credited Service earned on or after July, 1989 through December 31, 1991 (ii) 1% of earnings upon to 31,800 plus 1 1/2% of the excess of such earnings over $31,800 for each Year of Credited Service earned after December 31, 1991 (iii) 1% of earnings up to $42,500 plus 1 1/2% of the excess of such earnings over $42,500 for each year of credited service earned after December 31, 1994 and (iv) accrued benefits determined in accordance with the terms of the Company Retirement Plan under any superseded plan. The normal retirement benefit formula produces an annual benefit which is paid to the participant in equal monthly installments. The standard form of payment for a single participant is a monthly benefit payable for the participant's life only. The standard form of payment for a married participant is a 50% joint and survivor benefit, which provides a reduced monthly benefit to the participant during his/her lifetime, and 50% of that benefit to the participant's spouse for his/her lifetime in the event of the participants' death. Other forms of the payment are also provided including lump sum payouts, but they require participant election. In addition, the Committee may elect to pay the benefit equivalent of a benefit payable at normal retirement date in the form of a lump sum payment, if the lump sum payment does not exceed $3,500.

     Any participant who is credited with 1,000 or more hours of service in a calendar year receives a "Year of Service", while any participant who is credited with 1,284 or more of service in a calendar year receives a "Year of Credited Service". Years of Service determine a participant's eligibility for benefits under the Company Retirement Plan, and the percentage vested in those benefits. After five Years of Service, a participant is 100% vested. Participants in any superseded plan earn Years of Service and Years of Credited Service pursuant to sightly different criteria for plan years beginning prior to January 1, 1990.

     The Company Retirement Plan is funded entirely by Company contribution which are held by a trustee for the exclusive benefit of the participants. The company voluntarily agreed to contribute the amounts necessary to provide the assets required to meet the future benefits payable to Company Retirement Plan participants. Under the Company Retirement Plan, contributions are not specifically allocated to individual participants. Although the Company intends to continue the Company Retirement Plan indefinitely, it can terminate the plan at any time, upon which all participants will become 100% vested in any benefit accrued to the extend funds are available in trust. In this event, assets will be allocated to benefit categories in the order specified in the Company Retirement Plan.

     As of January 28, 1995, the estimated annual benefits payable upon retirement at normal retirement age subject to certain adjustments permitted by applicable federal law, for individuals named in the cash compensation table above would be as follows: Mr. Fuchs-$0; Mr. Tooker-$0; Mr. Shulman-$0; Ms. Baker-$19,225; and Mr. Ivie-$40,250. No amounts were paid or distributed during 1994 pursuant to the Company Retirement Plan to any of the individuals named or included in the group in the cash compensation table above.

                                       41

                              BENEFICIAL OWNERSHIP

     ARI's authorized equity consist of the Common Stock and the Class B common stock (the "Class B Common Stock"). Except as otherwise described herein, all shares of the Common Stock and the Class B Common Stock are identical and entitle the holders thereof to the same rights and privileges (except as described below). Holders of the Class B Common Stock may elect at any time to convert any or all of such shares into the Common Stock, on a share-for-share basis, to the extent the holder thereof is not prohibited from owning additional voting securities by virtue of regulatory restrictions. The holders of the Common Stock are entitled to one vote per share on all matters to the voted upon by the stockholders. Except as required by law, holders of the Class B Common Stock do not have the right to vote on any matters to be voted upon the stockholders. As of April 17, 1995, 1,468,750 shares of the Class B Common Stock were outstanding, 1,320,198 of which is owned by Court Square Capital Limited (see note (3) to ownership table below). Except as described in note (3) below, the percentage of shares of the Common Stock is calculated assuming no Class B Common Stock is converted.

     The table below sets forth certain information regarding ownership of the Common Stock as of April 17, 1995 assuming exercise of options exercisable within sixty days of such date by (i) each person or entity who owns of record or beneficially 5% or more of the Common Stock, (ii) each director and named executive officer and (iii) all executive officers and directors as a group. Each of such stockholders is assumed to have sole voting and investment power as to the shares shown. Known exceptions are noted.
                                               NUMBER OF    PERCENTAGE OF
                                               SHARES OF      SHARES OF
    NAME                                      COMMON STOCK  COMMON STOCK (7)
Joshua Bekenstein (5).......................   5,358,143        46.2%
Adam Kirsch (5).............................   5,340,645        46.1%
Bain and the Tyler Entities (1).............   5,291,911        45.7%
Acadia Partners, L.P. (2)...................   3,515,466        30.3%
Bernard Fuchs (4)...........................   1,073,000         9.3%
Court Square Capital, Limited (3)...........     390,667         3.4%
Carl Tooker (4).............................      49,800           --
Vivian Baker................................      34,310           --
Jerry Ivie..................................      32,665           --
Mark Shulman................................      20,000           --
Lasker Meyer................................      11,750           --
Peter Mulvihill (6).........................          --           --
All executive officer and directors as a
  group (10 Persons) (4)....................   6,647,672        57.4%


(1) The Tyler Entities include Tyler Capital Fund, L.P., Tyler Massachusetts, L.P. and Tyler International, L.P.-II. Such entities are managed by Bain. Bain is a California limited partnership with seven individuals serving as general partners, including Joshua Bekenstein, Vice Chairman and a director of the Company, and Adam Kirsch, a director of the Company. The address of Bain and the Tyler Entities is Bain Capital Inc., Two Copley Place, Boston, Massachusetts 02116.

(2) Amounts shown represent shares held by the nominee of Acadia and shares held by FWHY-Coinvestment I Partners, L.P. ("FCP") and Oak Hill Partners, Inc., ("Oak Hill"), both affiliates of Acadia. The address of Acadia and FCP is 201 Main Street, Fort Worth, Texas 76102. The address of Oak Hill is 65 East 55th Street, New York, New York 10022.

(3) Court Square Capital Limited, a Delaware corporation, is a direct wholly-owned subsidiary of Citicorp Banking Corporation, a Delaware corporation, which is a direct wholly-owned subsidiary of Citicorp, a Delaware corporation. Amount and percentage shown do not include 1,320,198 shares of the Class B Common Stock, owned by Court Square Capital Limited. Each share of Class B Common Stock is convertible, subject to substantial restrictions, into one share
                                       42

    of Common Stock. Assuming full conversion of all shares of Class B Common Stock, Court Square Capital would own 13.3% of the then outstanding Common Stock. The address of Court Square Capital Limited is 399 Park Avenue, 6th Floor, New York, New York 10043.

(4) Amounts shown include shares of Common Stock that such persons or group could acquire upon the exercise of options exercisable within sixty days. Options for 486,212 shares of Common Stock were held by all executive officers and directors as a group (10 persons) of which 62,350 are exercisable within sixty days. Amount shown for Mr. Fuchs includes (i) 470,000 shares held by the Fuchs Family Limited Partnership for which Mr. Fuchs may be deemed to possess beneficial ownership and (ii) 2,350 options which are exercisable.

(5) Amounts shown include shares beneficially owned by Bain and the Tyler Entities. Mr. Bekenstein and Mr. Kirsch may be deemed to share voting and dispositive power as to all shares owned by Bain and the Tyler Entities.

(6) Mr. Mulvihill is a director and a managing director of the investment advisor to Acadia. In addition, Mr. Mulvihill holds indirectly a limited interest in Acadia and holds directly a limited interest in Oak Hill. However, he does not hold or share voting or dispositive power as to shares beneficially owned by Acadia or Oak Hill.

(7) No percentage of class is shown for holdings less than 1%.

                                       43

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH MANAGEMENT

     The Company's corporate headquarters in Houston, Texas and the land and buildings in which six Palais Royal stores are located are leased from PR Investments, Ltd ("PR Investments"), a partnership in which Mr. Fuchs, his wife and certain former owners of Palais Royal are general partners. The lease relating to the corporate headquarters is for a term of 50 years expiring in 2032 and includes an established minimum annual rent adjusted periodically for changes in the Consumer Price Index ("CPI"). Three of the Palais Royal store leases with PR Investments are for terms of 20 years expiring in the years 1999, 1999 and 2000, respectively. The remaining three Palais Royal store leases with PR Investments are for 25-year terms expiring in the years 2005, 2010 and 2010, respectively. All of the Palais Royal store leases with PR Investments provide the option to extend the term of the lease for two consecutive five-year terms. One of the Palais Royal leases with PR Investments provides for the option to extend the term of the lease for an additional 20 years. In addition to an established minimum annual rent adjusted for changes in the CPI, the above described store leases include additional rent calculated at 4% of gross sales exceeding established levels per store. During 1994, the Company paid PR Investments an aggregate of $2.0 million under all leases described above. The Company believes that the terms of the leases with PR Investments are comparable to leases with unaffiliated third parties covering similar properties.

     During 1993, the Company entered into an employment agreement with its new President and Chief Executive Officer. As part of this agreement, the Company agreed to purchase his former residence for $1.2 million and loaned $0.3 million to him. The loan is due October 2, 1996 and bears a market rate of interest.

     As of April 17, 1995, executive officers and directors as a group (10 persons) owned 1,293,451 shares of Common Stock and 486,212 options to purchase Common Stock (excluding shares beneficially owned by Bain and the Tyler Entities).

TRANSACTIONS WITH BAIN

     Pursuant to a professional service agreement, Bain received fees for professional services rendered and expense reimbursements in the amount of $0.6 million in 1994. The agreement provides for Bain to render financial, acquisition and management services and receive its usual and customary fees, based upon actual services rendered. The agreement is terminable at any time at the discretion of the board of directors of the Company.

                                      44

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following discussion sets forth information concerning the material terms of the Company's indebtedness outstanding after giving effect to issuance of the New Securities.

     The Senior Notes were originally issued in an aggregate principal amount of $150.0 million and bear interest at 10% payable semi-annually on February 15 and August 15. The Company is required to make a mandatory sinking fund payment on August 15, 1999 equal to twenty five percent of the original principal amount. The Company has purchased $20.0 million of the Senior Notes which satisfied a portion of the August 15, 1999 sinking fund requirement. The Senior Notes are general unsecured obligations and rank senior to all subordinated debt of the Company including the 11% Notes.

     The 11% Notes were originally issued in an aggregate principal amount of $100.0 million and bear interest at 11% payable semi-annually on February 15 and August 15. The Company is required to make a mandatory sinking fund payment on August 15, 2002 equal to forty percent of the original principal amount. The 11% Notes are subordinated to the obligations under the Senior Notes.

     The Company currently has outstanding $14,983,000 principal amount of 9% Bealls Holding Subordinated Debentures due 2002 (the "9% Bealls Holding Subordinated Debentures") and $14,313,000 principal amount of 7% Bealls Holding Junior Subordinated Debentures due 2003 (the "7% Bealls Holding Junior Subordinated Debentures") which were issued to the former holders of Bealls common stock in connection with the Company's acquisition of Bealls.

     The 9% Bealls Holding Subordinated Debentures originally earned interest at the per annum rate of 9%. However, the per annum interest rate for the 9% Bealls Holding Subordinated Debentures increased to 10% on January 1, 1994, 11% on January 1, 1995 and increases to 12% on January 1, 1996. The 9% Bealls Holding Subordinated Debentures are prepayable at the Company's option in whole or in part at their face amount, plus accrued but unpaid interest. The Company is required to redeem the 9% Bealls Holding Subordinated Debentures beginning not later than the December 31, 1997 in not more than six equal annual installments. The 7% Bealls Holding Junior Subordinated Debentures earn interest at the per annum rate of 7%. The Company is entitled to prepay the 7% Bealls Holding Junior Subordinated Debentures in whole or in part at any time prior to, and is required to redeem the 7% Bealls Holding Junior Subordinated Debentures in whole not later than December 31, 2003 at a price of 100% of the principal amount thereof plus accrued but unpaid interest.

     In connection with FB Holdings' acquisition of Fashion Bar in June, 1993, FB Holdings issued to the former holders of the capital stock of Fashion Bar 7% FB Holdings Subordinated Notes due 2000 (the "7% FB Holdings Subordinated Notes") in the aggregate principal amount of $3,550,000. The Company currently has outstanding $4,234,000 principal amount of the 7% FB Holdings Subordinated Notes. Fifty percent of the outstanding principal amount of the 7% FB Holdings Subordinated Notes is due on June 30, 1999, with the entire principal amount and accrued and unpaid interest due on June 30, 2000. The Company is required to prepay certain principal amounts of the 7% FB Holdings Subordinated Notes if certain financial targets are achieved. The 7% FB Holdings Subordinated Notes are prepayable at any time at the Company's option in whole or in part. The 7% FB Holdings Subordinated Notes earn interest at the per annum rate of 7%. Prior to June 1995, the Company could, at its option, pay interest in the form of additional 7% FB Holdings Subordinated Notes in a principal amount equal to the amount equal to the amount otherwise payable in cash.

     The 9% Bealls Holding Subordinated Debentures, the 7% Bealls Holding Junior Subordinated Debentures and the 7% FB Holdings Subordinated Notes are direct obligations of the Company.

     The Company has a revolving credit agreement with The First National Bank of Boston (the "Bank") (the "Credit Agreement") under which it may draw up to $25.0 million. Of this amount, $15.0 million may be used to support letters of credit. As of April 29, 1995, $11.8 million of the total commitment was used to collateralize letters of credit resulting in available funds of $13.2 million. Effective March 31, 1995, the Company entered into a separate agreement with the Bank under which it may borrow an additional $10.0 million for seasonal working capital needs (the "Seasonal Credit
                                       45

Agreement" and together with the Credit Agreement, the "Revolving Credit Agreement"). Funds are available under the Seasonal Credit Agreement from August 15 through January 15 of each calendar year. The Revolving Credit Agreement is available through February 3, 1998 and provides for a commitment fee of 1/2 of 1% of the average daily unused portion of the commitment amount paid on a quarterly basis. Interest is charged on outstanding loans at a base rate plus a specified margin. The base rate is higher of the Bank's prime rate or 1/2 of 1% above the Federal Funds Effective Rate (as defined in the Revolving Credit Agreement). The specified margin range is 1.25% to 2.75% based on calculated debt service ratios as defined in the Revolving Credit Agreement. The Revolving Credit Agreement contains covenants which, among other things, restricts the (i) incurrance of additional debt, (ii) purchase of certain investments, (iii) payment of dividends, (iv) formation of certain business combinations, (v) disposition of certain assets, (vi) acquisition of subordinated debt, (vii) use of proceeds received under the agreement and (viii) transactions with related parties. The Revolving Credit Agreement also requires that SRI maintain a debt service ratio above a predetermined level. The Revolving Credit Agreement is secured by the Company's distribution center located in Jacksonville, Texas, including equipment located therein, and a pledge of SRPC stock. The net book value of the distribution center was approximately $11.0 million at January 28, 1995.
                                       46

                         DESCRIPTION OF NEW SECURITIES

     THE NEW SECURITIES. The New Securities are to be issued as a separate series of notes pursuant to the same Indenture under which the Old Securities have been issued, between the Company and The First National Bank of Boston, as trustee (the "Trustee"). The terms of the New Securities include those stated in the Indenture. Capitalized terms not defined in the text shall have the meaning set forth in "Certain Definitions."

PRINCIPAL, MATURITY AND INTEREST

     The New Securities are limited in aggregate principal amount to $18,250,000 million and will mature on August 15, 2003. Interest on the New Securities will accrue at the rates per annum set forth on the cover page of this Prospectus and will be payable semi-annually on February 15 and August 15 of each year, commencing on February 15, 1996, to Holders of record on the immediately preceding February 1 and August 1. Interest on the New Securities will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The New Securities will be payable both as to principal and interest at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of the New Securities at their respective addresses set forth in the register of holders of New Securities. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The New Securities will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

SUBORDINATION

     The New Securities will be general unsecured obligations of the Company, will rank junior to all existing and future Senior Debt, pari passu with the existing 11% Notes and senior to all existing and future subordinated Indebtedness of the Company, including the 7% FB Holdings Subordinated Notes, the 9% Bealls Holdings Subordinated Debentures and the 7% Bealls Holdings Junior Subordinated Debentures. The existing 11% Notes, however, are guaranteed on a senior subordinated basis by Palais Royal.

     The Company may not make any payment or distribution to the Trustee or any Holder upon or in respect of Obligations with respect to the Securities and may not acquire from the Trustee or any Holder any Securities for cash, securities or other property (other than securities that are subordinated to at least the same extent as the Securities to (a) Senior Debt and (b) any securities issued in exchange for Senior Debt), until all principal and other Obligations with respect to the Senior Debt have been paid in full, if: (i) a default in the payment of any principal, premium, if any, interest or other Obligations with respect to Designated Senior Debt occurs and is continuing beyond any applicable period of grace (whether upon maturity, as a result of acceleration or otherwise); or (ii) a default occurs and is continuing that then permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity, and the Trustee receives a written notice of a default (a "Payment Blockage Notice") from the Holders, or from the Representative of the Holders, of any such Designated Senior Debt. If the Trustee receives any such notice, a subsequent notice received within 360 days thereafter shall not be effective. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of at least 180 days.

     Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property in an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, Holders of Senior Debt of the Company, will be entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest after commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the Holders of the New Securities will be entitled to receive any payment, until all Obligations with respect to Senior Debt of the Company are paid in full, any distribution to which the holders of the New Securities would be entitled shall be made to the holders of Senior Debt (except that Holders of the New Securities may receive securities that are subordinated at least to the same extent as the New Securities are to the Senior Debt).
                                       47
REDEMPTION

     OPTIONAL REDEMPTION. The Company shall not have the option to redeem the Securities prior to August 15, 1998. Thereafter, the Company shall have the option to redeem the Securities, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on August 15 of the years indicated below:

            YEAR                                 PERCENTAGE

            1998............................       105.500%
            1999............................       104.125%
            2000............................       102.750%
            2001............................       101.375%
            2002 and thereafter.............       100.000%

     Notwithstanding the preceding paragraph, at any time prior to August 15, 1996, the Company may redeem the Securities with the net proceeds of an initial public offering of common stock of ARI, to the extent that such net proceeds thereof are contributed to the Company as common equity, at a redemption price equal to 110% of the principal amount thereof, plus accrued and unpaid interest thereon to the applicable redemption date; PROVIDED that at least $11,929,000 in aggregate principal amount of Securities remain outstanding immediately after the occurrence of such redemption and that such redemption occurs within 30 days of the date of the closing of such initial public offering.

     MANDATORY REDEMPTION. The Securities are subject to redemption on September 15, 2002 through the operation of the mandatory sinking fund. The Company will make a mandatory sinking fund payment sufficient to retire by redemption on such mandatory redemption date Securities equal to 40% of the aggregate principal amount of the Securities authenticated and delivered under the Indenture (regardless of the principal amount of Securities then outstanding) at a redemption price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the redemption date.

     The sinking fund payment shall be made by depositing immediately available funds sufficient therefor with the Paying Agent (as defined in Section 2.03 of the Indenture) one Business Day prior to September 15, 2002. Selection of the Securities to be redeemed shall be made by the Trustee.

SELECTION AND NOTICE

     If less than all of the Securities are to be redeemed at any time, selection of the securities for redemption will be made by the Trustee in compliance with the requirement of the principal national securities exchange, if any, on which such securities are listed, or, if such securities are not so listed, on a PRO RATA basis, by lot or by such method as the Trustee shall deem fair and appropriate; PROVIDED that no Security of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Securities to be redeemed at its registered address. If any Security is to be redeemed in part only, the notice of redemption that relates to such security shall state the portion of the principal amount thereof will be issued in the name of the Holder thereof upon cancellation of the original security. On and after the redemption date, interest ceases to accrue on the securities or portions of them called for redemption.

CERTAIN COVENANTS

     DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Indenture provides that the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions to the Company or any of its Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or pay any Indebtedness owed to the Company or any of its Subsidiaries, (b)

                                       48

make loans or advances to the Company or any of its Subsidiaries or (c) transfer any of its properties or assets to the Company or any of its Subsidiaries, in each case, except for such encumbrances or restrictions existing under or by reasons of (i) Existing Indebtedness as in effect on the date hereof, (ii) Indebtedness permitted to be incurred pursuant to clause (a) of the second paragraph of Section 4.09 of the Indenture, (iii) the Indenture, (iv) applicable law, (v) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in anticipation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (vi) by reason of non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (vii) with respect to clause (c) above, purchase money obligations for property acquired in the ordinary course of business or (viii) permitted Refinancing Indebtedness (as defined below), PROVIDED that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

     INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK. The Indenture provides that the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and the Company shall not issue any Disqualified Stock and shall not permit any of its Subsidiaries to issue any shares of preferred stock; PROVIDED, HOWEVER, that the Company may incur Indebtedness if (i) the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least (a) 2.25 to 1, if such date is prior to August 15, 1995 and (b) 2.50 to 1 thereafter, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional Indebtedness had been incurred at the beginning of such four-quarter period and (ii) such Indebtedness is pari passu with or subordinated in right of payment to the Securities and has a Weighted Average Life to Maturity that is greater than the remaining Weighted Average Life to Maturity of the Securities.

     The foregoing limitations will not apply to (a) the incurrence by the Company or any of its Subsidiaries of revolving credit Indebtedness and letters of credit, and any extension, refinancing, renewal, replacement or refunding thereof, in an aggregate principal amount at any one time outstanding not to exceed $25 million, less the amount of Net Proceeds of Asset Sales that have been applied to permanently reduce borrowings and commitments under any such facility, PROVIDED that the proceeds of such Indebtedness are not used for acquisitions or other expenditures not in the ordinary course of business, (b) the incurrence by the Company or any of its Subsidiaries of the Existing Indebtedness, (c) the incurrence by the Company and its Subsidiaries of Indebtedness represented by the Securities and the Senior Securities, (d) the incurrence by the Company or any of its Subsidiaries of Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, refund or defease, Indebtedness incurred pursuant to the immediately preceding paragraph or pursuant to clause (b), (c) or (g) of this paragraph ("Refinancing Indebtedness"); PROVIDED, HOWEVER, that (1) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of Indebtedness so extended, refinanced, renewed, replaced, substituted, refunded or defeased, (2) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than either (x) the remaining Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, refunded or defeased or (y) the remaining Weighted Average Life to Maturity of the Securities and (3) if applicable, the Refinancing Indebtedness shall be subordinated in right of payment to the Securities on terms at least as favorable to the Holders of Securities as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, refunded or defeased (a "Permitted Refinancing"), (e) intercompany Indebtedness between or among the Company and any of its Wholly Owned Subsidiaries that are Subsidiary Guarantors, (f) the incurrence by the Company of Hedging Obligations to protect the Company against interest rate risk with respect to variable rate Indebtedness permitted to be incurred by the Indenture, (g) additional Indebtedness in an aggregate principal amount not to exceed $10 million at any one time outstanding, (h) Capital Lease Obligations in an aggregate principal amount not to exceed $2 million at any one time outstanding, (i) purchase money Indebtedness in an aggregate principal amount not to exceed $2 million at any one time outstanding, (j) the incurrence of Indebtedness pursuant to the Registration Rights Agreement as in effect on the date of the Indenture and (k) the incurrence by the Company and its Subsidiaries of Hedging Obligations with respect to long-term Indebtedness of an Accounts Receivable Subsidiary.

                                       49

     ASSET SALES. The Indenture provides that the Company shall not, and shall not permit any of its Subsidiaries to:

              (i) sell, lease, convey or otherwise dispose of any assets (including by way of a sale-and-leaseback) other than (A) in the ordinary course of business, (B) contributions, dispositions or other transfers of accounts receivable to an Accounts Receivable Subsidiary that is wholly owned, directly or indirectly, by the Company in exchange for Equity Interests in such Accounts Receivable Subsidiary or sales of accounts receivable to an Accounts Receivable Subsidiary for cash and promissory Securities, in each case for consideration having a value at least equal to 95% of the book value thereof as determined in accordance with GAAP and (C) sales of assets securing Indebtedness permitted to be incurred pursuant to clause (a) of the second paragraph of Section 4.09 of the Indenture if the Lien on such assets is permitted by clause (a) of the definition of Permitted Liens and the net proceeds from the sale of such assets are applied to permanently reduce commitments and borrowings under such Indebtedness, or

              (ii)  issue or sell equity securities of any of its Subsidiaries,

in each case, whether in a single transaction or a series of related transactions, (a) that have a fair market value in excess of $3 million or (b) for net proceeds in excess of $3 million (each of the foregoing, an "Asset Sale"), unless (x) the Company (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets sold or otherwise disposed of and (y) at least 80% of the consideration received therefor by the Company or such Subsidiary is in the form of cash; PROVIDED, HOWEVER, that, for purposes of this clause (y), the amount of (A) any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet or in the Securities thereto), of the Company or any Subsidiary (other than liabilities that are by their terms subordinated to the Securities) that are assumed by the transferee of any such assets and (B) any Securities or other obligations received by the Company or any such Subsidiary from such transferee that are immediately converted by the Company or such Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

     Within 180 days after any Asset Sale, the Company (or such Subsidiary) may
(a) irrevocably commit to apply the Net Proceeds from such Asset Sale to an Investment in another business, capital expenditures or other long-term assets, in each case, in accordance with Section 4.16 of the Indenture, (b) permanently reduce long-term Senior Debt (including by way of an Asset Sale Offer of Senior Securities), (c) permanently reduce borrowings and commitments under Indebtedness permitted to be incurred pursuant to clause (a) of the second paragraph of Section 4.09 of the Indenture, PROVIDED that any Net Proceeds that are committed to be used pursuant to this sentence are so used within 360 days after such Asset Sale or (d) offer to redeem and redeem 11% Notes in accordance with the 11% Notes Indenture. Pending the final application of any such Net Proceeds, the Company (or such Subsidiary) may temporarily reduce Senior Debt or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from such Asset Sale that are not finally applied or invested as provided in the first sentence of this paragraph or that remain following consummation of the offer to redeem contemplated by the 11% Notes Indenture will be deemed to constitute "Excess Proceeds." Within five days of each date on which the aggregate amount of Excess Proceeds exceeds $5 million, the Company shall commence an Asset Sale Offer pursuant to purchase the maximum principal amount of Securities that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Securities tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company (or such Subsidiary) may use such deficiency for general corporate purposes. Upon completion of such offer to purchase, the amount of Excess Proceeds will be deemed to be reset at zero.

     LIENS. The Indenture provides that the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens, unless the Securities are equally and ratably secured thereby.
                                       50

     LINE OF BUSINESS. The Indenture provides that the Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than those businesses in which the Company and its Subsidiaries are engaged on the date hereof and other businesses directly related thereto (it being understood that the Company and its Subsidiaries may engage in retailing activities).

     TRANSACTIONS WITH AFFILIATES. The Indenture provides that the Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (including any Accounts Receivable Subsidiary) (each of the foregoing, an "Affiliate Transaction"), unless (a) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (b) the Company delivers to the Trustee (i) with respect to any Affiliate Transaction involving aggregate consideration in excess of $1 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above and such Affiliate Transaction is approved by a majority of the Board of Directors and (ii) with respect to any Affiliate Transaction involving aggregate consideration in excess of $2 million (other than a contribution, disposition or other transfer of accounts receivable to an Accounts Receivable Subsidiary in accordance with Section 4.10 of the Indenture), an opinion as to the fairness to the Company or such Subsidiary from a financial point of view issued by an investment banking firm of national standing; PROVIDED, HOWEVER, that (i) any employment agreement entered into by the Company or any of its Subsidiaries in the ordinary course of business of the Company or such Subsidiary, (ii) transactions between or among the Company and/or its Wholly Owned Subsidiaries,
(iii) transactions permitted under Section 4.07 of the 11% Securities Indenture and (iv) payments to Bain for services rendered in an aggregate amount not to exceed $1 million in any fiscal year, plus reasonable out-of-pocket expenses, shall not be deemed Affiliate Transactions.

     SENIOR SUBORDINATED DEBT. The Indenture provides that the Company shall not incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness that is subordinated or junior in right of payment to any Senior Debt of the Company and senior in any respect in right of payment to the Securities.

     MERGER, CONSOLIDATION, OR SALE OF ASSETS. The Indenture provides that the Company shall not consolidate or merge with or into (whether or not the Company is the surviving corporation) or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another corporation or Person unless (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia, (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company pursuant to a supplemental indenture, in a form reasonably satisfactory to the Trustee, under the Securities and the Indenture, (iii) immediately after such transaction, no Default or Event of Default exists and (iv) the Company or any Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) shall have Consolidated Net Worth (immediately after the transaction) equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) shall, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (a) of the first paragraph of Section
4.09 of the Indenture.

     Notwithstanding anything else contained in the Indenture to the contrary, the Company is entitled to merge with a Wholly Owned Subsidiary of the Company, PROVIDED that if the Company is not the surviving entity of such transaction, the surviving entity shall comply with clause (ii) of the immediately preceding paragraph.

     ACCOUNTS RECEIVABLE SUBSIDIARIES. The Company (a) shall not permit any Accounts Receivable Subsidiary to sell any accounts receivable purchased from the Company or any of its Subsidiaries or participation interests therein to any other Person except on an arms-length basis and solely for consideration in the form of cash, Cash Equivalents or

                                       51

Indebtedness of or other interests in a Master Trust, PROVIDED that such Accounts Receivable Subsidiary may not sell such Indebtedness or other interests to any other Person except on an arms-length basis and solely for consideration in the form of cash or Cash Equivalents, (b) shall not permit any Accounts Receivable Subsidiary to incur Indebtedness in an amount in excess of the book value of such Accounts Receivable Subsidiary's total assets, as determined in accordance with GAAP, and (c) shall not, and shall not permit any of its Subsidiaries to, sell accounts receivable to an Accounts Receivable Subsidiary if (i) such Accounts Receivable Subsidiary, pursuant to or within the meaning of Bankruptcy Law, (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a Custodian of it or for all or substantially all of its property or (D) makes a general assignment for the benefit of its creditors or (ii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against such Accounts Receivable Subsidiary, (B) appoints a Custodian of such Accounts Receivable Subsidiary or for all or substantially all of the property of such Accounts Receivable Subsidiary or (C) orders the liquidation of such Accounts Receivable Subsidiary.

     REPORTS. (a) Whether or not required by the rules and regulations of the Commission, so long as any Securities are outstanding, the Company shall furnish to all Holders all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants. Whether or not required by the rules and regulations of the Commission, the Company shall file a copy of all such information with the Commission for public availability and shall promptly make such information available to all investors who request it in writing.

EVENTS OF DEFAULTS AND REMEDIES

     Events of Default include: (i) default for 30 days in the payment when due of interest on the Securities; (ii) default in the payment when due of principal of or premium, if any, on the Securities when the same becomes due and payable at maturity, upon redemption (including in connection with an offer to purchase) or otherwise, (iii) failure by the Company to comply with Section 4.09, 4.10 or
5.01 of the Indenture, which failure remains uncured for 30 days; (iv) failure by the Company for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Securities then outstanding to comply with certain other agreements in the Indenture or the Securities; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries), whether such Indebtedness or Guarantee now exists or is created after the date of the Indenture, which default (a) is caused by a Payment Default or (b) has resulted in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5 million or more; (vi) a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company or any of its Material Subsidiaries and such judgment or judgments remain undischarged for a period (during which execution shall not be effectively stayed) of 60 days, PROVIDED that the aggregate of all such undischarged judgments exceeds $5 million; (vii) certain events of bankruptcy or insolvency with respect to the Company pursuant to Section 6.01 of the Indenture. If any Event of Default occurs and is continuing, the Trustee or the Holders of least 25% in principal amount of the then outstanding Securities may declare all the Securities to be due and payable immediately; PROVIDED, that so long as any Indebtedness permitted to be incurred pursuant to clause (a) of the second paragraph of Section 4.09 of the Indenture shall be outstanding, such acceleration shall not be effective until the earlier of (i) an acceleration under any such Indebtedness or (ii) five business days after receipt by the Company of written notice of such acceleration of the Securities. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Significant Subsidiary or any group of Material Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, all outstanding Securities will become due and payable without further action or notice. In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Securities pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and

                                       52

immediately due and payable to the extent permitted by law. If an Event of Default occurs prior to August 15, 1998 by reason of any wilful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Securities prior to such date, then the premium specified in Section 6.02 of the Indenture shall also become immediately due and payable to the extent permitted by law. Holders may not enforce the Indenture or the Securities except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Securities may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Securities notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Securities then outstanding by notice to the Trustee may on behalf of the Holders of all of the Securities waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Securities; PROVIDED, HOWEVER, that the Holders of a majority in aggregate principal amount of the then outstanding Securities may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS.

     No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Securities.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Securities ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Securities, except for (i) the rights of Holders of such Securities to receive payments in respect of the principal of, premium, if any, and interest on such Securities when such payment are due, (ii) the Company's obligations with respect to such Securities concerning issuing temporary Securities, registration of Securities, mutilated, destroyed, lost or stolen Securities and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trust, duties and immunities of the applicable Trustee, and the Company's obligations in connection therewith and
(iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligation shall not constitute a Default or Event of Default with respect to the Securities. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute and Event of Default with respect to the Securities.

     In order to exercise either Legal Defeasance of Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Securities, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Securities on the stated date for payment thereof or on the applicable redemption date, as the case may be, of such principal or installment of principal, or premium, if any, or interest on such Securities; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published, by the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of such Securities will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal

                                       53

Defeasance had not occurred; (iii) in the case of the Covenant Defeasance, the Company shall have delivered to the applicable Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the Holders of such Securities will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default with respect to the Indenture resulting from the incurrence of Indebtedness, all or a portion of which will be used to defease the Securities concurrently with such incurrence) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance of Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an Officer's Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of such Securities over other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or other; and (vii) the Company shall have delivered to the applicable Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

     Subject to certain exceptions, the Indenture or the Securities may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Securities, and any existing default or compliance with any provision of the Indenture or the Securities may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Securities. Without the consent of any Holder of a Security, the Indenture or the Securities may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Securities in addition to or in place of certificated Securities, to provide for the assumption of the Company's obligations to Holders of the Securities in case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Securities or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act. In addition, pursuant to Section 9.07 of the Indenture, certain amendments, supplements and waivers will take effect automatically if the required percentage of the Company's 11% Notes consent to such amendment, supplement or waiver.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Securities in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Security selected for redemption. Furthermore, the Company is not required to transfer or exchange any Security for a period of 15 days before a selection of such Securities to be redeemed.

BOOK-ENTRY, DELIVERY AND FORM

     The New Securities offered pursuant to the Exchange Offer will initially be issued in the form of one global security for the New Securities (the "Global Securities"). The Global Securities will be deposited on the date of the Closing of the sale of the New Securities offered hereby (the "Closing Date") with, or on behalf of, the Depositary and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Securities Holder").

     The Depositary is limited-purpose trust company that was created to hold securities for its participating organization (collectively, the "Participants" or the "Depositary's Participant's") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in the accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchaser), banks

                                       54

and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

     The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Securities, the Depositary will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of the Global Securities and (ii) ownership of the New Securities will be shown on, and the transfer ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants.

     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer New Securities will be limited to such extent.

     So long as the Global Securities Holder is the registered owner of any New Securities, the Global Securities Holder will be considered the sole owner of such New Securities under the Indenture. Except as provided below, owners of New Securities will not be entitled to have New Securities registered in their names, will not receive or be entitled to receive physical delivery of New Securities in definitive form, and will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in New Securities represented by the Global Securities to pledge such interest to persons or entities that do not participate in the Depositary's system or to otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

     Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of any New Securities by the Depositary, or for mailing, supervising or reviewing any records of the Depositary relating to such New Securities.

     Payments in respect of the principal of, premium, if any, and interest on any New Security registered in the name of a Global Securities Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Securities Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the New Securities, including the Global Securities, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee have or will have any responsibility or liability for the payment of such amounts to beneficial owners of New Securities (including principal, premium, if any, and interest), although the Company understands that it is the Depositary's practice to immediately credit the accounts of the relevant Participants with such payment, in accounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Depositary.

     Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Securities will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

CERTIFICATE SECURITIES

     If (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of New Securities in definitive form under the Indenture, then, upon surrender by the relevant Global Securities, New Securities in such form will be issued to each person that such Global Securities Holder and the Depositary identifies as the beneficial owner of the related Securities. In addition, subject to certain conditions, any person having a beneficial interest in the Global Securities may, upon request to the Trustee, exchange such beneficial interest for New Securities in definitive form. Upon any such issuance, such Trustee

                                       55

is required to register such New Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). Such New Securities would be issued in fully registered form.

     Neither the Company nor the Trustee shall be liable for any delay by the related Global Securities Holder or the Depositary in identifying the beneficial owners or the related New Securities and each such person may conclusively rely on, and shall be protected in relying on, instructions from such Global Securities Holder or of the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Securities to be issued).

SAME-DAY SETTLEMENT AND PAYMENT

     The Indenture requires that payments in respect of the New Securities (including principal, premium, if any, and interest) be made in immediately available funds. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the New Securities are expected to be eligible to trade in the PORTAL Market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in the New Securities will therefore be required by the Depositary to be settled in immediately available funds. No assurance can be given as to the effect, if any, of such settlement arrangement on trading activity in the New Securities.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     Pursuant to the Registration Rights Agreement, the Company agreed to file with the Commission promptly after the Closing Date the Registration Statement of which this Prospectus is a part under the Securities Act with respect to the New Securities. Upon the effectiveness of the Registration Statement, the Company will offer to the Holders of Transfer Restricted Securities who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for New Securities. If any Holder of Transfer Restricted Securities (other than an "affiliate" of the Company, as defined in Rule 144 under the Securities Act) notifies the Company that it is prohibited by law or commission policy from participating in the Exchange Offer, it may not resell the New Securities acquired by it in the Exchange Offer to the public without delivering a Prospectus and the prospectus contained in the Registration Statement is not appropriate or available for such resales by such holder, or it is a broker-dealer and holds Securities acquired directly from the Company or one of its affiliates, the Company will file with the Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of Transfer Restricted Securities by Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its best efforts to cause the Registration Statement to be declared effective by the Commission as promptly as practicable after the date of filing. For purposes of the foregoing, "Transfer Restricted Securities" means each Old Security until (i) the date on which such Old Security has been exchanged for a New Security in the Exchange Offer and is entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirement of the Securities Act, (ii) the date on which such Old Security has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iii) the date on which such Old Security is distributed to the public pursuant to Rule 144 under the Securities Act or by a broker-dealer pursuant to the plan of distribution contemplated by the Registration Statement (including delivery of the Prospectus contained therein).

     The Registration Rights Agreement provides that (i) the Company and will file a Registration Statement with the Commission on or prior to 30 days after the Closing Date, (ii) the Company will use its best efforts to have such Registration Statement declared effective by the Commission on or prior to 90 days after the Closing Date, and (iii) unless the Exchange Offer would not then be permitted by a policy of the commission, the Company shall have commenced the Exchange Offer and shall use its best efforts to issue, on or prior to 30 business days after the date on which the Registration Statement was declared effective by the Commission (the "Effectiveness Date"), New Securities in exchange for all Old Securities tendered prior thereto in the Exchange Offer. If
(i) the Registration Statement is not filed with the Commission on or prior to 30 days after the Closing Date, (ii) the Registration Statement has not been declared effective by the Commission within 90 days after the Closing Date or the Shelf Registration Statement (if required) is not declared effective within 30 business days after consummation of the Exchange Offer, (iii) the Exchange Offer has not been consummated within 30 business days after the Effectiveness Date (unless the Exchange Offer is

                                       56

contrary to established Commission policy) or (iv) the Shelf Registration Statement is filed and declared effective but shall thereafter cease to be effective without being succeeded within eight business days thereafter by any additional Registration Statement filed and declared effective (each such event referred to in clauses (i) through (iv), a "Registration Default"), the Company will pay liquidated damages to each Holder of Transfer Restricted Securities, during the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Old Securities constituting Transfer Restricted Securities held by such Holder. The amount of the liquidated damages will increase by an additional $.05 per week per $1,000 principal amount of Transfer Restricted Securities for each subsequent 90-day period until the Registration Statement is declared effective, the Exchange Offer is consummated or the Shelf Registration Statement again becomes effective, as the case may be, up to a maximum amount of liquidated damages of $.30 per week per $1,000 principal amount of Old Securities constituting Transfer Restricted Securities. All accrued liquidated damages shall be paid to Holder by wire transfer immediately available funds or by federal funds check by the Company on each Damages Payment Date (as defined in the Registration Rights Agreement). Following the cure of a Registration Defaults, the payment of liquidated damages will cease.

     Holders of Old Securities will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement in order to have their Securities included in the Shelf Registration Statement and benefit from the provisions regarding liquidated damages set forth in the preceding sentence. In addition, for so long as the Old Securities are outstanding, the Company will continue to provide to holders of Old Securities and to prospective purchasers of the Old Securities the information required by Rule 144A(d)(4). The Company will provide a copy of the Registration Rights Agreement to prospective investors upon request.

CONCERNING THE TRUSTEE

     The Indenture contains limitations on the rights of the Trustee, should the Trustee become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Securities will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provide that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Securities, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to the Company at 10201 Main Street, Houston, Texas 77025, Attention: Corporate Secretary.

CERTAIN DEFINITIONS.

     "ACCOUNTS RECEIVABLE SUBSIDIARY" means a Wholly Owned Subsidiary of the Company or a Subsidiary of such Wholly Owned Subsidiary, in each case which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Company as an Accounts Receivable Subsidiary pursuant to a board resolution set forth in an Officers' Certificate and delivered to the Trustee, (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company, (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way, other than pursuant to representations and covenants entered into in the ordinary course of business in connection with sales of accounts receivable or (iii) subjects any property or asset of the Company or any other

                                       57

Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations and covenants entered into in the ordinary course of business in connection with sales of accounts receivable, (b) with which neither the Company nor any other Subsidiary of the Company has any contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such other Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, other than sales of accounts receivable in accordance with Section
4.10 of the Indenture and fees payable in the ordinary course of business in connection with servicing accounts receivable and (c) with which neither the Company nor any other Subsidiary of the Company has any obligation (i) to subscribe for additional shares of Capital Stock or other Equity Interests therein or (ii) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results.

     "ACQUIRED DEBT" means, with respect to any specified Person, Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person.

     "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED, HOWEVER, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "AGENT" means any Registrar, Paying Agent or co-Registrar.

     "BAIN" means Bain Capital, a California limited partnership, and/or Bain Capital, Inc., a Delaware corporation.

     "BANKRUPTCY LAW" means title 11, U.S. Code or any similar federal or state law for the relief of debtors.

     "BOARD OF DIRECTORS" means the Board of Directors of the Company, or any authorized committee of such Board of Directors.

     "BUSINESS DAY" means any day other than a Legal Holiday.

     "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on the balance sheet in accordance with GAAP.

     "CAPITAL STOCK" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including, without limitation, partnership interests.

     "CASH EQUIVALENTS" means (i) cash, (ii) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500,000,000, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper rated P-1 or the equivalent thereof by Moody's Investors Service, Inc. or A-1 or the equivalent thereof by Standard & Poor's Corporation and, in each case, maturing within six months after the date of acquisition.

                                       58

     "CONSOLIDATED CASH FLOW" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, to the extent deducted in computing Consolidated Net Income, (a) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale,
(b) provision for taxes based on income or profits, (c) consolidated interest expense of such Person for such period, whether paid or accrued (including amortization of original issue discount, non-cash interest payments and the interest component of Capital Lease Obligations), (d) the amount of depreciation and amortization (including amortization of goodwill and other intangibles) of such Person for such period and (e) the amount of other non-cash charges not in the ordinary course of business with respect to which there is no corresponding future cash payment prior to August 15, 2003.

     "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED, that (i) the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the referent Person or a Wholly Owned Subsidiary that is a Subsidiary Guarantor, (ii) the Net Income of any Person that is a Subsidiary shall be included only to the extent (a) of the amount of dividends or distributions paid to the referent Person or a Wholly Owned Subsidiary that is a Subsidiary Guarantor or (b) that the declaration or payment of dividends or similar distributions by such Subsidiary of such Net Income is at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect (net of taxes) of a change in accounting principles shall be excluded.

     "CONSOLIDATED NET WORTH" means, with respect to any Person, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries plus (ii) the respective amounts reported on such Person's most recent balance sheet with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date hereof in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all Investments in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges, all of the foregoing determined in accordance with GAAP.

     "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of ARI who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "CORPORATE TRUST OFFICE OF THE TRUSTEE" shall be at the address of the Trustee specified in Section 11.02 of the Indenture or such other address as to which the Trustee may give notice to the Company.

     "CUSTODIAN" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

     "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "DEPOSITORY" means, with respect to the Securities issuable or issued in whole or in part in global form, the Person specified in Section 2.03 of the Indenture as the Depository with respect to the Securities, until a successor shall have been appointed and become such pursuant to the applicable provision of the Indenture, and, thereafter, "Depository" shall mean or include such successor.

                                       59

     "DESIGNATED SENIOR DEBT" means (i) obligations of the Company under the Senior Notes and the Senior Note Indenture and (ii) any other Senior Debt permitted hereunder the principle amount of which is $25 million or more that has been designated by the Company as Designated Senior Debt.

     "DISQUALIFIED STOCK" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to August 15, 2003.

     "11% NOTES" means the Company's 11% Series A Senior Subordinated Notes due 2003 and 11% Series B Senior Subordinated Notes due 2003, issued pursuant to the 11% Notes Indenture.

     "11% NOTES INDENTURE" means that certain indenture, dated as of August 2, 1993, among the Company, Palais Royal, Inc., a Texas Corporation, and The First National Bank of Boston, a national banking association, as trustee, as amended or supplemented from time to time, relating to the 11% Notes.

     "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "EXISTING INDEBTEDNESS" means Indebtedness of the Company and its Subsidiaries in existence on the date of the Indenture, until such amounts are repaid.

     "FIXED CHARGE COVERAGE RATIO" means, with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Subsidiaries incurs or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock or consummates an Asset Sale or acquires any assets subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, or the consummation of such Asset Sale or the acquisition of such assets, as if the same had occurred at the beginning of the applicable four-quarter period (including, in each case, any Consolidated Cash Flow related thereto).

     "FIXED CHARGES" means, with respect to any Person for any period, the sum of (a) consolidated interest expense (net of interest income generated from cash and Cash Equivalents) of such Person for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, non-cash interest payments and the interest component of Capital Lease Obligations but excluding amortization of deferred financing fees), (b) the interest expense of any other Person for such period with respect to Indebtedness that is guaranteed by the referent Person or any of its Subsidiaries and (c) the product of (i) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Subsidiary) (other than dividend payments to the Company or any Wholly Owned Subsidiary of the Company that is a Subsidiary Guarantor on any series of preferred stock of such Person, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

     "GOVERNMENT SECURITIES" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

                                       60

     "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "HOLDER" means a Person in whose name a Security is registered.

     "INDEBTEDNESS" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, Securities, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the Guarantee of items that would be included within this definition.

     "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

     "LEGAL HOLIDAY" means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

     "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); PROVIDED, HOWEVER, that Liens shall not include any interest that the Company or its Subsidiaries may retain in accounts receivable sold in accordance with
Section 4.10 of the Indenture.

     "LIQUIDATED DAMAGES" means all liquidated damages then owing pursuant to the Registration Rights Agreement.

     "MASTER TRUST" means a trust organized for the purpose of securitizing the accounts receivable held by an Accounts Receivable Subsidiary that does not engage in any business other than (a) the purchase of accounts receivable or participation interests therein, (b) the issuance and distribution of indebtedness and other interests in such trust to (i) the Accounts Receivable Subsidiary or (ii) to other parties for cash or Cash Equivalents on an arms-length basis, (c) the servicing of accounts receivable and any indebtedness or interests in such trust and (d) activities ancillary to the actions described in clauses (a), (b) and (c).

     "MATERIAL SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture, substituting "5%" for all references in such definition to "10%."

     "NET INCOME" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, any gain (but not loss),

                                       61

together with any related provision for taxes on such gain (but not loss), realized in connection with any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions), and excluding any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

     "NET PROCEEDS" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets.

     "NOTE CUSTODIAN" means the Trustee, as custodian with respect to the Securities in global form, or any successor entity thereto.

     "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "OFFERING CIRCULAR" means the offering circular dated July 19, 1995 and the final offering circular dated July 20, 1995 relating to the offering of the Securities.

     "OFFICER" means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

     "PERMITTED INVESTMENTS" means (a) any Investments in the Company or in a Wholly Owned Subsidiary of the Company; (b) any Investments in Cash Equivalents;
(c) Investments by the Company or any Subsidiary of the Company in a Person if, as a result of such Investment (i) such Person becomes a Wholly Owned Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary of the Company; (d) Investments in an Accounts Receivable Subsidiary received in consideration of contributions or sales of accounts receivable permitted under Section 4.10 of the Indenture, (e) other Investments made after the date of the Indenture in an aggregate amount (measured at the time each such Investment is made) not exceeding $7.5 million and (f) Investments existing on the date of the Indenture.

     "PERMITTED LIENS" means (a) Liens securing Indebtedness permitted to be incurred pursuant to clause (a) of the second paragraph of Section 4.09 of the Indenture; (b) Liens in favor of the Company; (c) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company; PROVIDED, that such Liens were in existence prior to the contemplation of such merger or consolidation; (d) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company; PROVIDED, that such Liens were in existence prior to the contemplation of such acquisition; (e) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (f) Liens existing on the date hereof; (g) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; PROVIDED, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (h) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not, in the aggregate, exceed $5 million at any one time outstanding and that are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit); (i) Liens securing Indebtedness permitted to be incurred pursuant to clause (i) of the second paragraph of Section 4.09 of the Indenture; (j) Liens securing Senior Debt and (k) Liens in connection with Hedging Obligations.

                                       62

     "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust or unincorporated organization (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

     "PRINCIPALS" means Bain, the Tyler Entities (as defined in the 11% Securities Offering Circular), Acadia Partners, L.P., FWHY-Coinvestment I Partners, L.P., Rosecliff-Specialty Retailing 1989 Partners, L.P. and Court Square Capital Limited.

     "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, dated as of the date of the Indenture, by and among the Company and the other parties named on the signature pages thereof, relating to the Securities, as such agreement may be amended, modified or supplemented from time to time.

     "RELATED PARTY" with respect to any Principal means (a) any stockholder or partner of such Principal on the date of the Indenture or (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (a).

     "REPRESENTATIVE" means the indenture trustee or other trustee, agent or representative for any Senior Debt.

     "RESPONSIBLE OFFICER," when used with respect to the Trustee, means any officer within the Corporate Trust Division of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

     "RESTRICTED INVESTMENT" means an Investment other than a Permitted Investment.

     "SEC" means the Securities and Exchange Commission.

     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     "SENIOR DEBT" means (i) all Obligations of the Company under the Senior Notes and the Senior Note Indenture and (ii) any other Indebtedness that is permitted to be incurred by the Company pursuant to this Indenture unless the instrument under which such Indebtedness is incurred expressly provides that it is PARI PASSU with or subordinated in right of payment to the Securities. Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include (a) any trade payables, (b) any liability for federal, state, or local or other taxes owed or owing by the Company, (c) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates or (d) any Indebtedness that is incurred in violation of this Indenture.

     "SENIOR NOTE INDENTURE" means that certain indenture, dated August 2, 1993, among the Company, Palais Royal, Inc., a Texas corporation, and The First National Bank of Boston, as trustee, as amended or supplemented from time to time, relating to the Senior Securities.

     "SENIOR SECURITIES" means the Company's 10% Series A Senior Securities due 2000 and 10% Series B Senior Securities due 2000, if any, issued pursuant to Senior Note Indenture.

     "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

     "SUBSIDIARY" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly

                                       63

or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof other than Unrestricted Subsidiaries (except as used in the definition thereof).

     "SUBSIDIARY GUARANTOR" means any Subsidiary of the Company that executes a Guarantee of the obligations of the Company under the 11% Notes and the 11% Notes Indenture, and its successors and assigns.

     "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. ss.ss. 77aaa-77bbbb) as in effect on the date on which the Indenture is qualified under the TIA.

     "TRUSTEE" means the party named as such above until a successor replaces it in accordance with the applicable provisions of the Indenture and thereafter means the successor serving hereunder.

     "UNRESTRICTED SUBSIDIARY" means (a) any Wholly Owned Subsidiary of the Company designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution set forth in an Officers' Certificate and delivered to the Trustee (i) that, at the time of designation, has total assets not exceeding $1,000, (ii) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (A) is guaranteed by the Company or any other Subsidiary (other than another Unrestricted Subsidiary) of the Company, (B) is recourse to or obligates the Company or any other Subsidiary (other than another Unrestricted Subsidiary) of the Company in any way or (C) subjects any property or asset of the Company or any other Subsidiary (other than another Unrestricted Subsidiary) of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, (iii) with which neither the Company nor any other Subsidiary (other than another Unrestricted Subsidiary) of the Company has any contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such other Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company and (iv) with which neither the Company nor any other Subsidiary (other than another Unrestricted Subsidiary) of the Company has any obligation (A) to subscribe for additional shares of Capital Stock or other Equity Interests therein or (B) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results or (b) any Accounts Receivable Subsidiary.

     "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

     "WHOLLY OWNED SUBSIDIARY" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person, other than an Unrestricted Subsidiary (except as used in the definition thereof).

                                       64

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Old Securities were sold by the Company on July 27, 1995 to the Initial Purchaser pursuant to the Purchase Agreement. The Initial Purchaser subsequently placed the Old Securities with qualified institutional buyers in reliance on Rule 144A under the Securities Act. As a condition to the Purchase Agreement, the Company and the Initial Purchaser entered into Registration Rights Agreement, which requires, among other things, that promptly following the sale of the Old Securities to the Initial Purchaser, the Company will file with the Commission a Registration Statement under the Securities Act with respect to an issue of new notes of the Company identical in all material respects to the Old Securities, will use its best efforts to cause such Registration Statement to become effective under the Securities Act and, upon the effectiveness of that Registration Statement, will offer to the Holders of the Old Securities the opportunity to exchange their Old Securities for a like principal amount of New Securities, which will be issued without a restrictive legend and may be reoffered and resold by the Holder without restrictions or limitation under the Securities Act (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act). A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that New Securities issued pursuant to the Exchange Offer in exchange for Old Securities may be offered for resale, resold and otherwise transferred by any Holder of such New Securities (other than any such Holder which is an "affiliate of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Securities are acquired in the ordinary course of such Holder's business and such Holder does not intend to participate and has not arrangement or understanding with any person to participate in the distribution of such New Securities. Any Holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Securities could not rely on the position of the staff of the Commission enumerated in EXXON CAPITAL HOLDINGS CORPORATION (available April 13, 1989) or similar no-action letters and, in the exemption therefrom, must comply with the registration and prospectus deliver requirement of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security Holders information required by Item 507 of Regulation S-K. See "Description of the New Securities-Registration Rights." Each broker-dealer that receives New Securities for its own account in exchange for Old Securities, where such Old Securities were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a Prospectus in connection with any resale of such New Securities. See "Plan of Distribution."

     By tendering in the Exchange Offer, each Holder will represent to the Company that, among other things, (i) the New Securities acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Securities, whether or not such person is a Holder,
(ii) neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Securities, (iii) neither the Holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, and (iv) the Holder and such other person acknowledge that (a) any person participating in the Exchange Offer for the purpose of distributing the New Securities must, in the absence of an exemption therefrom, comply with the registration and prospectus deliver requirements of the Securities Act in connection with any resale of the New Securities and cannot rely on the no-action letter referenced above and (b) failure to comply with such requirements in such instance could result such Holder incurring liability under the Securities Act for which such Holder is not indemnified by the Company.

     Following the consummation of the Exchange Offer, Holders of the Old Securities who were eligible to participate in the Exchange Offer but who did not tender their Old Securities will not have any further registration rights and such Older Securities will continue to be subject to certain restriction on transfer. Accordingly, the liquidity of the market for such Old Securities could be adversely affected.

                                       65

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Securities validly tendered and not withdrawn prior to 5:00 p.m., New York City time on the Expiration Date. The Company will issue $1,000 principal amount of New Securities in exchange for each $1,000 principal amount of outstanding Old Securities. Holders may tender some or all of their Old Securities pursuant to the Exchange Offer. However, Old Securities may be tendered only in integral multiples of $1,000.

     The form and terms of the New Securities are the same as the form and terms of the Old Securities except (i) that the New Securities have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (ii) the Holders of the New Securities will not be entitled to certain rights under the Registration Rights Agreement, which rights will terminate when the Exchange Offer is terminated. The New Securities will evidence the same debt as the Old Securities and will be entitled to the benefits of the Indenture.

     As of the date of this Prospectus, $18,250,000 in aggregate principal amount of Old Securities were outstanding and registered in the name of Cede & Co. as nominee for the Depositary. The Company has fixed the close of business on August __, 1995 as the record date for the Exchange Offer for purposes of determining the person to whom this Prospectus and the Letter of Transmittal will be mailed initially.

     Holders or Old Securities do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Old Securities when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the New Securities from the Company.

     If any tendered Old Securities are not accepted for exchange because of any invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Old Securities will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

     Holders who tendered Old Securities in the Exchange Offer will not be required to pay brokerage commissions or fees or subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Securities pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "The Exchange Offer-Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, October __, 1995, unless the Company, in its sold discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered Holders and announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Securities, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered Holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company

                                       66

will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during the five to 10 business day period.

     Without limiting the manner in which the Company may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement.

INTEREST ON THE NEW SECURITIES

     The New Securities will bear interest from their date of issuance. Holders of Old Securities that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the New Securities. Such interest will be paid with the first interest payment of the New Securities. Interest on the Old Securities accepted for exchange will cease to accrue upon issuance of the New Securities.

     Interest on the New Securities is payable semi-annually on each February 15 and August 15, commencing on the first such date following their date of issuance.

PROCEDURES FOR TENDERING

     Only a Holder of Old Securities may tender such Old Securities in the Exchange Offer. To tender in the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Securities and any other required documents, to The First National Bank of Boston (the "Exchange Agent") prior to 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Old Securities, Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set froth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Deliver of the Old Securities may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

     By executing the Letter of Transmittal, each Holder will make to the Company the representations set forth above in the third paragraph under the heading "-Purpose and Effect of the Exchange Offer."

     The tender by a Holder and acceptance thereof by the Company will constitute agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OLD SECURITIES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD SECURITIES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Old Securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. See "Instruction to Registered Holder and/or Book-Entry Transfer Facility Participant from Owner" included with the Letter of Transmittal.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Securities tendered pursuant thereto are tendered (i) by a registered

                                       67

Holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered Holder of any Old Securities listed therein, such Old Securities must be endorsed or accompanied by a properly completed bond power, signed by such registered Holder as such registered Holder's name appears on such Old Securities with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Old Securities or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officer of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Securities at the book-entry transfer facility, The Depository Trust Company (the "Book-Entry Transfer Facility"), for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Securities by causing such book-entry transfer facility to transfer such Old Securities into the Exchange Agent's account with respect to the Old Securities in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Old Securities may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Securities and withdrawal of tendered Old Securities will be determined by the Company in it sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Securities not properly tendered or any Old Securities the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Securities. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Securities must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Old Securities, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Securities will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Securities received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

                                       68

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Securities and (i) whose Old Securities are not immediately available, (ii) who cannot deliver their Old Securities, the Letter of Transmittal or any other required documents to the Exchange agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

          (a) The tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Old Securities and the principal amount of Old Securities tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Securities (or a confirmation of book-entry transfer of such Old Securities into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Securities in proper form for transfer (or a confirmation of book-entry transfer of such Old Securities into the Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent Holders who which to tender their Old Securities according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Securities may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Old Securities in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Securities to be withdrawn (the "Depositor"), (ii) identify the Old Securities to be withdrawn (including the certificate number(s) and principal amount of such Old Securities, or, in the case of Old Securities transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited, (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Securities were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Securities registered the transfer of such Old Securities into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Securities are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Securities so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Securities will be issued with respect thereto unless the Old Securities so withdrawn are validly retendered. Any Old Securities which have been tendered but which are not accepted for exchange, will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Securities may be retendered by the following one of the procedures described above under "-Procedures for Tendering" at any time prior to the Expiration Date.

                                       69

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange New Securities for, any Old Securities, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Securities, if:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgement of Company, might materially impair the ability of the Company to proceed with Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries; or

          (b) any change, or any development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries has occurred which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer; or

          (c) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

          (d) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Securities and return all tendered Old Securities to the tendering Holders, (ii) extend the Exchange Offer and retain all Old Securities tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holder to withdraw such Old Securities (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Securities which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to 10 day period.

EXCHANGE AGENT

     The First National Bank of Boston has been appointed as Exchange Agent for the Exchange Offer. Questions and request for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

     The First National Bank of Boston
     Blue Hills Office Park
     Attn: Corporate Trust Division
     Mail Stop 45-02-15
     150 Royall Street
     Canton, MA 02021

                                       70

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by the telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers or other soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and will reimburse the Holders of the Old Securities for reasonable fees and expenses of not more than one firm acting as counsel for the Holders of Old Securities should such Holders deem it advisable to appoint such counsel or more than one firm as counsel for such Holders, if in the reasonable judgment of counsel to the Holders and counsel to the Company, a conflict exists among such Holders.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

     The Company will pay all transfer taxes, if any, applicable to the exchange of the Old Securities pursuant to the Exchange Offer. If, however, certificates representing the New Securities or the Old Securities for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Old Securities tendered, or if tendered Old Securities are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Old Securities pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other person) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT

     The New Securities will be recorded at the same carrying values as the Old Securities, which is face value, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer will be expended over the term of the New Securities.

SHELF REGISTRATION

     In addition, pursuant to the Registration Rights Agreement, if the Exchange Offer is not permissible under applicable federal law, or if any Holder of Old Securities (other than any Holder who may be deemed to be an "affiliate" of the Company under Rule 405 of the Securities Act) notifies the Company that its not permitted by law or any policy of the Commission to participate in the Exchange Offer, the Company is required to file with the Commission the Shelf Registration Statement to cover resales of Old Securities by the Holders thereof who provide certain information to the Company in connection with the Shelf Registration Statement. In the event that the Company is required to file the Shelf Registration Statement, it is required to use its best efforts to cause it to become effective. Unlike resales of New Securities by Holders who comply with the terms of the Exchange Offer, Holders of Old Securities must make their offers or sales by a prospectus relating to a registration statement in order not to be subject to the significant restrictions on transfer applicable to the Old Securities. See "The Exchange Offer-Resales of the New Securities; and
- -Consequences of Failure to Exchange."

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Old Securities that are not exchanged for New Securities pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Securities may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) so long as the Old Securities are eligible for resale pursuant to Rule 144A, to a person inside the United

                                       71

States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in the transaction meeting the requirements of Rule 144A, or in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirement of the Securities Act (and based upon an opinion of counsel if the Company so requests), (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or
(iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE NEW SECURITIES

     With respect to resales of New Securities, based on an interpretation by the staff of the Commission set forth in no-action letter issued to third parties, the Company believes that a Holder or other person who receives New Securities, whether or not such person is the Holder (other than a person that is an "affiliate" of the Company with the meaning of Rule 405 under the Securities Act) who receives New Securities in exchange for Old Securities in the ordinary course of business and who is not participating, does not intend to participate, and has not established an arrangement or understanding with any person to participate, in the distribution of the New Securities, will be allowed to resell the New Securities to the public without further registration under the Securities Act and without delivering to the purchasers of the New Securities a prospectus that satisfies the requirements of Section 10 thereof. However, if any Holder acquires New Securities in the Exchange Offer for the purpose of distributing or participating in a distribution of the New Securities, such Holder cannot rely on the position of the staff of the Commission enunciated in EXXON CAPITAL HOLDINGS CORPORATION (April 13, 1988) and MORGAN STANLEY & CO., INCORPORATED (June 5, 1991), or similar no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless and exemption from registration is otherwise available. Furthermore, each broker-dealer that receives New Securities for its own account in exchange for Old Securities, where such Old Securities were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a Prospectus in connection with any resale of such New Securities.

     As contemplated by these no-action letters and the Registration Rights Agreement, each Holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the New Securities are to be acquired by the Holder or the person receiving such New Securities, whether or not such person is the Holder, in the ordinary course of business, (ii) the Holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in the distribution of the New Securities, (iii) the Holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the New Securities, (iv) neither the Holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act and (v) the Holder or any such other person acknowledges that if such Holder or other person participates in the Exchange Offer for the purpose of distributing the New Securities it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Securities and cannot rely on those no-action letters. As indicated above, each broker-dealer that receives New Securities for its own account in exchange for Old Securities, must acknowledge that it will deliver a Prospectus in connection with any resale of such New Securities. For description of the procedures for such resales by broker-dealers, see "Plan of Distribution."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Department of Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to Holders. Certain Holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. The Company recommends that

                                       72

each Holder consult such Holder's own tax advisor as to the particular tax consequences of exchanging such Holder's Old Securities for New Securities, including the applicability and effect of any state, local or foreign tax laws.

     The exchange of Old Securities for New Securities pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the New Securities should not be considered to differ materially in kind or extent from the Old Securities. Rather, the New Securities received by a Holder will be treated as a continuation of the Old Securities in the hands of such Holder. As a result, there will be no federal income tax consequences to Holders exchanging Old Securities for New Securities pursuant to the Exchange Offer. If, however, the exchange of Old Securities for New Securities were treated as an "exchange" for federal income tax purposes, such exchange should constitute a recapitalization for federal income tax purposes. Holders exchanging Old Securities for New Securities pursuant to such recapitalization should not recognize any gain or loss upon the exchange.

PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Securities for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a Prospectus in connection with any resale of such New Securities. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Securities received in exchange for Old Securities where such Old Securities were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplement, available to any broker-dealer for use in connection with any such resale. In addition, until January __, 1996 (90 days after the Expiration Date), all dealers effecting transactions in the New Securities may be required to deliver a Prospectus.

     The Company will not receive any proceeds from any sales of New Securities by broker-dealers. New Securities received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Securities or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to the purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Securities. Any broker-dealer that resells the New Securities that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Securities may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Securities and commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period a 90 days after Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the Holders of the Securities) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                       73

LEGAL MATTERS

     The validity of the issuance of the New Securities will be passed upon for the Company by Kirkland & Ellis, 153 East 53rd Street, New York, New York 10022. Partners of Kirkland & Ellis own 29,372 shares of Common Stock and 8,116 shares of Class B Common Stock.

EXPERTS

     The consolidated financial statements as of January 29, 1994 and January 28, 1995 and for each of the three years in the period ended January 28, 1995 included in this Prospectus and the Registration Statement of which is a part, have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as an expert in auditing and accounting.

                                       74

                          INDEX TO FINANCIAL STATEMENTS
                                                                           PAGE
                                                                          NUMBER
                                                                          ------
CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

Consolidated Condensed Balance Sheet at January 28, 1995 and
  April 29, 1995 .......................................................   F-2
Consolidated Condensed Statement of Income for the three
  months ended April 30, 1994 and April 29, 1995 .......................   F-3
Consolidated Condensed Statement of Cash Flows for the three
  months ended April 30, 1994 and April 29, 1995 .......................   F-4
Consolidated Condensed Statement of Stockholder's Equity for the
  three months ended April 29, 1995 ....................................   F-5
Notes to Unaudited Consolidated Condensed Financial Statements .........   F-6

CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Accountants ......................................   F-7
Consolidated Balance Sheet at January 29, 1994 and
  January 28, 1995 .....................................................   F-8
Consolidated Statement of Operations for the fiscal years
  1992, 1993 and 1994 ..................................................   F-9
Consolidated Statement of Cash Flows for the fiscal years
  1992, 1993 and 1994 ..................................................   F-10
Consolidated Statement of Stockholder's Equity for the
  fiscal years 1992, 1993 and 1994 .....................................   F-12
Notes to Consolidated Financial Statements .............................   F-13

                            SPECIALTY RETAILERS, INC.
             (A wholly-owned subsidiary of Apparel Retailers, Inc.)
                      CONSOLIDATED CONDENSED BALANCE SHEET
              (in thousands, except par value and number of shares)

                                                                                  JANUARY 28, 1995   APRIL 29, 1995
                                                                                  ----------------   --------------
                                                                                                       (UNAUDITED)
                           ASSETS
Cash and cash equivalents .................................................          $  27,797          $   8,697
Accounts receivable .......................................................             70,356             48,533
Merchandise inventories ...................................................            118,039            145,621
Prepaid expenses and other current assets .................................             18,162             17,902
                                                                                     ---------          ---------
      Total current assets ................................................            234,354            220,753
Property, equipment and leasehold improvements, net .......................             75,602             85,828
Goodwill, net .............................................................             31,865             32,292
Other assets ..............................................................             20,700             20,947
                                                                                     ---------          ---------
                                                                                     $ 362,521          $ 359,820
                                                                                     =========          =========
           LIABILITIES AND STOCKHOLDER'S EQUITY
Accounts payable ..........................................................          $  38,330          $  41,162
Accrued interest ..........................................................             11,372              6,115
Accrued expenses and other accrued liabilities ............................             34,415             28,406
Accrued taxes, other than income taxes ....................................              2,642              4,256
                                                                                     ---------          ---------
      Total current liabilities ...........................................             86,759             79,939

Long-term debt ............................................................            213,827            208,884
Related party debt ........................................................             39,200             44,200
Other long-term liabilities ...............................................             17,909             17,402
                                                                                     ---------          ---------
      Total liabilities ...................................................            357,695            350,425
                                                                                     ---------          ---------
Common stock, par value $0.01, 5,000 shares
  authorized, issued and outstanding
Additional paid-in capital ................................................              3,317              3,317
Retained earnings .........................................................              1,509              6,078
                                                                                     ---------          ---------
Stockholder's equity ......................................................              4,826              9,395
                                                                                     ---------          ---------
Commitments and contingencies .............................................               --                 --
                                                                                     ---------          ---------
                                                                                     $ 362,521          $ 359,820
                                                                                     =========          =========

         The accompanying notes are an integral part of this statement.

                            SPECIALTY RETAILERS, INC.
             (A wholly-owned subsidiary of Apparel Retailers, Inc.)
                   CONSOLIDATED CONDENSED STATEMENT OF INCOME
                                 (in thousands)
                                   (unaudited)

                                                    FOR THE THREE MONTHS ENDED,
                                                  ------------------------------
                                                  APRIL 30, 1994  APRIL 29, 1995
                                                  --------------  --------------
Net sales ....................................      $ 128,073       $ 142,353
Cost of sales and related buying,
  occupancy and distribution expenses ........        (88,217)        (96,070)
                                                    ---------       ---------
Gross profit .................................         39,856          46,283

Selling, general and
  administrative expenses ....................        (30,045)        (34,127)
Service charge income ........................          2,133           2,683
                                                    ---------       ---------
Operating income .............................         11,944          14,839
                                                    ---------       ---------
Interest income ..............................            395             150
                                                    ---------       ---------
Interest expense:
  Related party ..............................           (471)         (1,037)
  Other ......................................         (6,726)         (6,121)
  Amortization of debt issue costs ...........           (330)           (343)
                                                    ---------       ---------
                                                       (7,527)         (7,501)
                                                    ---------       ---------
Income before income tax and
   extraordinary item ........................          4,812           7,488
Income tax expense ...........................         (1,731)         (2,919)
                                                    ---------       ---------
Income before extraordinary item .............          3,081           4,569
Extraordinary item - early
  extinguishment of debt .....................           (326)           --
                                                    ---------       ---------
Net income ...................................      $   2,755       $   4,569
                                                    =========       =========

         The accompanying notes are an integral part of this statement.

                           SPECIALTY RETAILERS, INC.
             (A wholly-owned subsidiary of Apparel Retailers, Inc.)
                 CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS
                                 (in thousands)
                                  (unaudited)

                                                                           FOR THE THREE MONTHS ENDED,
                                                                        --------------------------------
                                                                        APRIL 30, 1994    APRIL 29, 1995
                                                                        --------------    --------------
 Cash flows from operating activities:

   Net income ........................................................   $    2,755        $    4,569
                                                                         ----------        ----------
   Adjustments to reconcile net income to net cash
    used in operating activities:
     Depreciation and amortization .....................................      2,378             2,700
     Deferred federal income taxes .....................................         (7)              (13)
     Accretion of discount .............................................        178               187
     Amortization of debt issue costs ..................................        330               343
     Loss on early extinguishment of debt ..............................        535              --
     Changes in operating assets and liabilities:
       Decrease in accounts receivable .................................      4,712            11,523
       Increase in merchandise inventories .............................    (16,168)          (27,582)
       Decrease (increase) in other assets .............................      2,611              (965)
       Increase in accounts receivable sold ............................       --              10,300
       Decrease in accounts payable and accrued liabilities ............       (839)           (7,342)
                                                                         ----------        ----------
         Total adjustments .............................................     (6,270)          (10,849)
                                                                         ----------        ----------
       Net cash used in operating  activities ..........................     (3,515)           (6,280)
                                                                         ----------        ----------
 Cash flows from investing activities:

   Decrease in restricted investments ..................................     11,000              --
   Additions to property, equipment and leasehold improvements .........     (2,070)          (12,495)
                                                                         ----------        ----------
       Net cash provided by (used in) investing activities .............      8,930           (12,495)
                                                                         ----------        ----------
 Cash flows from financing activities:

   Payments on:
     Long-term debt ....................................................    (10,326)             (115)
     Additions to debt issue costs .....................................       (432)             (210)
                                                                         ----------        ----------
       Net cash used in financing activities ...........................    (10,758)             (325)
                                                                         ----------        ----------
       Net decrease in cash and cash equivalents .....................       (5,343)          (19,100)

   Cash and cash equivalents:
     Beginning of period ...............................................     58,521            27,797
                                                                         ----------        ----------
     End of period ...................................................   $   53,178        $    8,697
                                                                         ==========        ==========
 Supplemental disclosure of cash flow information:

   Interest paid .....................................................   $   13,707        $   12,205
                                                                         ==========        ==========
   Income taxes paid .................................................   $     --          $    1,800
                                                                         ==========        ==========

         The accompanying notes are an integral part of this statement.

                            SPECIALTY RETAILERS, INC.
             (A wholly-owned subsidiary of Apparel Retailers, Inc.)
            CONSOLIDATED CONDENSED STATEMENT OF STOCKHOLDER'S EQUITY
                    (in thousands, except numbers of shares)
                                   (unaudited)

                                COMMON STOCK
                            ------------------- ADDITIONAL
                               SHARES            PAID-IN   RETAINED
                            OUTSTANDING  AMOUNT  CAPITAL   EARNINGS     TOTAL
                            -----------  ------ ---------- --------    -------
 Balance, January 28, 1995     5,000    $ --     $3,317    $  1,509    $ 4,826

 Net income ..............       --       --        --        4,569      4,569
                               -----    -----    ------    --------    -------
 Balance, April 29, 1995 .     5,000    $ --     $3,317    $  6,078    $ 9,395
                               =====    =====    ======    ========    =======

         The accompanying notes are an integral part of this statement.

                            SPECIALTY RETAILERS, INC.
             (A wholly-owned subsidiary of Apparel Retailers, Inc.)
         NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

         1. The accompanying unaudited consolidated condensed financial statements of Specialty Retailers, Inc. (the "Company") have been prepared in accordance with Rule 10-01 of Regulation S-X and do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. Those adjustments, which include only normal recurring adjustments, that are, in the opinion of management, necessary for a fair presentation of the results of the interim periods have been made. The results of operations for such interim periods are not necessarily indicative of results of operations for a full year. The unaudited consolidated condensed financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended January 28, 1995 filed with the Company's Annual Report on Form 10-K. Certain reclassifications have been made to prior year amounts to conform with the current year presentation. The fiscal years discussed herein end on the Saturday nearest to January 31 in the following calendar year. For example, references to "1995" mean the fiscal year ended February 3, 1996.

         2. Under the accounts receivable securitization program implemented in 1993 (the "Accounts Receivable Program"), a subsidiary of the Company, SRI Receivables Purchase Co., Inc. ("SRPC") purchases the accounts receivable generated under the Company's private label credit card program. Such accounts receivable are in turn transferred to a trust which has issued certain certificates representing undivided interests in the trust. SRPC owns an undivided interest in the accounts receivable not supporting the certificates issued by the trust. SRPC is a separate corporate entity from the Company and SRPC's creditors have a claim on its assets prior to those assets becoming available to any creditor of the Company.

         3. The Company has a revolving credit agreement with a bank (the "Credit Agreement") under which it may draw up to $25.0 million. On March 31, 1995, the Company extended the Credit Agreement to February 3, 1998 and entered into a separate agreement with the bank under which it may borrow an additional $10.0 million for seasonal working capital needs (the "Seasonal Credit Agreement"). Funds are available under the Seasonal Credit Agreement from August 15 through January 15 of each calendar year (the "Seasonal Period"). The Seasonal Credit Agreement is available through February 3, 1998 and provides for a commitment fee during each Seasonal Period of 1/2 of 1% of the average daily unused portion of the commitment amount. Commitment fees are paid on an annual basis on the first business day following the Seasonal Period then concluded. Interest is charged on outstanding loans at a base rate plus a specified margin. The base rate is the higher of the bank's prime rate or 1/2 of 1% above the Federal Funds Effective Rate. The specified margin range is 1.25% to 2.75% based on calculated debt service ratios as defined in the agreement.

         4. During the fourth quarter of 1994, the Company approved a store closure plan (the "Store Closure Plan") for the closure of forty Fashion Bar stores and accrued $5.2 million for the expected costs associated with the plan. As of April 29, 1995, thirty-nine of such stores had been closed and $3.6 million was charged to the accrual primarily related to lease termination payments associated with these stores. The Company expects to complete the Store Closure Plan during 1995.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of Specialty Retailers, Inc.

         In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of stockholder's equity present fairly, in all material respects, the financial position of Specialty Retailers, Inc. (a wholly-owned subsidiary of Apparel Retailers, Inc.) and its subsidiaries at January 29, 1994 and January 28, 1995, and the results of their operations and their cash flows for each of the three years in the period ended January 28, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Houston, Texas
April 14, 1995

                            SPECIALTY RETAILERS, INC.
             (A wholly-owned subsidiary of Apparel Retailers, Inc.)
                           CONSOLIDATED BALANCE SHEET
              (in thousands, except par value and number of shares)

                                                                                                 JANUARY 29, 1994   JANUARY 28, 1995
                                                                                                 ----------------   ----------------
                       ASSETS
Cash and cash equivalents ............................................................              $  58,521           $ 27,797
Accounts receivable ..................................................................                 42,174             70,356
Merchandise inventories ..............................................................                103,962            118,039
Restricted investments ...............................................................                 11,150                338
Prepaid expenses and other current assets ............................................                 13,439             17,824
                                                                                                    ---------           --------
      Total current assets ...........................................................                229,246            234,354

Property, equipment and leasehold improvements, net ..................................                 61,508             75,602
Goodwill, net ........................................................................                 26,435             31,865
Other assets .........................................................................                 24,432             20,700
                                                                                                    ---------           --------
                                                                                                    $ 341,621           $362,521
                                                                                                    =========           ========
       LIABILITIES AND STOCKHOLDER'S EQUITY
Accounts payable .....................................................................              $  31,248           $ 38,330
Accrued interest .....................................................................                 12,705             11,372
Accrued employee compensation costs ..................................................                  8,145              8,696
Accrued expenses and other accrued liabilities .......................................                 15,832             25,719
Accrued taxes, other than income taxes ...............................................                  4,902              2,642
                                                                                                    ---------           --------
      Total current liabilities ......................................................                 72,832             86,759

Long-term debt .......................................................................                247,235            213,827
Related party debt ...................................................................                 15,000             39,200
Deferred income taxes ................................................................                  3,020              4,244
Other long-term liabilities ..........................................................                 12,797             13,665
                                                                                                    ---------           --------
      Total liabilities ..............................................................                350,884            357,695
                                                                                                    ---------           --------
Common stock, par value $0.01, 5,000 shares
  authorized, issued and outstanding .................................................                   --                 --
Additional paid-in capital ...........................................................                  3,317              3,317
Accumulated equity (deficit) .........................................................                (12,580)             1,509
                                                                                                    ---------           --------
Stockholder's equity (deficit) .......................................................                 (9,263)             4,826
                                                                                                    ---------           --------
Commitments and contingencies ........................................................                   --                 --
                                                                                                    ---------           --------
                                                                                                    $ 341,621           $362,521
                                                                                                    =========           ========

         The accompanying notes are an integral part of this statement.

                            SPECIALTY RETAILERS, INC.
             (A wholly-owned subsidiary of Apparel Retailers, Inc.)
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                 (in thousands)

                                                                                                    FISCAL YEAR
                                                                              -----------------------------------------------------
                                                                                 1992                  1993                  1994
                                                                              ---------             ---------             ---------
Net sales ........................................................            $ 504,401             $ 557,422             $ 581,463
Cost of sales and related buying,
  occupancy and distribution expenses ............................             (350,136)             (384,843)             (398,659)
                                                                              ---------             ---------             ---------
Gross profit .....................................................              154,265               172,579               182,804

Selling, general and
  administrative expenses ........................................             (129,313)             (135,209)             (135,127)
Service charge income ............................................               29,670                20,003                 8,515
Store closure costs ..............................................                 --                    --                  (5,232)
                                                                              ---------             ---------             ---------
Operating income .................................................               54,622                57,373                50,960
                                                                              ---------             ---------             ---------
Interest income ..................................................                  613                 1,212                 1,654
                                                                              ---------             ---------             ---------
Interest expense:
  Related party ..................................................               (9,434)               (5,908)               (2,902)
  Other ..........................................................              (21,324)              (24,852)              (25,604)
  Amortization of debt issue costs ...............................               (1,626)               (1,377)               (1,237)
                                                                              ---------             ---------             ---------
                                                                                (32,384)              (32,137)              (29,743)
                                                                              ---------             ---------             ---------
 Other non-operating expense .....................................               (2,276)                 --                    --
                                                                              ---------             ---------             ---------
Income before income tax and
   extraordinary item ............................................               20,575                26,448                22,871
Income tax expense ...............................................               (8,340)               (9,330)               (8,339)
                                                                              ---------             ---------             ---------
Income before extraordinary item .................................               12,235                17,118                14,532
Extraordinary item - early
  extinguishment of debt .........................................                 --                 (16,208)                 (308)
                                                                              ---------             ---------             ---------
Net income .......................................................            $  12,235             $     910             $  14,224
                                                                              =========             =========             =========

         The accompanying notes are an integral part of this statement.

                            SPECIALTY RETAILERS, INC.
             (A wholly-owned subsidiary of Apparel Retailers, Inc.)
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in thousands)

                                                                                                            FISCAL YEAR
                                                                                              -------------------------------------
                                                                                                1992           1993          1994
                                                                                              --------      ---------      --------
 Cash flows from operating activities:

   Net income ...........................................................................     $ 12,235      $     910      $ 14,224
                                                                                              --------      ---------      --------
   Adjustments to reconcile net income to net cash
    provided by operating activities:
     Depreciation and amortization ......................................................        9,065          9,259         9,997
     Deferred federal income taxes ......................................................        2,624         (1,022)          271
     Accretion of discount ..............................................................          868            563           772
     Amortization of debt issue costs ...................................................        1,626          1,377         1,237
     Issuance of long-term debt in lieu of interest payment .............................          958          1,214           282
     Loss (gain) on early extinguishment of debt ........................................         (136)        25,032           474
     Changes in operating assets and liabilities:
       Increase in accounts receivable ..................................................       (6,778)       (18,822)       (5,378)
       Increase in merchandise inventories ..............................................       (4,201)       (10,862)      (14,077)
       Increase in other assets .........................................................       (2,136)        (6,292)       (2,347)
       Increase (decrease) in accounts receivable sold ..................................         --          147,100        (7,100)
       Increase in accounts payable and accrued liabilities .............................        8,256          6,087        11,545
                                                                                              --------      ---------      --------
         Total adjustments ..............................................................       10,146        153,634        (4,324)
                                                                                              --------      ---------      --------
       Net cash provided by operating  activities .......................................       22,381        154,544         9,900
                                                                                              --------      ---------      --------
 Cash flows from investing activities:

   Decrease (increase) in restricted investments ........................................         --           (2,150)       10,812
   Acquisitions, net of cash acquired ...................................................       (5,819)          --         (20,840)
   Payments to former Bealls and Palais Royal shareholders ..............................       (1,378)          (252)         --
   Additions to property, equipment and leasehold improvements ..........................       (7,631)        (8,503)      (19,706)
                                                                                              --------      ---------      --------
       Net cash used in investing activities ............................................      (14,828)       (10,905)      (29,734)
                                                                                              --------      ---------      --------
 Cash flows from financing activities:

   Proceeds from:
     Working capital facility ...........................................................        8,000           --            --
     Short-term debt ....................................................................       33,422         19,135          --
     Long-term debt .....................................................................       23,319        272,041          --
     Senior redeemable preferred stock ..................................................            1           --            --
     Common stock .......................................................................           74            293          --
   Payments on:
     Working capital facility ...........................................................      (22,000)        (1,000)         --
     Short-term debt ....................................................................      (31,540)       (24,992)         --
     Long-term debt .....................................................................      (10,921)      (337,254)      (10,442)
     Redemption of redeemable preferred stock ...........................................          (52)       (19,797)         --
     Redemption of common stock .........................................................          (63)           (33)         --
   Additions to debt issue costs ........................................................       (1,330)        (8,928)         (448)
                                                                                              --------      ---------      --------
       Net cash used in financing activities ............................................       (1,090)      (100,535)      (10,890)
                                                                                              --------      ---------      --------
       Net increase (decrease) in cash ..................................................        6,463         43,104       (30,724)

   Cash and cash equivalents:
     Beginning of year ..................................................................        8,954         15,417        58,521
                                                                                              --------      ---------      --------
     End of year ........................................................................     $ 15,417      $  58,521      $ 27,797
                                                                                              ========      =========      ========
                                                        F-10

 Supplemental disclosure of cash flow information:

   Interest paid ........................................................................     $ 29,621      $  30,142      $ 28,784
                                                                                              ========      =========      ========
   Income taxes paid ....................................................................     $  3,369      $   3,857      $  5,198
                                                                                              ========      =========      ========
 Supplemental schedule of noncash investing and financing activities:

   The Company purchased all of the capital stock of Fashion Bar, Inc.
   for $6,262 in cash during 1992. In addition, the Company purchased a significant portion of the assets of Beall-Ladymon, Inc. for $20,840 in cash during 1994. In conjuction with these acquisitions, liabilities were assumed as follows:

     Fair value allocated to assets acquired ............................................     $ 22,864      $    --        $ 24,043
     Cash paid for assets acquired, including acquisition expenses ......................       (6,262)          --         (20,840)
     Notes issued to former Fashion Bar, Inc. shareholders ..............................       (3,143)          --            --
                                                                                              --------      ---------      --------
     Liabilities assumed ................................................................     $ 13,459      $    --        $  3,203
                                                                                              ========      =========      ========

         The accompanying notes are an integral part of this statement.

                            SPECIALTY RETAILERS, INC.
             (A wholly-owned subsidiary of Apparel Retailers, Inc.)
                 CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY
                    (in thousands, except numbers of shares)

                                                             COMMON STOCK
                                          --------------------------------------------------
                                                                             CLASS B
                                                                     -----------------------    ADDITIONAL   ACCUMULATED
                                             SHARES                     SHARES                    PAID-IN       EQUITY
                                          OUTSTANDING     AMOUNT     OUTSTANDING     AMOUNT       CAPITAL     (DEFICIT)      TOTAL
                                          -----------     ------     -----------    --------    ----------   -----------   --------
Balance, February 1, 1992 ............     10,381,266     $ 104       1,468,750     $     15     $    890     $(20,509)    $(19,500)
                                           ----------     -----       ---------     --------     --------     --------     --------
Net income ...........................           --        --              --           --           --         12,235       12,235
Dividends on preferred stock .........           --        --              --           --           --         (2,334)      (2,334)
Accretion on preferred stock .........           --        --              --           --           --            (17)         (17)
Issuance of stock ....................        194,915         2            --           --             72         --             74
Retirement of stock ..................        (17,014)     --              --           --            (63)        --            (63)
                                           ----------     -----       ---------     --------     --------     --------     --------
Balance, January 30, 1993 ............     10,559,167     $ 106       1,468,750     $     15     $    899     $(10,625)    $ (9,605)
                                           ----------     -----       ---------     --------     --------     --------     --------
Net income ...........................           --        --              --           --           --            910          910
Dividends on preferred stock .........           --        --              --           --           --         (1,596)      (1,596)
Accretion on preferred stock .........           --        --              --           --           --           (701)        (701)
Tax benefits from stock
  option activity ....................           --        --              --           --          2,037         --          2,037
Adjustment for minimum
  pension liability ..................           --        --              --           --           --           (568)        (568)
Issuance of stock ....................        773,924         7            --           --            286         --            293
Retirement of stock ..................    (11,328,091)     (113)     (1,468,750)         (15)          95         --            (33)
                                           ----------     -----       ---------     --------     --------     --------     --------
Balance, January 29, 1994 ............          5,000     $--              --       $   --       $  3,317     $(12,580)    $ (9,263)
                                           ----------     -----       ---------     --------     --------     --------     --------
Net income ...........................           --        --              --           --           --         14,224       14,224
Adjustment for minimum
  pension liability ..................           --        --              --           --           --           (135)        (135)
                                           ----------     -----       ---------     --------     --------     --------     --------
Balance, January 28, 1995 ............          5,000     $--              --       $   --       $  3,317     $  1,509     $  4,826
                                           ==========     =====       =========     ========     ========     ========     ========

         The accompanying notes are an integral part of this statement.

                            SPECIALTY RETAILERS, INC.
             (A wholly-owned subsidiary of Apparel Retailers, Inc.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

       DESCRIPTION OF BUSINESS: Specialty Retailers, Inc. ("SRI" or the
              "Company") operates family apparel stores primarily under the names "Bealls", "Palais Royal" and "Fashion Bar." SRI is a wholly-owned subsidiary of Apparel Retailers, Inc. ("ARI"). ARI conducts its business exclusively through SRI and its primary asset is the common stock of SRI.

       PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

              On October 31, 1994, Palais Royal, Inc., a wholly-owned subsidiary of the Company, purchased a significant portion of the assets of the Beall-Ladymon Corporation ("Beall-Ladymon") for $20.8 million in cash. The assets acquired consisted primarily of customer accounts receivable and fixed assets. In addition, the Company assumed leases for 49 store locations. Beall-Ladymon was a regional apparel retailer which operated stores primarily in Louisiana, Arkansas and Mississippi. In accordance with the terms of the purchase agreement, Beall-Ladymon was required to close all of the store locations during the fourth quarter of 1994. The Company will operate 45 of the acquired locations as apparel retail stores following a brief conversion period.

              The following unaudited pro forma information gives effect to the Beall-Ladymon acquisition as if it had occurred at the beginning of the periods presented and includes operating activity of Beall-Ladymon prior to the beginning of the closure period (in thousands):

                                                               FISCAL YEAR
                                                          ---------------------
                                                            1993         1994
                                                          --------     --------
              Net sales .............................     $609,857     $613,994
                                                          ========     ========
              Income before extraordinary item ......     $ 17,051     $ 12,144
                                                          ========     ========
              Net income ............................     $    843     $ 11,836
                                                          ========     ========

              The above amounts are based on certain estimates and assumptions which the Company believes are reasonable. The pro forma results do not purport to be indicative of the results which would have occurred if the acquisition had actually taken place at the beginning of the periods presented; nor are they necessarily indicative of the results of any future periods.

              The Beall-Ladymon acquisition was accounted for under the purchase method of accounting. Accordingly, the total acquisition cost was allocated to the assets acquired and liabilities assumed based upon their estimated fair values. The $4.8 million excess of the purchase price over the estimated fair value of such assets and liabilities was recognized as goodwill and will be amortized on a straight-line basis over fifteen years.

              Effective May 30, 1992, SRI acquired all of the outstanding common and preferred stock of Fashion Bar, Inc. ("Fashion Bar"). Unaudited pro forma net sales and net income for 1992, giving effect to the transaction as if it occurred at the beginning of 1992, were $523.6 million and $12.8 million, respectively.

       FISCAL YEAR: The fiscal years discussed herein end on the Saturday nearest to January 31 in the following calendar year. For example, references to "1994" mean the fiscal year ended January 28, 1995.

       RECLASSIFICATIONS: The accompanying consolidated financial statements include reclassifications from financial statements issued in previous years. Non-interest credit expenses have been reclassified to selling, general and administrative expenses on the Statement of Operations.

       MERCHANDISE INVENTORIES: The Company states its merchandise inventories at the lower of cost or market, cost being determined using the retail last-in, first-out ("LIFO") method.

       PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS: Property, equipment and leasehold improvements are stated at cost and depreciated over their estimated useful lives using the straight line method. The estimated useful lives of leasehold improvements do not exceed the term, including renewal options, of the related lease. The estimated useful lives in years are as follows:

              Buildings............................................   20-25
              Store and office fixtures and equipment..............    7-12
              Warehouse equipment..................................    5-15
              Favorable leases and leasehold improvements..........   15-50

       INCOME TAXES: The provision for income taxes is computed based on the pretax income included in the consolidated statement of operations. The asset and liability approach is used to recognize deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. Beginning in 1993, the Company is included in the consolidated federal tax return of its parent. As a result, federal tax amounts for 1993 and 1994 have been determined for the entities in the consolidated group, including the Company, based upon the impact of each entity's tax attributes on the consolidated federal tax provision.

       POST EMPLOYMENT BENEFITS: The Company adopted Statement of Financial
              Accounting Standards No. 112, Employers' Accounting for Postemployment Benefits ("SFAS 112") during the first quarter of 1994. Due to the Company's limited Postemployment benefits, the adoption of SFAS 112 did not have a material impact on its consolidated financial statements.

       DEBT ISSUE COSTS: Debt issue costs are accounted for as a deferred charge and amortized on a straight-line basis over the term of the related issue.

       GOODWILL AND OTHER INTANGIBLES: The Company amortizes goodwill and intangible assets on a straight-line basis over the estimated future periods benefited, not to exceed forty years. Amortization periods for goodwill and other intangibles associated with acquisitions are currently five to forty years. Each year, the Company evaluates the remaining useful life associated with goodwill based upon, among other things, historical and expected long-term results of operations. Accumulated amortization of goodwill was $3.2 million and $3.7 million at January 29, 1994 and January 28, 1995, respectively.

       STORE PRE-OPENING AND ADVERTISING EXPENSES: Pre-opening expenses of new stores are deferred and charged to operations in the year the store opens. During 1994, the Company incurred $0.5 million of pre-opening expenses related to stores which will open in 1995. Historically, pre-opening costs have been insignificant.

              Advertising costs are charged to operations when the related advertising first takes place. Advertising costs were $19.4 million, $22.3 million, and $22.3 million for 1992, 1993 and 1994, respectively. Prepaid advertising costs were $0.5 million and $0.9 million at January 29, 1994 and January 28, 1995, respectively.

       STATEMENT OF CASH FLOWS: The Company considers highly liquid investments with initial maturities of less than three months to be cash equivalents in its statement of cash flows.

       FINANCIAL INSTRUMENTS: The Company records all financial instruments at cost. The fair values of accounts receivable and accounts payable approximate cost.

NOTE 2 - STORE CLOSURES:

       During the fourth quarter of 1994, the Company approved a store closure plan (the "Store Closure Plan") for the closure of 40 Fashion Bar stores, primarily located in major regional malls within the Denver area. Management determined that the investment needed to upgrade these stores and the promotional efforts required to make these stores more competitive were neither justified nor compatible with the Company's overall merchandising philosophies. The Company will operate 15 Fashion Bar stores after completion of the Store Closure Plan. The Company has accrued $5.2 million for the expected costs associated with the Store Closure Plan which include: occupancy ($4.2 million); severance ($0.4 million); write-off of fixed assets and other intangibles ($0.9 million); and other expenses ($0.8 million), and the write-off of negative goodwill ($1.1 million) allocated to the stores to be closed. The Company expects to complete the Store Closure Plan during 1995.

       Net sales and operating income attributable to the stores to be closed were as follows (in thousands):

                                                        FISCAL YEAR
                                          -------------------------------------
                                            1992           1993            1994
                                          -------       --------        -------
       Net sales ..................       $18,101       $ 25,442        $23,174
                                          =======       ========        =======
       Operating income (loss) ....       $ 1,743       $   (213)       $   618
                                          =======       ========        =======

NOTE 3 - REFINANCING:

       During 1993, the Company completed its refinancing (the "Refinancing") which included (i) the replacement of the existing accounts receivable facility ("Accounts Receivable Facility") with a new accounts receivable securitization program ("Accounts Receivable Program") and (ii) the issuance of 10% senior notes due 2000 (the "Senior Notes") and 11% senior subordinated notes due 2003 (the "Senior Subordinated Notes") which replaced certain previously outstanding debt. As a result of the Refinancing, the Company recorded an extraordinary charge of $16.2 million net of applicable income taxes of $8.8 million during 1993.

NOTE 4 - ACCOUNTS RECEIVABLE:

       Accounts receivable balances were as follows (in thousands):

                                                          JANUARY 29, 1994    JANUARY 28, 1995
                                                          ----------------    ----------------
       Gross customer accounts receivable .............      $ 189,237            $ 210,941
       Accounts receivable sold .......................       (147,100)            (140,000)
       Other receivables ..............................          1,981                2,647
                                                             ---------            ---------
                                                                44,118               73,588
       Less - allowance for doubtful accounts .........         (1,944)              (3,232)
                                                             ---------            ---------
                                                             $  42,174            $  70,356
                                                             =========            =========

       During 1993, the Company implemented the Accounts Receivable Program which provides a source of funds from the sale of accounts receivable to a master trust (the "Trust"). Pursuant to the Accounts Receivable Program, the Company sells all of the accounts receivable generated by the holders of the Company's private label credit card accounts to its wholly-owned subsidiary, SRI Receivables Purchase Co., Inc. ("SRPC"), on a daily basis. SRPC is a separate limited-purpose subsidiary that is operated in a fashion intended to ensure that its assets and liabilities are distinct from those of the Company and its other affiliates as SRPC's creditors have a claim on its assets prior to becoming available to any creditor of the Company. SRPC sells, on a daily basis, the accounts receivable purchased from the Company to the Trust in exchange for cash or a certificate representing an undivided interest in the Trust. At its inception, the Trust issued $140.0 million of term certificates and a $40.0 million revolving certificate representing undivided interests in the Trust. The Trust did not receive any cash immediately from the issuance of the revolving certificate. Instead, the holder of the revolving certificate agreed to purchase interests in the Trust equal to the amount of accounts receivable in the Trust above the level required to support the term certificates and the transferor's retained interest (currently $170.0 million), up to a maximum of $40.0 million. If receivable balances in the Trust fall below the level required to support the term certificates and revolving certificates, certain principal collections may be retained in the Trust until such time as the receivable balances exceed the certificates then outstanding and the required transferor's interest. The Company owns an undivided interest in the accounts receivable in the Trust not represented by the term or revolving certificates and will continue to service all of the accounts receivable in the Trust. The Trust may issue additional series of certificates from time to time. Terms of any future series will be determined at the time of issuance. The outstanding balances of the term certificates totaled $140.0 million at January 29, 1994 and January 28, 1995. The outstanding balance of the revolving certificate was $7.1 million and zero at January 29, 1994 and January 28, 1995, respectively.

         Total accounts receivable sold to the Trust during 1993 and 1994 were $285.1 million and $278.6 million, respectively. In addition, the Company transferred $10.0 million of accounts receivable purchased from Beall-Ladymon (see Note 1) to the Trust on February 1, 1995. The cash flows generated from the accounts receivable in the Trust are dedicated to (i) the purchase of new accounts receivable generated by the Company, (ii) payment of a return on the certificates and (iii) the payment of a servicing fee to SRI. Any remaining cash flows are remitted to the Company. The term certificates entitle the holders to receive a return, based upon the London Interbank Offered Rate ("LIBOR"), plus a specified margin paid on a quarterly basis. Principal payments commence in December 31, 1999 but can be accelerated upon occurrence of certain events. The revolving certificates entitle the holders to receive a return based upon a floating LIBOR rate, plus a specified margin, or prime rate, at the option of the Company paid on a monthly basis. The Company is protected against increases above 10% under an agreement entered into with a bank. The Company is exposed to loss in the event of non-performance by the bank. However, the Company does not anticipate non-performance by the bank. At January 28, 1995, the average rate of return on the term certificates was 7.4%. The purchase commitment for the Revolving certificate is five years, subject to renewal at the option of the parties. The revolving certificate holders are entitled to repayment in the event the accounts receivable decrease below that required to support such certificates.

       As a result of the implementation of the Accounts Receivable Program in 1993, the Company's financial statements no longer reflect the accounts receivable, finance charge income, bad debt expense or servicing costs attributable to the Trust accounts receivable supporting the outstanding term or revolving certificates. The Company recognized gains of $3.3 million and $1.0 million on the sale of accounts receivable under the Accounts Receivable Program for 1993 and 1994, respectively, which have been reflected as a reduction of selling, general and administrative expenses.

       The provision for doubtful accounts was $11.5 million, $6.6 million and $2.6 million for 1992, 1993 and 1994, respectively. The provision for doubtful accounts for 1993 and 1994 does not reflect the Company's recourse obligations under the Accounts Receivable Program which have been included in the calculation of the gain on the sale of accounts receivable.

NOTE 5 - MERCHANDISE INVENTORIES:

       The retail LIFO method is used to value all merchandise inventory. Management believes that the LIFO method, which charges the most recent merchandise costs to the results of current operations, provides a better matching of current costs with current revenues in the determination of operating results. Some companies use the retail first-in, first-out ("FIFO") method in valuing their inventories. If the retail FIFO method had been used, inventories at January 29, 1994 and January 28, 1995 would have been higher by $1.3 million and $0.4 million, respectively.

NOTE 6 - PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS:

       Property, equipment and leasehold improvements were as follows (in thousands):

                                                                     JANUARY 29, 1994        JANUARY 28, 1995
                                                                     ----------------        ----------------
       Land........................................................  $         3,074         $         3,074
       Buildings...................................................           16,336                  16,313
       Fixtures and equipment......................................           59,969                  72,624
       Leasehold improvements......................................           27,528                  37,542
                                                                     ---------------         ---------------
                                                                             106,907                 129,553
       Less - accumulated depreciation.............................          (45,399)                (53,951)
                                                                     ---------------         ---------------
                                                                     $        61,508         $        75,602
                                                                     ===============         ===============

                                      F-17

NOTE 7 - CENTRALIZATION AND CONSOLIDATION PROGRAMS:

         At the date of the acquisition of Bealls, the Company undertook a centralization and consolidation program which included the expected closure of twenty-six store locations (the "Store Closure Program") and certain operating facilities, as well as the consolidation of certain duplicate administrative and distribution functions. At January 30, 1993, twenty-one stores remained in the Store Closure Program, sixteen of which had been closed. During 1993, based on the Company's ongoing assessment of scheduled store closures, the remaining five open stores were removed from the Store Closure Program, and their operating results for 1993 and 1994 have been included in the Company's results of operations. As a result of the removal of the remaining five stores from the Store Closure Program, the Company reduced its consolidation and centralization accrual by $2.3 million. Of this amount, $1.1 million, before applicable taxes, was credited to goodwill and the remaining $1.2 million credited to long-term liabilities to reflect the ongoing adverse lease commitments associated with the removed stores. At January 29, 1994 and January 28, 1995, the balance of the consolidation and centralization accrual was $5.4 million and $4.7 million, respectively, primarily reflecting the lease costs associated with closed stores. During 1992, 1993 and 1994, the Company charged $2.6 million, $0.8 million and $0.7 million, respectively, to the accrual.

         At the date of the acquisition of Fashion Bar, the Company undertook a consolidation program designed to eliminate certain duplicate administrative and distribution functions previously performed by Fashion Bar. During 1992, 1993 and 1994, the Company charged $2.1 million, $0.3 million and $0.1 million, respectively, to the accrual.


NOTE 8 - LONG-TERM DEBT:

         Long-term debt consists of the following (in thousands):

                                                                       January 29, 1994        January 28, 1995
                                                                       ----------------        ----------------
         HELD BY THIRD PARTIES:

         Senior Notes................................................  $       125,000         $        90,800
         Senior Subordinated Notes...................................          100,000                 100,000
         Revolving Credit Agreement..................................               --                      --
         Bealls Holding Subordinated Notes, net of discount..........           10,037                  10,686
         FB Holdings Subordinated Notes, net of discount.............            3,620                   3,939
         Bealls Holding Junior Subordinated Debentures, net of
             discount................................................            6,009                   6,095
         Port Arthur IDRB............................................            2,217                   2,117
         Other long term debt........................................              634                     451
                                                                       ---------------         ---------------
                                                                               247,517                 214,088
         Less - current maturities...................................             (282)                   (261)
                                                                       ---------------         ---------------
                                                                       $       247,235         $       213,827
                                                                       ===============         ===============
         HELD BY RELATED PARTY:

         Senior Notes................................................  $        15,000         $        39,200
                                                                       ===============         ===============

                                      F-18

         The Senior Notes were originally issued with a principal amount of $150.0 million and bear interest at 10% payable semi-annually on February 15 and August 15. The Company is required to make a mandatory sinking fund payment on August 15, 1999 equal to twenty five percent of the original principal amount. The Company has purchased $20.0 million of the Senior Notes at a cost of $20.4 million which satisfied a portion of the August 15, 1999 sinking fund requirement. The Senior Notes are general unsecured obligations and rank senior to all subordinated debt of the Company including the Senior Subordinated Notes.

         The Senior Subordinated Notes bear interest at 11% payable semi-annually on February 15 and August 15. The Company is required to make a mandatory sinking fund payment on August 15, 2002 equal to forty percent of the original principal amount. The Senior Subordinated Notes are subordinated to the obligations under the Senior Notes.

         The Senior Notes and Senior Subordinated Notes contain restrictive covenants which, among other things (i) limit SRI's ability to sell certain assets, pay dividends, retire its common stock or retire certain debt, (ii) limit its ability to incur additional debt or issue stock and (iii) limit certain related party transactions.

         The Company has a revolving credit agreement with a bank (the "Credit Agreement") under which it may draw up to $25.0 million. Of this amount, $15.0 million may be used to support letters of credit. As of January 28, 1995, $10.8 million of the total commitment was used to collateralize letters of credit resulting in available funds of $14.2 million. Effective March 31, 1995, Company entered into a separate agreement with the bank under which it may borrow an additional $10.0 million for seasonal working capital needs (the "Seasonal Credit Agreement" and together with the Credit Agreement, the "Revolving Credit Agreement"). Funds are available under the Seasonal Credit Agreement from August 15 through January 15 of each calendar year. The Revolving Credit Agreement is available through February 3, 1998 and provides for a commitment fee of 1/2 of 1% of the average daily unused portion of the commitment amount paid on a quarterly basis. Interest is charged on outstanding loans at a base rate plus a specified margin. The base rate is the higher of the bank's prime rate or 1/2 of 1% above the Federal Funds Effective Rate. The specified margin range is 1.25% to 2.75% based on calculated debt service ratios as defined in the agreement. The Revolving Credit Agreement contains covenants which, among other things, restricts the (i) incurrance of additional debt, (ii) purchase of certain investments, (iii) payment of dividends, (iv) formation of certain business combinations, (v) disposition of certain assets, (vi) acquisition of subordinated debt, (vii) use of proceeds received under the agreement and (viii) transactions with related parties. The Revolving Credit Agreement also requires that SRI maintain a debt service ratio above a predetermined level. The Revolving Credit Agreement is secured by the Company's distribution center located in Jacksonville, Texas, including equipment located therein, and a pledge of SRPC stock. The net book value of the distribution center was approximately $11.0 million at January 28, 1995.

         The increasing rate 3 Bealls Holding, Inc. ("Bealls Holding") subordinated debentures due 2002 (the "Bealls Holding Subordinated Debentures") in aggregate principal amount of approximately $15.0 million bear interest at 10% through 1994, 11% in 1995 and 12% thereafter until maturity. Interest is payable semiannually on June 30 and December 31. Original issue discount of $7.3 million is being charged to interest expense over the term to maturity using the effective interest method. The combination of coupon interest payments and original issue discount results in an effective interest rate of 20.9%. The Bealls Holding Subordinated Debentures may be prepaid, at the Company's option, at their face value. The Company is required to redeem the Bealls Holding Subordinated Debentures beginning no later than December 31, 1997, in no more than six equal annual installments. The Bealls Holding Subordinated Debentures are subordinated to all debt except the ARI Senior Discount Debentures. Due to the merger of Bealls Holding into SRI in 1993, SRI is the primary obligor under these debentures.

         In connection with the acquisition of Fashion Bar, FB Holdings issued approximately $3.6 million aggregate principal amount of 7% FB Holdings subordinated notes due 2000 ("FB Holdings Subordinated Notes") to former stockholders of Fashion Bar. The FB Holdings Subordinated Notes were recorded at their estimated fair value at issuance date of $3.1 million. The difference between the estimated fair value and principal amount of $0.5 million is being charged to interest expense over the term to maturity using the effective interest method. The FB Holdings Subordinated Notes are due in two equal installments on June 30, 1999 and 2000. SRI is required to prepay certain principal amounts of the FB Holdings Subordinated Notes in certain circumstances. The FB Holdings Subordinated Notes may be prepaid at any time in whole or in part at SRI's option. The FB Holdings Subordinated Notes bear interest at 7% per annum, payable quarterly. The combination of coupon interest payments and original issue discount results in an effective interest rate of 9.0%. Prior to and including June 1995, SRI may at its option, pay interest in the form of additional FB Holdings Subordinated Notes in a principal amount equal to the amount otherwise payable in cash. The principal amount of FB Holdings Subordinated Notes at January 28, 1995 was $4.2 million. The FB Holdings Subordinated Notes are subordinated to all debt except the ARI Senior Discount Debentures. Due to the merger of FB Holdings into SRI in 1993, SRI is the primary obligor under these debentures.

         In connection with the acquisition of Bealls, Bealls Holding issued the 7% Bealls Holding junior subordinated debentures due 2003 ("Bealls Holding Junior Subordinated Debentures") at a face value of approximately $12.5 million, net of discount of approximately $8.4 million. Such discount is being charged to interest expense over the term to maturity using the effective interest method. The Bealls Holding Junior Subordinated Debentures are limited to an aggregate principal amount of approximately $18.3 million. Interest is payable semiannually on June 30 and December 31. The combination of coupon interest payments and original issue discount results in an effective interest rate of 39.4%. The principal amount of Bealls Holding Junior Subordinated Debentures outstanding at January 28, 1995 was $14.3 million. The Bealls Holding Junior Subordinated Debentures are subordinated to all debt except the ARI Senior Discount Debentures. Due to the merger of Bealls Holding into SRI in 1993, SRI is the primary obligor under these debentures.

         The Port Arthur industrial development revenue bond (the "Port Arthur IDRB") bears interest at 75% of the prime rate payable monthly. The interest rate applied to the Port Arthur IDRB at January 28, 1995 was 6.6%. The Port Arthur IDRB is collateralized by a building with a net book value of approximately $1.0 million. Under a separate agreement, the Company is required to make scheduled annual sinking fund payments ranging from $0.1 million to $0.2 million.

         Aggregate maturities of long-term debt for the next five years are:
1995 - $0.3 million; 1996 - $0.3 million; 1997 - $2.7 million; 1998 - $2.7 million and 1999 - $22.2 million.

         Management estimates the fair value of its long-term debt to be $279.4 million and $246.0 million at January 29, 1994 and January 28, 1995, respectively. In developing its estimates, management considered: quoted market prices for each instrument, if available; current market interest rates in relation to the coupon interest rates of each instrument; the relative subordination of each instrument and relative liquidity of the instrument as indicated by the presence or lack of an active market.

         Concurrently with its formation, ARI issued $149.1 million aggregate principal amount of its 12 3/4% senior discount debentures due 2005 ( the "ARI Senior Discount Debentures"), net of a $69.1 million discount. The discount accretes though August 15, 1998 after which cash interest is payable at 12 3/4% semi-annually through maturity. The ARI Senior Discount Debentures are secured by a first priority lien and security interest in all of the issued and outstanding stock and intercompany debt, if any, of the Company. However, since the operations of ARI are conducted through the Company, ARI is dependent on the cash flow of the Company to meet its obligations under the ARI Senior Discount Debentures. As a result, the ARI Senior Discount Debentures are effectively subordinated to all debt and all obligations of the Company, which would include trade accounts payable.

NOTE 9 - MANDATORILY REDEEMABLE PREFERRED STOCK:

         On August 2, 1993, the Company, in connection with the Refinancing (see
Note 3), redeemed all of the outstanding shares of its 15% cumulative senior redeemable preferred stock and 14% cumulative junior redeemable preferred stock (8,080 and 2,000 shares, respectively) at the aggregate of their liquidation value plus accrued and unpaid dividends amounting to $16.0 million and $3.8 million, respectively.

NOTE 10 - STOCK OPTION PLAN:

         During 1993, the Company adopted the Third Amended and Restated Stock Option Plan (the "Stock Option Plan") which was designed to provide incentives to present and future key employees and advisors to the Company (the "Participants") as selected by the compensation committee of the Board of Directors (the "Board"). Options to purchase shares of the Company's common stock may be granted to any Participant at any time, at such price and on such terms as established by the Board. Options granted under the Stock Option Plan may be either non-qualified or incentive stock options ("ISOs") within the meaning of Section 422A of the Internal Revenue Code or in a form consistent with the Stock Option Plan as the Board may determine.

         The number of shares of common stock which may be granted under the Stock Option Plan shall not exceed 2,000,000 shares. All Options issued as ISOs under the Stock Option Plan are required to (i) have an exercise price not less than 100% of the fair value of the common stock at the date of grant, (ii) not be exercisable more than 10 years after grant date, (iii) be nontransferable and
(iv) be exercisable only during the holder's employment by the Company or a period not exceeding three months following termination thereof. Options which are not ISOs may provide that the holder receive cash equal to the excess of the fair market value per share of common stock at the exercise date over the exercise price per share, in lieu of issuance of common stock upon exercise of the option. Upon termination of the Participant's employment with the Company, the Company may, at its option, repurchase any vested common stock obtained under the Stock Option Plan at the fair market value of the common stock. Any unvested common stock obtained under the Stock Option Plan may be repurchased at the Company's option, at the original issuance cost of the common stock. The Stock Option Plan also provides that the Company may sell to any Participant shares of common stock or preferred stock consistent with the Plan and at the discretion of the Board.

         The Company records compensation expense for the difference between the exercise price of options granted and the fair market value of the underlying stock as of the date of the grant. Such compensation expense is recognized over the vesting period of the related options.

         During 1993, all of SRI's options with an exercise price of $0.10 were exercised. Additionally, the Board granted active Participants who exercised such options one ARI option with an exercise price of $2.15 for every ten SRI options exercised. All of SRI's options with an exercise price of $5.00 remained outstanding and were exchanged for ARI options with an exercise price of $0.10 and the right to receive a distribution of $0.95 per option which will be paid as the options vest. This distribution is being recognized as compensation expense over the vesting period.

         All options exercised during 1992 and 1993 were at an exercise price of $0.10 per share. Prices of options outstanding at the end of 1992 were $0.10 or $5.00.

         A summary of the activity in the Stock Option Plan follows:

                                                                                         FISCAL YEAR
                                                                          ------------------------------------------
                                                                             1992           1993            1994
                                                                          -----------    -----------     -----------
          Options outstanding at beginning of year...................        931,775        863,625              --
               Granted...............................................        122,200        363,100              --
               Surrendered...........................................         (9,400)       (10,400)             --
               Exercised.............................................       (180,950)      (736,725)             --
               Exchanged.............................................             --       (479,600)             --
                                                                          -----------    -----------     -----------
          Options outstanding and exercisable at end of year.........        863,625             --              --
                                                                          ===========    ===========     ===========
          Options vested at end of year                                      556,480             --              --
                                                                          ===========    ===========     ===========

NOTE 11 - OPERATING LEASES:

         The Company leases stores, service center facilities, the corporate headquarters and equipment under operating leases. A number of store leases provide for escalating minimum rent. Rental expense is recognized on a straight-line basis over the life of such leases. The majority of the Company's store leases provide for contingent rentals, generally based upon a percentage of gross sales. The Company has renewal options for most of its store leases; such leases generally require that the Company pay for utilities, taxes and maintenance expense. A summary of rental expense associated with operating leases follows (in thousands):

                                                                                        FISCAL YEAR
                                                                       --------------------------------------------
                                                                            1992           1993           1994
                                                                       -------------  -------------  --------------

          Minimum rentals............................................  $      21,560  $      22,319  $       22,979
          Contingent rentals.........................................          2,445          2,818           2,874
          Equipment rentals..........................................          1,133          1,273             784
                                                                       -------------  -------------  --------------
                                                                       $      25,138  $      26,410  $       26,637
                                                                       =============  =============  ==============

         Minimum rental commitments on long-term operating leases at January 28, 1995, net of sub-leases, are as follows (in thousands):

          Fiscal Year:
                1995................................................................  $      26,388
                1996................................................................         25,610
                1997................................................................         24,010
                1998................................................................         22,637
                1999................................................................         20,539
               Thereafter...........................................................        105,903
                                                                                      -------------
                                                                                      $     225,087
                                                                                      =============

         The Company's corporate headquarters and six Palais Royal stores are leased from a partnership in which a Company director is a general partner. The lease relating to the corporate headquarters is for a term of fifty years expiring in 2032 and includes an established minimum annual rate adjusted every three years for changes in the Consumer Price Index. Three of the Palais Royal store leases are for terms of twenty years expiring between 1999 and 2000. The remaining three store leases are for terms of twenty-five years expiring between 2005 and 2010. All of the store leases provide options to extend the term of the lease and for contingent rentals based on a percentage of gross sales. The Company recognized rental expense of approximately $2.0 million in each of 1992, 1993 and 1994 for all such leases. Future minimum lease payments total $45.8 million, $9.4 million of which is payable over the next five fiscal years for all such leases. The Company believes that the terms of all such leases are comparable to leases with unaffiliated third parties covering similar properties.

NOTE 12 - EMPLOYEE BENEFIT PLANS:

         Pension benefits for employees are provided under the SRI Retirement Plan (the "Plan"), a qualified benefit plan. Benefits are administered through a Trust arrangement which provides monthly payments or lump sum distributions. The Plan covers substantially all employees who have completed one year of service with one thousand hours of service. Benefits under the plan are based upon a percentage of the participant's earnings during each year of credited service.

         The following sets forth the funded status of the Plan and the amounts recognized in the consolidated financial statements (in thousands):

                                                                         JANUARY 29, 1994        JANUARY 28, 1995
                                                                        -----------------       -----------------
          Actuarial present value of benefits:
              Vested benefit obligations..............................  $       (20,190)        $       (18,590)
                                                                        ===============         ===============
              Accumulated benefit obligations.........................  $       (21,250)        $       (19,630)
                                                                        ===============         ===============

          Projected benefit obligations...............................  $       (26,730)        $       (24,530)
          Market  value of Plan  assets,  primarily  fixed  income and
              equity securities.......................................           18,950                  16,320
                                                                        ---------------         ---------------
          Pension obligations in excess of assets.....................           (7,780)                 (8,210)
          Unrecognized prior service cost (income)....................              218                     (34)
          Unrecognized net loss.......................................            6,389                   6,078
          Adjustment required to recognize minimum liability..........           (1,127)                 (1,144)
                                                                        ---------------         ---------------
          Accrued pension cost........................................  $        (2,300)        $        (3,310)
                                                                        ===============         ===============

          Assumptions utilized in determining projected obligations
          and funding amounts:
          Discount rate...............................................             7.5%                   8.75%
          Rate of increase in compensation levels.....................             4.0%                    4.0%
          Expected long-term rate of return on Plan assets............             9.0%                    9.0%

         The Company's funding policy for the Plan is to contribute the minimum amount required by applicable regulations. During 1993 and 1994, in accordance with Statement of Financial Accounting Standards No. 87, the Company recorded a $1.1 million and $0.2 million adjustment to recognize the excess of the accumulated benefit obligation over the market value of the Plan assets, respectively. Accordingly, the Company recorded a charge to retained earnings of $0.6 million and $0.1 million, net of applicable tax and unrecognized prior service cost, for 1993 and 1994, respectively.

         The components of pension cost for the Plan were as follows (in thousands):

                                                                                         FISCAL YEAR
                                                                       --------------------------------------------
                                                                             1992           1993            1994
                                                                       -------------  -------------  --------------
          Service cost...............................................  $         681  $         743  $          887
          Interest cost..............................................          1,746          1,861           1,995
          Actual loss (return) on Plan assets........................         (1,449)        (1,955)            940
          Net amortization and deferral..............................           (203)           409          (2,174)
                                                                       -------------  -------------  --------------
                                                                       $         775  $       1,058  $        1,648
                                                                       =============  =============  ==============

         Prior to its acquisition, 3 Beall Brothers 3, Inc. sponsored an unfunded, nonqualified Benefit Restoration Plan which provided certain key executives defined pension benefits in excess of limits imposed by federal tax law. In February 1989, this plan was terminated. The recorded liability for this plan was $1.3 million at January 28, 1995.


NOTE 13 - RELATED PARTY TRANSACTIONS:

         The Company had a consulting agreement with a principal shareholder of the Company. Pursuant to the consulting agreement, the Company paid the shareholder $0.6 million and $0.3 million during 1992 and 1993, respectively. In addition, the Company accrued $0.3 million during 1993 for professional services rendered by the shareholder in connection with the Refinancing.

         The Company's corporate headquarters and six Palais Royal stores are leased from a partnership in which a Company officer is a general partner (see
Note 11).

         An affiliate of a principal shareholder of the Company received fees for professional services rendered and expense reimbursements in the amounts of $0.6 million, $1.5 million and $0.6 million for 1992, 1993 and 1994, respectively.

         During 1993, the Company entered into an employment agreement with an officer of the Company. As part of this agreement, the Company agreed to purchase the officer's former residence for subsequent resale for $1.2 million and loaned $0.3 million to him. Such loan is due October 2, 1996 and bears a market rate of interest.

NOTE 14 - INCOME TAXES:

         All Company operations are domestic. Income tax expense charged to continuing operations consisted of the following (in thousands):

                                                                                         FISCAL YEAR
                                                                       --------------------------------------------
                                                                             1992           1993            1994
                                                                       -------------  -------------  --------------
          Federal income tax expense (benefit):
               Current...............................................  $       4,839  $       9,989  $        7,297
               Deferred..............................................          1,857           (601)             85
                                                                       -------------  -------------  --------------
                                                                               6,696          9,388           7,382
                                                                       -------------  -------------  --------------
          State income tax expense (benefit):
               Current...............................................            877          1,250             771
               Deferred..............................................            767         (1,308)            186
                                                                       -------------  -------------  --------------
                                                                               1,644            (58)            957
                                                                       -------------  -------------  --------------

                                                                       $       8,340  $       9,330  $        8,339
                                                                       =============  =============  ==============

         A reconciliation between the federal income tax expense charged to continuing operations computed at statutory tax rates and the actual income tax expense recorded follows (in thousands):

                                                                                         FISCAL YEAR
                                                                       --------------------------------------------
                                                                             1992           1993            1994
                                                                          -----------    -----------     ----------
          Federal income tax expense at the statutory rate...........  $       6,995  $       9,256  $        8,004
          State income taxes, net....................................          1,085            125             797
          Permanent difference, net..................................            181            (12)           (462)
          Other, net.................................................             79            (39)             --
                                                                       -------------  -------------  --------------
                                                                       $       8,340  $       9,330  $        8,339
                                                                       =============  =============  ==============

         The 1993 income tax benefit relating to the extraordinary item of $8.8 million (see Note 3) is comprised of current federal tax benefit ($7.4 million), deferred federal tax benefit ($1.3 million) and state tax benefit ($0.1 million). The 1994 income tax benefit relating to the extraordinary item associated with the retirement of the SRI Senior Notes (see Note 8) is comprised of $0.2 million current federal tax benefit.

         Deferred tax liabilities (assets) consist of the following (in thousands):

                                                                        JANUARY 29, 1994        JANUARY 28, 1995
                                                                        ----------------        ----------------
          Gross deferred tax liabilities:
               Depreciation and amortization..........................  $         7,333         $         8,303
               Inventory reserves.....................................            2,678                   3,175
               Gain on sale of accounts receivable....................            1,130                     822
               Other..................................................              770                   1,310
                                                                        ---------------         ---------------
                                                                                 11,911                  13,610
                                                                        ---------------         ---------------
          Gross deferred tax assets:
               Allowance for doubtful accounts........................           (3,087)                 (3,174)
               Accrued consolidation costs............................           (2,022)                 (1,968)
               Net operating loss carryforwards.......................             (650)                     --
               Accrued expenses.......................................           (1,449)                 (1,518)
               Prepaid expenses.......................................           (1,405)                     --
               Pensions...............................................           (1,364)                 (1,404)
               Escalating leases......................................             (944)                   (962)
               Charitable contribution carryforward...................             (917)                   (620)
               Accrued payroll costs..................................             (863)                 (1,196)
               Accrued store closure costs............................               --                  (2,085)
               Other..................................................             (237)                   (975)
                                                                        ---------------         ---------------
                                                                                (12,938)                (13,902)
                                                                        ---------------         ---------------
          Deferred tax assets valuation allowance.....................              650                      --
                                                                        ---------------         ---------------
                                                                        $          (377)        $          (292)
                                                                        ===============         ===============

         The utilization of any carryforwards which originated prior to the Company's acquisition of Bealls or Fashion Bar are recorded as an adjustment to goodwill or other intangibles associated with the respective acquisition.

NOTE 15 - SUPPLEMENTAL OPERATING INFORMATION:

         Other non-operating expense consisted of the following (in thousands):

                                                                                      FISCAL YEAR
                                                                       ------------------------------------------
                                                                            1992         1993            1994
                                                                       -------------  -----------    ------------
          Gain on extinguishment of debt.............................  $         136  $     --       $     --
          Cost of proposed financing transactions....................         (1,669)       --             --
          Litigation settlement......................................           (743)       --             --
                                                                       -------------  -----------    ------------
                                                                       $      (2,276) $     --       $     --
                                                                       =============  ===========    ============

NOTE 16 - SUBSIDIARY FINANCIAL INFORMATION:

         Palais Royal guarantees the Senior Notes and the Senior Subordinated Notes. Summarized financial information for Palais Royal and its wholly owned subsidiary, SRPC, follows (amounts stated in thousands and exclude intercompany transactions):

                                                                         JANUARY 29, 1994        JANUARY 28, 1995
                                                                        -----------------       -----------------
          BALANCE SHEET INFORMATION:

          Current assets.............................................   $       156,508         $       200,347
          Noncurrent assets..........................................           106,878                 122,998
          Current liabilities........................................            62,186                  73,273
          Noncurrent liabilities, including SRI debt allocated to
               Palais Royal..........................................           278,556                 265,299

                                                                                        FISCAL YEAR
                                                                       ---------------------------------------------
                                                                            1992           1993            1994
                                                                       -------------  -------------  ---------------
          STATEMENT OF OPERATIONS INFORMATION:

          Net sales..................................................  $     504,401  $     557,422  $      581,463
          Gross margin...............................................        154,265        172,579         182,804
          Operating income...........................................         53,242         58,392          51,172
          Income before income tax...................................         22,374         28,266          23,371
          Net income.................................................         14,227          3,977          14,581

          STATEMENT OF CASH FLOW DATA:

          Cash provided by operating activities .....................  $      26,302  $     151,832  $           45
          Cash used in investing activities..........................        (12,809)        (8,064)        (38,563)
          Cash used in financing activities including SRI debt
               allocated to Palais Royal.............................           (683)       (80,660)        (11,189)

NOTE 17 - COMMITMENTS AND CONTINGENCIES:

         LITIGATION: The Company is subject to claims and litigation arising in the normal course of its business. The Company does not believe that any of these proceedings will have a material adverse effect on its financial position or its results of operations.

         LETTERS OF CREDIT: The Company issues letters of credit to support certain merchandise purchases which are required to be collateralized. The Company had outstanding letters of credit totaling $10.8 million at January 28, 1995, all of which were collateralized by the Revolving Credit Agreement (see Note 8). These letters of credit expire within twelve months of issuance.

         CONCENTRATION OF CREDIT RISK: Financial instruments which potentially subject the Company to concentrations of credit risk are primarily cash, short-term investments and accounts receivable. The Company's cash management and investment policies restrict investments to low risk, highly-liquid securities and the Company performs periodic evaluations of the relative credit standing of the financial institutions with which it deals. The credit risk associated with the Company's accounts receivable is limited by the large number of customers in the Company's customer base. Substantially all of the Company's customers reside in the Southwest and Rocky Mountain States, principally Texas and Colorado.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company is incorporated under the laws of the State of Delaware.
Section 145 of the General Corporation Law of the State of Delaware, INTER ALIA, ("Section 145") provides that a Delaware corporation may indemnify any persons who were, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

     The Company's Certificate of Incorporation provides for the indemnification of directors and officers of the Company to the fullest extent permitted by the General Corporation Law of the State of Delaware, as it currently exists or may hereafter be amended.

     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

                                      II-1

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The following documents are the exhibits to this Registration Statement on Form S-4. The page number, if any, listed opposite each exhibit indicates the page number in the sequential numbers system in the manually signed original of this Registration Statement on Form S-4 where such exhibit can be found.

(a)  EXHIBIT                                                    SEQUENTIAL PAGE
      NUMBER                      EXHIBIT                            NUMBER
     -------                      -------                       ----------------
     *3.1       Certificate of Incorporation of Specialty
                Retailers, Inc. (Incorporated by Reference to
                Exhibit 3.1 of Registration No. 33-54504 of Form
                S-1).                                                  --

     *3.2       By-Laws of Specialty Retailers, Inc.,
                (Incorporated by Reference to Exhibit 3.2 of
                Registration No. 33-27714 of Form S-1).                --

     *4.1       Indenture by and between Specialty Retailers,
                Inc. and The First National Bank of Boston, as
                Trustee, relating to the 11% Series C and Series
                D Senior Subordinated Notes due 2003 of
                Specialty Retailers, Inc. dated July 27, 1995
                (including form of note).                              --

     *4.2       Indenture among Specialty Retailers, Inc., The
                First National Bank of Boston, as Trustee, and
                Palais Royal, Inc., as Guarantor, relating to
                the 10% Senior Notes due 2000 of Specialty
                Retailers, Inc., (including form of note) dated
                August 2, 1993 (Incorporated by Reference to
                Exhibit 4.1 of Registration No. 33-68256 on Form
                S-4)                                                   --

     *4.3       Indenture among Specialty Retailers, Inc., The
                First National Bank of Boston, as Trustee, and
                Palais Royal, Inc., as Guarantor, relating to
                the 11% Senior Subordinated Notes due 2003 of
                Specialty Retailers, Inc., (including form of
                note) dated August 2, 1993 (Incorporated by
                Reference to Exhibit 4.2 of Registration No.
                33-68256 of Form S-4).                                 --

     *4.4       Indenture between 3 Bealls Holding Corporation
                and Bankers Trust Company, as Trustee, relating
                to 3 Bealls Holding Corporation's 9%
                Subordinated Debentures due 2002 (Incorporated
                by Reference to Exhibit 4.2 of Registration No.
                33-24571 on Form S-4) and First Supplemental
                Indenture dated August 2, 1993 (Incorporated by
                Reference to Exhibit 4.3 of Registration No.
                33-68256 on Form S-4).                                 --

     *4.5       Indenture between 3 Bealls Holding Corporation
                and IBJ Schroder Bank and Trust Company, as
                Trustee, relating to 3 Bealls Holding
                Corporation's 7% Junior Subordinated Debentures
                Due 2002 (Incorporated by Reference to Exhibit
                4.3 of Registration No. 33-24571 of Form S-4)
                and First Supplemental Indenture dated August 2,
                1993 (Incorporated by reference to Exhibit 4.4
                of Registration No. 3368256 on Form S-4).              --

     *4.6       Pooling and Servicing Agreement among SRI
                Receivables Purchase Co., Inc., Specialty
                Retailers, Inc., and Bankers Trust (Delaware)
                (Incorporated by Reference to Exhibit 4.5 of
                Registration No. 33-68256 on Form S-4).                --

     *4.7       Series 1993-1 Supplement among SRI Receivables
                Purchase Co., Inc., Specialty Retailers, Inc.,
                and Bankers Trust (Delaware) (Incorporated by
                Reference to Exhibit 4.7 of Registration No.
                33-68256 on Form S-4).                                 --

                                      II-2

     *4.8       Series 1993-2 Supplement among SRI Receivables
                Purchase Co., Inc., Specialty Retailers, Inc.,
                and Bankers Trust (Delaware) (Incorporated by
                Reference to Exhibit 4.8 of Registration No.
                33-68256 on Form S-4).                                 --

     *4.9       Receivables Purchase Agreement among SRI
                Receivables Purchase Co., Inc., and Originators
                (Incorporated by Reference to Exhibit 4.8 of
                Registration No. 33-68256 on Form S-4).                --

     *4.10      Certificate Purchase Agreement between SRI
                Receivables Purchase Co., Inc. and the
                Purchasers of the Series 1992-1 Offered
                Certificates (Incorporated by Reference to
                Exhibit 4.9 of Registration No. 33-68256 on Form
                S-4).                                                  --

     *4.11      Revolving Certificate Purchase Agreement between
                SRI Receivables Purchase Co., Inc., the Facility
                Agent and the Revolving Purchasers with respect
                to the Class A-R Certificates (Incorporated by
                Reference to Exhibit 4.10 of Registration No.
                33-68256 on Form S-4).                                 --

     *4.12      Revolving Credit Agreement by and among
                Specialty Retailers, Inc., Palais Royal, Inc.,
                and the First National of Boston, as agent for
                itself and other financial institutions
                (Incorporated by Reference to Exhibit A of
                current report on Form 8-K of Specialty
                Retailers, Inc., dated February 9, 1994).              --

     *4.13      First Amendment dated July 14, 1994 to
                Revolving Credit Agreement by and among
                Specialty Retailers, Inc., Palais Royal, Inc.,
                and the First National Bank of Boston, as agent
                of itself and other financial institutions dated
                as of January 28, 1994 (Incorporated by Reference
                to Exhibit 4.12 on Form 10-K of Specialty
                Retailers, Inc., dated January 28, 1995).              --

     *4.14      Second Amendment dated October 31, 1994 to
                Revolving Credit Agreement by and among
                Specialty Retailers, Inc., Palais Royal, Inc.,
                and the First National Bank of Boston, as agent
                of itself and other financial institutions dated
                as of January 28, 1994 (Incorporated by Reference
                to Exhibit 4.13 on Form 10-K of Specialty
                Retailers, Inc., dated January 28, 1995).              --

     *4.15      Third Amendment dated July 5, 1995 to
                Revolving Credit Agreement by and among
                Specialty Retailers, Inc., Palais Royal, Inc.,
                and the First National Bank of Boston, as agent
                of itself and other financial institutions dated
                as of January 28, 1994 (Incorporated by Reference
                to Exhibit 4.14 on Form 10-K of Specialty
                Retailers, Inc., dated January 28, 1995).              --

     *4.16      Fourth Amendment dated March 31, 1995 to
                Revolving Credit Agreement by and among
                Specialty Retailers, Inc., Palais Royal, Inc.,
                and the First National Bank of Boston, as agent
                of itself and other financial institutions dated
                as of January 28, 1994 (Incorporated by Reference
                to Exhibit 4.14 on Form 10-K of Specialty
                Retailers, Inc., dated January 28, 1995).              --

     *4.17      Fifth Amendment dated July 7, 1995 to
                Revolving Credit Agreement by and among
                Specialty Retailers, Inc., Palais Royal, Inc.,
                and the First National Bank of Boston, as agent
                of itself and other financial institutions dated
                as of January 28, 1994.                                --

                                      II-3

     *4.18      Sixth Amendment dated July 27, 1995 to Revolving
                Credit Agreement by and among Specialty Retailers,
                Inc., Palais Royal, Inc. and the First National
                Bank of Boston, as agent of itself and other
                financial institutions dated as of January 28, 1995,    --

     *4.19      Seasonal Revolving Credit Agreement by and among
                Specialty Retailers, Inc., Palais Royal, Inc.,
                and the First National of Boston, as agent for
                itself and other financial institutions dated
                March 31, 1995 (Incorporated by Reference to
                Exhibit 4.16 on Form 10-K of Specialty
                Retailers, Inc., dated January 28, 1995).              --

     *4.20 Second Amendment dated July 7, 1995 to the seasonal Revolving Credit Agreement by and among Specialty
                Retailers, Inc., Palais Royal, Inc., and the First National Bank of Boston, as agent for itself and
                other financial institutions dated March 31, 1995.    --

     *4.21 Second Amendment dated July 27, 1995 to the seasonal Revolving Credit Agreement by and among Specialty
                Retailers, Inc., Palais Royal, Inc., and the First National Bank of Boston, as agent for itself and
                other financial institutions dated March 31, 1995.    --

     *4.22      First Amendment to the Receivables Purchase
                Agreement among SRI Receivables Purchase Co.,
                Inc. and Originators dated as of October 7,
                1994. (Incorporated by Reference to Exhibit 4.1
                on Form 10-Q of Specialty Retailers, Inc., dated
                April 29, 1995).                                       --

     *4.23      First Amendment to the Pooling and Servicing
                Agreement among SRI Receivables Purchase Co.,
                Inc. and Originators dated as of October 7,
                1994. (Incorporated by Reference to Exhibit 4.2
                on Form 10-Q of Specialty Retailers, Inc., dated
                April 29, 1995).                                       --

     *4.24      Second Amendment to the Receivables Purchase
                Agreement among SRI Receivables Purchase Co.,
                Inc. and Originators dated as of January 31,
                1995. (Incorporated by Reference to Exhibit 4.3
                on Form 10-Q of Specialty Retailers, Inc., dated
                April 29, 1995).                                       --

     *4.25      Second Amendment to the Pooling and Servicing
                Agreement among SRI Receivables Purchase Co.,
                Inc. and Originators dated as of January 31,
                1995. (Incorporated by Reference to Exhibit 4.4
                on Form 10-Q of Specialty Retailers, Inc., dated
                April 29, 1995).                                       --

     *4.26      Amended and Restated Pooling and Servicing
                Agreement by and among SRI Receivables Purchase
                Co., Inc., Specialty Retailers, Inc. and Bankers
                Trust (Delaware) dated as of August 11, 1995.          --

     *4.27      Series 1995-1 Supplement by and among SRI
                Receivables Purchase Co., Inc., Specialty
                Retailers, Inc. and Bankers Trust (Delaware) on
                behalf of the Series 1995-1 Certificateholders
                dated as of August 11, 1995.                           --

     *4.28      Amended and Restated Receivables Purchase
                Agreement among SRI Receivables Purchase Co.,
                Inc. and Originators dated as of August 11,
                1995.                                                  --

     *4.29      Certificate Purchase Agreement among SRI
                Receivables Purchase Co., Inc., Specialty
                Retailers, Inc. and the Certificate Purchaser
                dated as of August 11, 1995.                           --

                                      II-4

     *4.30      First Amendment to the Series 1993-2 Supplement
                and Revolving Certificate Purchase Agreement by
                and among Specialty Retailers, Inc., SRI
                Receivables Purchase Co., Inc., Bankers Trust
                (Delaware) as Trustee for the SRI Receivables
                Master Trust, the financial institutions parties
                thereto and National Westminster Bank Plc, New
                York branch dated as of August 11, 1995.               --

    **5.1       Opinion of Kirkland & Ellis.                           --

    *10.1       Purchase Agreement dated July 20, 1995 by and
                among Specialty Retailers, Inc., Donaldson,
                Lufkin & Jenrette Securities Corporation,
                relating to the sale of the Company's 11% Series
                C Senior Subordinated Notes due 2003.                  --

    *10.2       Purchase Agreement dated July 22, 1993 by and
                among Specialty Retailers, Inc., Donaldson,
                Lufkin & Jenrette Securities Corporation, Bear,
                Stearns & Co. Inc., BT Securities Corporation
                and Shearson Lehman Brothers, Inc., relating to
                the sale of The Company's 10% Senior Notes due
                2000 and 11% Senior Subordinated Note due 2003
                (Incorporated by Reference to Exhibit 10.1 of
                Registration No. 33-68256 on Form S-4).                --

    *10.3       Registration Rights Agreement dated July 27,
                1995 by and between Specialty Retailers, Inc.
                and Donaldson, Lufkin & Jenrette Securities
                Corporation, relating to the sale of the
                Company's 11% Series C Senior Subordinated Notes
                due 2003.                                              --

    *10.4       Registration Rights Agreement dated August 2,
                1993 by and among Specialty Retailers, Inc.,
                Donaldson, Lufkin & Jenrette Securities
                Corporation, Bear Stearns & Co. Inc. relating to
                the sale of The Company's 10% Senior Notes due
                2000 (Incorporated by Reference to Exhibit 10.2
                of Registration No. 33-68256 on Form S-4).             --

    *10.5       Registration Rights Agreement dated August 2,
                1993 by and among Specialty Retailers, Inc.,
                Donaldson, Lufkin & Jenrette Securities
                Corporation, Bear, Stearns & Co., Inc. relating
                to the sale of The Company's 11% Senior
                Subordinated Notes due 2003 (Incorporated by
                Reference to Exhibit 10.3 of Registration No.
                33-68256 on Form S-4).                                 --

    *10.6       Senior Management Agreement and Stock Option
                Agreement between Specialty Retailers, Inc.,
                Bain Venture Capital, Citicorp Venture Capital,
                Ltd., and Bernard Fuchs, dated as of May 26,
                1989 (Incorporated by Reference to Exhibit 10.8
                of Registration No. 33-27714 on Form S-1) and
                Amendment to Senior Management Agreement and
                Stock Option Agreement dated February 1, 1993
                (Incorporated by Reference to Exhibit*10.4 of
                Registration No. 33-682256 on Form S-4).               --

                                      II-5

    *10.7       Equity Stock Purchase Agreement by and among
                Specialty Retailers, Inc., Tyler Capital Fund,
                L.P. Tyler Massachusetts, L.P., Tyler
                International, L.P.-I, Tyler International, L.P.
                -II, Bain Venture Capital, Citicorp Capital
                Investors, Ltd., Acadia Partners, L.P., Drexel
                Burnham Lambert Incorporated, and certain other
                Purchasers, dated as of December 28, 1988
                (Incorporated by Reference to Exhibit 10.9 of
                Registration No. 33-27714 on Form S-1) and
                Amendments to Equity Stock Purchase Agreement
                dated September 21, 1992 and August 2, 1993
                (Incorporated by Reference to Exhibit 10.5 of
                Registration No. 33-68256 on From S-4).                --

    *10.8       Registration Agreement by and among Specialty
                Retailers, Inc., Tyler Capital Fund, L.P. Tyler
                Massachusetts, L.P., Tyler International,
                L.P.-I, Tyler International, L.P. -II, Bain
                Venture Capital, Citicorp Capital Investors,
                Ltd., Acadia Partners, L.P., Drexel Burnham
                Lambert Incorporated, and certain other
                Purchasers, dated as of December 29, 1988
                (Incorporated by Reference to Exhibit 10.10 of
                Registration No. 33-27714 on Form S-1) and
                Amendment to Registration Agreement dated August
                2, 1993 (Incorporated by Reference to Exhibit
                10.6 of Registration No. 33-68256 on From S-4).        --

    *10.9       Lease Agreement between PR Investments and
                Palais Royal, Inc., dated as of August 2, 1982
                (Incorporated by Reference to Exhibit 10.11 of
                Registration 33-27714 on Form S-1).                    --

    *10.10      Lease Agreement between PR Investments and
                Palais Royal, Inc., dated as of March 15, 1979,
                (Incorporated by Reference to Exhibit 10.12 of
                Registration 33-27714 on Form S-1).                    --

    *10.11      Lease Agreement between PR Investments and
                Palais Royal, Inc., dated as of November 7,
                1978, as amended (Incorporated by Reference to
                Exhibit 10.13 of Registration 33-27714 on Form
                S-1).                                                  --

    *10.12      Lease Agreement between PR Investments and
                Palais Royal, Inc., dated as of October 4, 1983,
                as amended (Incorporated by Reference to Exhibit
                10.14 of Registration 33-27714 on Form S-1).           --

    *10.13      Lease Agreement between PR Investments and
                Palais Royal, Inc., dated as of December 21,
                1983, as amended (Incorporated by Reference to
                Exhibit 10.15 of Registration 33-27714 on Form
                S-1).                                                  --

    *10.14      Lease Agreement between PR Investments and
                Palais Royal, Inc., dated as of March 21, 1983,
                as amended (Incorporated by Reference to Exhibit
                10.16 of Registration 33-27714 on Form S-1).           --

    *10.15      Lease Agreement between PR Investments and
                Palais Royal, Inc., dated as of November 22,
                1985, as amended (Incorporated by Reference to
                Exhibit 10.17 of Registration 33-27714 on Form
                S-1).                                                  --

    *10.16      Apparel Retailers, Inc., Stock Option Plan
                (Incorporated By Reference to Exhibit 10.13 to
                Registration No. 33-68256 on Form S-4).                --

                                      II-6

    *10.17      Form of Stock Option Agreement between Apparel
                Retailers, Inc., and Executive to be named
                therein (Incorporated by Reference to Exhibit
                10.15 to Registration No. 33-68256 on Form S-4).       --

    *10.18      Form of Management Agreement by and among
                Specialty Retailers, Inc., the Bain Entities,
                Citicorp Venture Capital, Ltd., and Executive to
                be named therein (Incorporated by Reference to
                Exhibit 10.22 of Registration No. 33-32045 on
                Form S-1) and Form of First Amendment
                (Incorporated by Reference to Exhibit 10.16 to
                Registration No. 33-68258 on Form S-1).                --

    *10.19      Professional Services Agreement between
                Specialty Retailers, Inc., and Bain Capital
                Partners (Incorporated by Reference to Exhibit
                10.21 of Registration No. 33-54504 on Form S-1).       --

    *10.20      Employment Agreement between Specialty
                Retailers, Inc. and Carl E. Tooker dated June 9,
                1993 (Incorporated by Reference to Exhibit 10.18
                to Registration No. 33-68256 on Form S-4).             --

    *10.21      Stock Option Agreement between Specialty
                Retailers, Inc., and Carl E. Tooker dated June
                9, 1993 (Incorporated by Reference to Exhibit
                10.19 to Registration No. 33-68256 on Form S-4).       --

    *10.22      Employment Agreement between Mark Shulman and
                Specialty Retailers, Inc., dated as of January
                8, 1994. (Incorporated by Reference to Exhibit
                10.19 to Registration No. 33-68256 on Form S-4).
                (Incorporated by Reference to Exhibit 10.1 on
                Form 10-Q of Specialty Retailers, Inc., dated
                April 29, 1995).                                       --

    *10.23      Stock Option Agreement between Mark Shulman and
                Apparel Retailers, Inc., dated as of January 31,
                1994. (Incorporated by Reference to Exhibit 10.2
                on Form 10-Q of Specialty Retailers, Inc., dated
                April 29, 1995)                                        --

    *10.24      Employment Agreement between James Marcum and
                Specialty Retailers, Inc., dated as of May 15,
                1995. (Incorporated by Reference to Exhibit 10.3
                on Form 10-Q of Specialty Retailers, Inc., dated
                April 29, 1995)                                        --

    *10.25      Employment Agreement between Stephen Lovell and
                Specialty Retailers, Inc., dated as of May 19,
                1995. (Incorporated by Reference to Exhibit 10.4
                on Form 10-Q of Specialty Retailers, Inc., dated
                April 29, 1995)                                        --

    *12.1       Statement Regarding Computation of Ratio of
                Earnings to Fixed Charges.                             --

    *21.1       List of Registrants' Subsidiaries                      --

   **23.1       Consent of Price Waterhouse                            --

    *26.1       Statement of Eligibility and Qualification on
                form T-1 of The First National Bank of Boston
                dated August 8, 1995, relating to the New
                Securities                                             --

    *28.1       Form of Letter of Transmittal of Specialty
                Retailers, Inc.                                        --

                                      II-7

    *28.2       Form of Notice of Guaranteed Delivery                  --

   ------------
   * Previously Filed
  ** Filed Herewith


(b)  FINANCIAL STATEMENT SCHEDULES.
          See index to Financial Statement Schedules at page S-1.

ITEM 22.  UNDERTAKINGS.

   (A) The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

          (ii) to reflect in the prospectus any facts of events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

       (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the Exchange Offer.

   (B) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (C) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes

                                      II-8

information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (D) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                      II-9

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 7, 1995.

                         SPECIALTY RETAILERS, INC.

                         By: /s/ JERRY C. IVIE
                         Name: Jerry C. Ivie
                         Title: Senior Vice President, Secretary and Treasurer

                                POWER OF ATTORNEY

     The undersigned hereby severally constitute and appoint Jerry C. Ivie attorney-in-fact for the undersigned in any and all capacities, with the power of substitution, to sign any amendment to this Registration Statement, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:

      SIGNATURE                    CAPACITY                         DATE
      ---------                    --------                         ----
         *
     Bernard Fuchs      Chairman                               September 7, 1995

         *
     Carl Tooker        President, Chief Executive Officer
                        and Director                           September 7, 1995

         *
     Jim Marcum         Executive Vice President, Chief
                        Financial Officer                      September 7, 1995

         *
  Joshua Bekenstein     Vice Chairman                          September 7, 1995

         *
      Jerry Ivie        Senior Vice President, Secretary
                        and Treasurer                          September 7, 1995

         *
    Lasker Meyer        Director                               September 7, 1995

         *
  Peter Mulvihill       Director                               September 7, 1995

         *
    Adam Kirsch         Director                               September 7, 1995

/s/ JERRY C. IVIE
    Jerry C. Ivie       Attorney-in-Fact                       September 7, 1995

                     INDEX TO FINANCIAL STATEMENT SCHEDULES

                                                                         PAGE
                                                                        NUMBER
                                                                        ------
Schedule VIII Valuation Accounts . ................................       S-2

         All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or the notes thereto.

                           SPECIALTY RETAILERS, INC.
             (A wholly-owned susidiary of Apparel Retailers, Inc.)
                               VALUATION ACCOUNTS
                                 (in thousands)

                                                                                  ADDITIONS
                                                                        ---------------------------
                                                         BALANCE AT        CHARGED         CHARGED                          BALANCE
                                                         BEGINNING        TO COSTS         TO OTHER                          AT END
                                                         OF PERIOD      AND EXPENSES       ACCOUNTS       DEDUCTIONS       OF PERIOD
                                                         ----------     ------------       --------       ----------       ---------
            DESCRIPTION
Allowance for Doubtful Accounts:

  Fiscal Year:
   1992 .......................................           $6,412           $10,767           $725           $10,049           $7,855
                                                          ======           =======           ====           =======           ======
   1993 .......................................           $7,855           $ 6,590           $ --           $12,501           $1,944
                                                          ======           =======           ====           =======           ======
   1994 .......................................           $1,944           $ 3,176           $486           $ 2,374           $3,232
                                                          ======           =======           ====           =======           ======

Reserve for Shrinkage:

  Fiscal Year:
   1992 .......................................           $  128           $ 4,763           $ --           $ 4,731           $  160
                                                          ======           =======           ====           =======           ======
   1993 .......................................           $  160           $ 4,042           $ --           $ 4,004           $  198
                                                          ======           =======           ====           =======           ======
   1994 .......................................           $  198           $ 4,459           $ --           $ 4,459           $  198
                                                          ======           =======           ====           =======           ======

(1) This represents the initial allowance for doubtful accounts associated with the accounts receivable acquired in connection with the Company's purchase of Fashion Bar, Inc.

(2) Includes $6.1 million which has been reclassified to accrued liabilities as a result of the implementation of the Accounts Receivable Program.

(3) This represents the initial allowance for doubtful accounts associated with the accounts receivable acquired from Beall-Ladymon.

                                      S-2